Exhibit 2.4

ASSET PURCHASE AGREEMENT
dated as of
June 29, 2026
among

CONDUENT BUSINESS SERVICES, LLC,
CONDUENT STATE & LOCAL SOLUTIONS, INC.
CONDUENT PUBLIC SECTOR UK LIMITED,
QUARTERHILL INC.,
and
RED FOX I.D. LIMITED

Exhibit 2.4
TABLE OF CONTENTS
Section 1.01    Definitions    2
Section 1.02    Cross References    19
Section 1.03    Other Definitional and Interpretative Provisions    21
ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS
Section 2.01    Purchased Assets.    22
Section 2.02    Excluded Assets    24
Section 2.03    Assumed Liabilities    25
Section 2.04    Non-Assignable Assets or Assumed Liabilities    25
Section 2.05    Closing Consideration; Payment Schedule    25
Section 2.06    International Allocation.    26
Section 2.07    Allocation of Closing Consideration    26
Section 2.08    Closing; Effective Time    27
Section 2.09    Indebtedness; Transaction Expenses    27
Section 2.10    Purchase Price Adjustment    27
Section 2.11    No Fractional Shares    30
Section 2.12    Tax Withholding    30

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 3.01    Existence and Power of Group Companies    30
Section 3.02    Authorization    31
Section 3.03    Governmental Authorization    31
Section 3.04    Noncontravention    31
Section 3.05    Financial Statements    32
Section 3.06    Absence of Certain Changes    32
Section 3.07    No Undisclosed Liabilities    32
Section 3.08    Material Contracts    33
Section 3.09    Litigation    34
Section 3.10    Compliance with Laws    35
Section 3.11    Real Property    38
Section 3.12    Intellectual Property; Information Privacy and Security    39
Section 3.13    Title to and Sufficiency of Assets    48
Section 3.14    Government Contracts    49
Section 3.15    Business Worker Benefit Plans    50
Section 3.16    Employees    52
Section 3.17    Environmental Compliance    55
Section 3.18    Taxes    55
Section 3.19    Finders’ Fees    57

Exhibit 2.4
Section 3.20    Insurance    57
Section 3.21    Affiliate Transactions    57
Section 3.22    Company Products    57
Section 3.23    Insolvency    58
Section 3.24    Customers and Vendors    58
Section 3.25    No Other Representations and Warranties    58
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR GROUP
Section 4.01    Existence and Power    59
Section 4.02    Authorization    59
Section 4.03    Government Authorization    59
Section 4.04    Noncontravention    60
Section 4.05    Financing.    60
Section 4.06    Share Issuance.    60
Section 4.07    Litigation    62
Section 4.08    Solvency    62
Section 4.09    Finders’ Fees    62
Section 4.10    No Other Representations and Warranties; No Reliance.    63
ARTICLE V
COVENANTS
Section 5.01    Conduct of the Business    64
Section 5.02    Pre-Closing Access.    67
Section 5.03    Regulatory Filings.    68
Section 5.04    Shared Contracts.    70
Section 5.05    Consents Generally    71
Section 5.06    Wrong Pockets    72
Section 5.07    Business Guarantees    72
Section 5.08    Use of Retained Marks    75
Section 5.09    Representation and Warranty Insurance    75
Section 5.10    Insurance.    75
Section 5.11    Retention of Books and Records and Post-Closing Access    76
Section 5.12    Confidentiality.    77
Section 5.13    Public Announcements    78
Section 5.14    Non-Solicitation; Non-Competition.    79
Section 5.15    Further Assurances    81
Section 5.16    Contact with Employees, Customers and Suppliers    81
Section 5.17    Financing    81
Section 5.18    Reserved    83
Section 5.19    Agreements Relating to Transfer of Purchased Assets    83
Section 5.20    Exclusivity    84
Section 5.21    UK Business Transfer Agreement    84
Section 5.22    Transition of the Business.    84
Section 5.23    Reserved.    85

Exhibit 2.4
Section 5.24    Public Company Filings    85
Section 5.25    Lock-up; Registration Rights    86
Section 5.26    Reserved.    86
Section 5.27    Notification of Certain Matters    86
Section 5.28    Release and Termination of Security Interests    86
Section 5.29    Reserved.    86
Section 5.30    Notification.    86
Section 5.31    Reserved.    87
Section 5.32    Certain Scheduled Matters..    87
Section 5.33    Intellectual Property License..    87
Section 5.34    Joint Defense Agreement.    87
Section 5.35    Disclosure Schedules..    87
ARTICLE VI
TAX MATTERS
Section 6.01    Tax Returns; Allocation of Taxes    87
Section 6.02    Cooperation on Tax Matters.    88
ARTICLE VII
EMPLOYEE MATTERS
Section 7.01    Offers of Employment.    89
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01    Conditions to the Obligations of Acquiror Group and Seller    92
Section 8.02    Conditions to the Obligations of Acquiror Group    93
Section 8.03    Conditions to the Obligations of the Sellers    94
Section 8.04    Reserved.    95
Section 8.05    Frustration of Conditions    95
ARTICLE IX
TERMINATION
Section 9.01    Termination    95
Section 9.02    Notice of Termination; Effect of Termination and Abandonment.    96
ARTICLE X
INDEMNIFICATION
Section 10.01    Indemnification by Seller and Acquiror Group.    98
Section 10.02    Indemnification Claims.    99
Section 10.03    Resolutions of Conflicts    99
Section 10.04    Third-Party Claims    99
Section 10.05    Tax Effect of Indemnification Payments    100
Section 10.06    Exclusive Remedy    100

Exhibit 2.4
Section 10.07    Additional Limitations    101
ARTICLE XI
MISCELLANEOUS
Section 11.01    Notices    101
Section 11.02    Waiver    102
Section 11.03    Expenses    102
Section 11.04    Assignment    102
Section 11.05    Governing Law    103
Section 11.06    Jurisdiction; Waiver of Jury Trial.    103
Section 11.07    Captions; Counterparts    103
Section 11.08    Rights of Third Parties    104
Section 11.09    Entire Agreement    104
Section 11.10    Amendments    104
Section 11.11    Severability    104
Section 11.12    Enforcement    104
Section 11.13    Non-Recourse    105
Section 11.14    Disclosure Schedules    105
Section 11.15    Currency    105
Section 11.16    Fulfillment of Obligations    106
EXHIBIT A
FORM OF BILL OF SALE    109
EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT    110
EXHIBIT C-1
FORM OF TRADEMARK ASSIGNMENT AGREEMENT    111
EXHIBIT C-2
FORM OF COPYRIGHT ASSIGNMENT AGREEMENT    112
EXHIBIT C-3
FORM OF DOMAIN NAME ASSIGNMENT AGREEMENT    113
EXHIBIT C-4
FORM OF PATENT ASSIGNMENT AGREEMENT    114
EXHIBIT D
FORM OF TRANSITION SERVICES AGREEMENT    115
EXHIBIT E
STOCK RESTRICTION AND REGISTRATION RIGHTS AGREEMENT    116
EXHIBIT F
INTERNATIONAL CARVE-OUTS    117
EXHIBIT G
FORM OF QUITCLAIM DEED    118
EXHIBIT H
ACCOUNTING PRINCIPLES AND
ILLUSTRATIVE CALCULATION OF ESTIMATED PURCHASE PRICE    119

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2026 (the “Effective Date”), is made among Conduent Business Services, LLC, a Delaware limited liability company (“Seller”), Conduent State & Local Solutions, Inc., a New York corporation (“CSLS”), Conduent Public Sector UK Limited, a private limited company formed under the laws of the United Kingdom (“Conduent UK”), Quarterhill Inc., a Canada Business Corporations Act corporation (“Acquiror 1”), and Red Fox I.D. Limited, a private limited company formed under the laws of the United Kingdom (“Acquiror 2”). Acquiror 1 and Acquiror 2 are hereinafter each individually referred to as an “Acquiror” and jointly referred to as the “Acquirors” or the “Acquiror Group.” Seller, CSLS, and Conduent UK are hereinafter each individually referred to as a “Company” and jointly referred to as the “Sellers.” Sellers and Acquirors, where applicable, are each referred to herein as a “Party” and collectively as the “Parties”.
W I T N E S S E T H:
WHEREAS, the Sellers are engaged in the business of providing tolling solutions (i) to capture and process tolls, collect toll payments and enable payment of toll transactions, (ii) to detect, identify, classify and report vehicles on roadways, (iii) for transaction creation, toll payment verification, and back-office processing through integrated tolling-specific customer relationship management, and (iv) for real-time payments for tolls by plate and disbursements to consumers, in each case, for the purpose of collecting tolls on behalf of government tolling agencies in the United States and United Kingdom (collectively, the “Business”); and
WHEREAS, the Sellers desire to sell, convey transfer, deliver and assign to Acquirors, and Acquirors desire to purchase and assume from the Sellers (i) all assets of the Sellers primarily used to operate the Business (other than the Excluded Assets) and (ii) all liabilities in connection with, related to and resulting from the operation of the Business prior to, on and after the Closing (other than the Retained Liabilities), and in furtherance thereof, at the Closing, the Sellers will sell, convey, transfer, deliver and assign, to Acquirors, directly and through certain of their Affiliates, and Acquirors will purchase and assume from the Sellers, directly and through certain Affiliates, (i) all such assets of the Business and (ii) all such liabilities of the Business, free and clear of all Liens (except for any Permitted Liens), all on the terms and conditions hereinafter set forth (the “Acquisition”);
WHEREAS, the Sellers and Acquirors desire to make certain representations and warranties and other agreements in connection with the Acquisition; and
WHEREAS, prior to delivery of this Agreement, and as a condition and inducement for Acquirors’ willingness to have entered into this Agreement, each of Seller, CSLS and Conduent UK has delivered to Acquirors written consent of their respective governing bodies adopting and approving the Acquisition, this Agreement and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Exhibit 2.4
Article I
Definitions
Section 1.01Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” means the accounting principles, practices, principles, policies, procedures, conventions, classifications, estimation techniques, judgments and methodologies, line items and applicable definitions set forth in Exhibit H, as applicable, in compliance with GAAP and effective as of the Balance Sheet Date except as expressly noted in Exhibit H.
“Action” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, formal investigation or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority (other than ordinary course office actions and similar ordinary course notices or proceedings in connection with the prosecution of applications for registrations or issuance of Intellectual Property Rights) or any arbitrator or arbitration panel.
“Acquisition Proposal” means any proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions with respect to the Business other than (i) an Enterprise Acquisition or (ii) the transactions contemplated by this Agreement.
“Acquiror Public Filings” means all documents (including all exhibits, financial statements, amendments and supplements thereto and all information incorporated therein by reference) filed or furnished by Acquiror 1 with the applicable Canadian Securities Administrators pursuant to applicable Canadian securities Laws and publicly available on SEDAR+.
“Acquiror Severance Liability” means the liability for Acquiror 1 to provide reimbursement to Seller for the applicable portion of the Reimbursable Termination Liabilities as specified in Section 7.01(n) (less the applicable amount of the Seller Paid Portion of Reimbursable Termination Liabilities).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
“AI Commitments” means the Sellers’ obligations under (a) its applicable AI policies, (b) applicable contractual obligations relating to AI Technologies and AI Development Tools to which any Company is bound, and (c) applicable Law relating to the Sellers’ AI Technologies and AI Development Tools, and (d) other formal written public commitments expressly identified as binding on any Company with regard to the use of AI Technology and AI Development Tools.
“AI Development Tools” means both (a) AI Technology and (b) services that utilize AI Technologies, in each case of (a) and (b), to generate content or output (including text, pictures, sounds, videos, software/code, designs, specifications, and other content) based upon a prompt or other input. The term “AI Development Tools” includes ChatGPT, Co-Pilot and other similar generative AI tools and services, whether publicly or privately available.

Exhibit 2.4
“AI Technologies” means any Technology that uses algorithms, computational models, or statistical methods, including through rule-based, learning-based, or generative approaches, to process data for purposes of classification, predictions, pattern recognition, optimization, generation, or decision-making. AI Technology includes Technology related to (a) machine learning, natural language processing, computer vision, robotics, and expert systems, (b) the collection, preparation, or other processing of input data (including text, images, video, code, and audio) for learning purposes or training purposes, (c) generating output data (including text, images, video, code, and audio) using decision or prediction processes, (d) image recognition systems, voice assistants or voice transformation systems, chatbots, recommendation engines, and fraud detection systems, in each case that primarily rely upon or are principally comprised of any of the foregoing, (e) neural networks and deep learning architectures (including feedforward, recurrent , convolutional, and deep neural networks), rule-based systems, decision trees, statistical learning methods (including linear and logistic regression, support vector machines, random forests, and k-means clustering, Bayesian networks and genetic algorithms), and (f) tools and framework primarily used to develop, deploy, train, or operate any of the foregoing; provided however, AI Technology expressly excludes traditional or legacy technologies that do not exhibit adaptive reasoning or agentic behavior, including without limitation: (i) rules based or deterministic systems; (ii) database driven or static knowledge base chatbots or response tools that retrieve predefined content without model based reasoning; (iii) optical character recognition (OCR), document scanning, indexing, search, classification, or data extraction technologies that perform mechanical or pattern matching functions; (iv) robotic process automation (RPA) or workflow automation tools that execute preconfigured scripts without learning or autonomous decision making; and (v) analytics, reporting, or statistical tools that do not materially adapt behavior based on inference or feedback. Such excluded Technologies shall not be deemed Artificial Technology for any purpose unless expressly designated as such.
“Anti-Corruption Laws” mean (a) the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq, as amended; (b) the United Kingdom Bribery Act; (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction, and (e) other anti-bribery and anti-corruption laws, regulations, or ordinances applicable to the Sellers and their respective operations in connection with the Business from time to time.
“Anti-Money Laundering Laws” mean anti-money laundering-related Laws, regulations, and codes of practice applicable to the Sellers and their operations in connection with the Business from time to time, including, without limitation (a) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (b) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.
“Assets” means properties, rights, goodwill, interests and assets of every kind, real, personal or mixed, tangible and intangible.
“Assignment and Assumption Agreement” means the assignment and assumption agreement in the form attached hereto as Exhibit B.
“Assumed Liabilities” means any and all Liabilities of Seller and its Affiliates to the extent arising from the Business prior to, on and after the Effective Date (including (i) any such Liabilities first discovered after the Closing but that relate to the period prior to the Closing and (ii) Liabilities assumed pursuant to Section 7.01 hereof), except for the Retained Liabilities.
“Bank Guarantee” means any bank guarantee issued on behalf of Sellers or any of its Affiliates.

Exhibit 2.4
“Bill of Sale” means the bill of sale in the form attached hereto as Exhibit A.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Toronto, Ontario and New York, New York are authorized or required by Law to be closed for business.
“Business Guarantees” means all Bank Guarantees, Letters of Credit, Surety Bonds, and other credit support or assurances provided by the Sellers or any of its Affiliates in support of any obligation of the Business, and which are set forth on Section 5.07 of the Disclosure Schedules.
“Business Intellectual Property Rights” means the Business Patents, the Business Trademarks and the Other Business Intellectual Property Rights.
“Business Patents” means the Patents primarily used in the Business.
“Business Records” means all books, data, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials to the extent primarily related to the Business, including (a) all lists, including lists of customers, purchasing histories, distribution, suppliers or personnel, (b) all product, business and marketing plans, (c) operating records (including equipment maintenance files, quality control records and procedures, customer complaints, and research and development files, in each case, to the extent such records are in the possession of the Sellers or their Affiliates) and (d) all books of account, financial and accounting records and Tax-related records and receipts (or portions thereof), in each case, primarily related to the Business.
“Business Trademarks” means the Trademarks primarily used in the conduct of the Business.
“Business Worker Benefit Plans” means each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, gratuity, retirement benefits, provident fund benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Sellers, any ERISA Affiliate, or any other Affiliate of the Sellers, in each case for the benefit of any Business Worker with respect to which the Sellers or any Affiliate thereof has any liability or potential liability, with respect to any Business Worker, but excluding any such plan, program, policy, practice, contract, agreement or other arrangement that is sponsored and maintained by any Governmental Authority.
“Business Workers” means all current employees, directors, advisors, contractors, consultants and other service providers who provide services with respect to the Business and each of whom is a “Business Worker.” For purposes of Article III, unless otherwise stated, references to “Business Workers” shall be deemed to include current and former Business Workers.
“Canadian Securities Administrators” means, collectively, the securities commission or other securities regulatory authority of each province of Canada.
“Cash and Cash Equivalents” of any Person as of any date means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items that would be reflected as cash and cash equivalents on a consolidated balance sheet in accordance with GAAP, and for the avoidance of doubt, includes the Cash Collateral Accounts.

Exhibit 2.4
“Cash Collateral Accounts” means all deposit accounts (or other cash deposits with a counterparty to a Business Guarantee) that are collateral for any Business Guarantee obligations.
“Cash Consideration” means $70,000,000.
“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.
“Change of Control Payment” means any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Sellers and not of Acquirors, or their respective Representatives (whether incurred prior to or on the date of the Agreement or between the date of the Agreement and the Effective Time) that arises, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other transactions contemplated by this Agreement, with respect to any severance benefit, severance or other pay in lieu of notice, end-of-service gratuity, stay or retention payments or bonuses, change of control bonuses, transaction or sale bonuses and similar arrangements or obligations arising with respect to any Business Worker in connection with the Acquisition or any of the transactions contemplated hereby; provided, that “Change of Control Payment” shall not include: (y) any payments or obligations that arise or become payable as a result of actions taken by Acquirors or any of their Affiliates at or following the Closing, or (z) any Acquiror Severance Liability.
“Closing Cash Consideration” means the amount equal to: (a) the Cash Consideration, minus (b) the amount of all unpaid Transaction Expenses as of the Effective Time that Acquiror 1 would be responsible for following Closing, minus (c) all outstanding Indebtedness as of immediately prior to the Effective Time that Acquiror 1 would be responsible for following Closing, plus (d) if Estimated Working Capital as reflected on the Estimated Closing Statement is more than the Upper Collar Amount, the amount by which the Estimated Working Capital exceeds the Upper Collar Amount (the “Estimated Working Capital Surplus”), minus (e) if Estimated Working Capital as reflected on the Estimated Closing Statement is less than the Lower Collar Amount, the amount by which the Lower Collar Amount exceeds the Estimated Working Capital (the “Estimated Working Capital Deficiency”), minus (f) the Deposit.
“Closing Consideration” means the amount equal to: (a) the Closing Cash Consideration, plus (b) the value of the Stock Consideration as of the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Data” means any and all data collected, generated, received, Processed, or otherwise primarily used by any Company in connection with the development, marketing, delivery, provision, operation, or primary use of any Company Product or the operation of the Business as currently conducted and which may include Personal Data (including Personal Data of Representatives of a Company or customers of a Company), including, but not limited to, any and all datasets and sub-datasets primarily used in the Business as currently conducted whether owned, purported to be owned, licensed or otherwise made available for use in the Business as currently conducted.
“Company Data Agreement” means any Contract pursuant to which Company Data is licensed to any Company by a third party, or pursuant to which any Company Data is licensed to any third party by any Company, excluding agreements entered into with customers and vendors in the Ordinary Course of Business.
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

Exhibit 2.4
“Company Licensed Intellectual Property” means any of the following Business Intellectual Property Rights owned by any Person other than a Company that (a) is used by or licensed to any Company, (b) for which a Company has received from such Person a covenant not to sue or assert or other immunity from suit, or (c) such Person has undertaken an obligation to one or more Company to assert any Intellectual Property Rights against one or more Persons prior to asserting such Intellectual Property Rights against a Company or an obligation to exhaust remedies as to particular Intellectual Property Right against one or more Persons prior to seeking remedies against a Company.
“Company Owned Intellectual Property” means the following Business Intellectual Property Rights that are: (a) solely owned by a Company or that is purported by a Company to be solely owned by a Company or (b)  in which a Company has any joint ownership interest or in which a Company purports to have any joint ownership interest.
“Company Product(s)” means each and all services and products manufactured, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out in connection with the Business by or on behalf of a Company, in each case, which is currently being distributed or used, currently under development including any components, elements, parts, integrated circuits, tools, software, firmware, middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof.
“Company Registered Intellectual Property” means all Registered Intellectual Property that is included in the Company Owned Intellectual Property.
“Company Source Code” means the source code of all Company Technology owned or purported to be owned by a Company, together with all extracts, portions and segments thereof.
“Company Technology” means all Company Products, Company Data and all other Technology owned by, or purported to be owned by, or licensed to a Company and primarily used in the Business.
“Competition Laws” means any relevant U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all U.S. and non-U.S. Laws in respect of foreign direct investment or national security, to the extent applicable, and in each case, as amended, and the related rules and regulations, as amended.
“Confidentiality Agreement” means that certain Non-Disclosure Agreement between Seller and Acquiror 1, dated June 13, 2025, as amended by the First Amendment to Non-Disclosure Agreement, dated June 1, 2026.
“Continuing Workers” means all Offered Workers who timely execute and deliver to Acquiror 1 or Acquiror 2, as applicable, an offer letter, an employment agreement, or services agreement (in Acquiror’s sole discretion) and an invention disclosure, confidentiality, and proprietary rights agreement (if provided by Acquirors) or who timely provide confirmation of continuing interest in their employment or engagement, in each case, in accordance with the terms and subject to the conditions of this Agreement.
“Contract” means any contract, agreement, lease, sublease, license or sublicense, whether written or oral. For the avoidance of doubt, amendments, attachments, and addendums under a Contract will not constitute a separate Contract but will be part of the Contract under which it was issued.

Exhibit 2.4
“Copyright Assignment Agreement” means the copyright assignment agreement in the form attached hereto as Exhibit C-2.
“Credit Facility” means that certain Credit Agreement dated October 15, 2021, among Parent, Seller, Conduent State & Local Solutions, Affiliated Computer Services International B.V., the guarantors party thereto from time to time, the joint lead arrangers, joint bookrunners and co-documentation agents party thereto, Bank of America, N.A. as administrative agent, collateral agent, swing line lender and L/C issuer, and Citibank, N.A., as syndication agent, as amended from time to time.
“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.
“Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired or terminated.
“Damages” means any and all losses, damages, penalties, liabilities, fines, Taxes, costs and expenses (including costs of investigation and reasonable attorneys’, experts’ and other professionals’ fees and expenses) incurred or suffered by any Person.
“Data Subject” means an identified or identifiable natural person to whom the Personal Data relates.
“Deposit” means an amount equal to $3,500,000 paid by Acquiror 1 to Seller prior to the date hereof.
“Disclosure Schedules” means the disclosure schedules delivered by Seller to Acquirors concurrently with the execution and delivery of this Agreement.
“Domain Name Assignment Agreement” means the domain name assignment agreement in the form attached hereto as Exhibit C-3.
“Enterprise Acquisition” means a transaction, regardless of form, in which any Person acquires (i) debt securities of Parent or any of its Subsidiaries, (ii) equity securities of Parent or any of its Subsidiaries, in a merger, consolidation, stock purchase, reorganization or other equity transaction, or (iii) all or any portion of the Retained Businesses, whether in an asset purchase, reorganization or other asset transaction regardless of form; provided that for the avoidance of doubt, such transaction shall not include a transaction where a majority of the corpus of such transaction involves the Business, the Purchased Assets or Assumed Liabilities, whether by merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions.
“Environmental Laws” means any applicable foreign, federal, state or local governmental Laws, statutes, ordinances, codes, regulations, rules, policies, Permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment or natural resources, protection of public health and safety, or protection of the health and safety of individuals from exposure to Hazardous Substances in the environment, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Substances, including CERCLA and the RCRA.
“Equity Award” means any award made under the Seller’s 2021 Performance Incentive Plan or similar equity plan, including awards of Restricted Stock Units, Performance Restricted Stock Units and Performance Restricted Cash and similar awards.

Exhibit 2.4
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other Person under common control with the Sellers within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Facility Clearance” has the meaning ascribed in the National Industrial Security Program Operating Manual, DoD 5220.22-M (May 18, 2016) at Chapter 2, Section 1.
“Financial Advisor” means Jefferies LLC.
“Fraud” means any actual and intentional fraud as defined under Delaware common law in the making of the representations and warranties set forth in Article III or Article IV of this Agreement committed by a Party to this Agreement, with intent to deceive another Party to this Agreement and requires (i) a false representation of material fact made in Article III or Article IV by such Party; (ii) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such Party to suffer damage by reason of such reliance under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts (including a claim for fraud) based on negligence or recklessness or any other theory (other than as specifically provided herein).
“Fundamental Representations” means the Sellers’ representations set forth in Section 3.01 (Existence and Power of Group Companies), Section 3.02 (Authorization), Section 3.04(i)(a) and Section 3.04(i)(b) (Noncontravention), Section 3.13(a) (Title to Assets), and Section 3.19 (Finders’ Fees).
“GAAP” means accounting principles generally accepted in the United States of America as in effect on the date of this Agreement, consistently applied.
“Government Bid” means any offer, quotation, bid or proposal to sell or deliver products or services made by Seller or any of its Subsidiaries to any Governmental Authority in connection with the conduct of the Business, which, if or when accepted or awarded, would result in a Government Contract.
“Government Contract” means any Contract between any Company, on the one hand, and any Governmental Authority, on the other hand, provided, that, such Contract is primarily used in the conduct of the Business. For purposes hereof, a task, purchase, delivery, change or work order issued under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it was issued.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau or political subdivision thereof, or any agency or instrumentality, court, tribunal or arbitral body of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

Exhibit 2.4
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award, decision, ruling, injunction, temporary restraining order, or other order of a Governmental Authority of competent jurisdiction.
“Hazardous Substances” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under any Environmental Law as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Substances” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum substance, fraction, distillate or by-product.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, to the extent related to the Business, Purchased Assets or the Assumed Liabilities, without duplication, and to the extent unpaid as of immediately prior to the Closing, the aggregate amount of (i) all obligations of the Sellers or their Affiliates for borrowed money, (ii) except for Business Guarantees, all obligations of the Sellers or their Affiliates evidenced by notes, bonds, debentures or other similar instruments or similar debt securities, (iii) all reimbursement obligations of the Sellers or their Affiliates under letters of credit, bankers’ acceptances or similar instruments to the extent such letters of credit, bankers’ acceptances or similar instruments have been drawn, (iv) all obligations of the Sellers or their Affiliates under capitalized leases to the extent any such lease is accrued as indebtedness in accordance with GAAP, (v) all obligations of the Sellers or their Affiliates arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vi) any indebtedness for the deferred purchase price of property, assets securities, equipment or services with respect to which the Sellers or their Affiliates are liable as obligor or otherwise (including amounts for which the Sellers or their Affiliates are liable with respect to seller notes, purchase price adjustments, “holdback” or similar payments, and earn-out payments) valued at the maximum amount payable thereunder (other than trade payables and accrued liabilities arising in the Ordinary Course of Business), (vii) any obligations or liabilities secured by a Lien (other than Permitted Liens) on the assets of the Business or the Purchased Assets, (viii) subject to Section 7.01(n), obligations of the Sellers or their Affiliates with respect to any accrued but unpaid severance compensation obligations resulting from the termination of any Business Worker prior to the Closing, including the employer’s share of any social security, Medicare, unemployment or payroll Taxes or similar amounts payable in connection with respect to such amounts, (ix) all obligations of the Sellers or their Affiliates for direct and indirect guarantees of another Person in respect of any items set forth in clauses (i) through (viii), (x) all accrued interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (i) through (ix). For the avoidance of doubt, nothing included as a Transaction Expense shall be deemed “Indebtedness”.
“Indenture” means that certain Indenture, dated as of October 15, 2021, among Parent, Seller and Conduent State & Local Solutions, as issuers, the other guarantors listed on Schedule I thereto and U.S. Bank National Association, as trustee.

Exhibit 2.4
“Independent Accounting Firm” means KPMG LLP, or if KPMG LLP is not available, such other national firm of recognized independent accounting, valuation, dispute resolution or consulting firm as may be agreed upon by Acquiror Group and the Sellers.
“International Business Worker Plan” means any Business Worker Benefit Plan that has been adopted or maintained, whether formally or informally, or with respect to which any Company has any liability, for the benefit of any Business Worker who primarily performs or performed services outside the United States of America.
“Intellectual Property Rights” means all of the following and any and all rights associated with the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) rights in domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (collectively, “domain names”), (iv) Copyrights, (v) Trade Secrets, and (vi) other intellectual property rights, including design rights (whether or not appropriate steps have been taken to protect such rights under Law) and Moral Rights, and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.
“International Trade Laws” mean Laws and regulations related to export, reexport, transfer, and import controls, economic or trade sanctions, and embargoes, administered and enforced from time to time by: (a) the United States government, including the International Emergency Economic Powers Act, the Trading with the Enemy Act, and regulations or orders issued thereunder by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), or U.S. Customs and Border Protection (“CBP”); (b) the European Union and its member states; (c) the United Kingdom; and (d) the United Nations.
“knowledge of the Acquiror Group”, “Acquirors’ knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Section 1.01(a) of the Disclosure Schedules; provided, however, that each such individual shall be deemed to have actual “knowledge” of a fact or matter if such individual would reasonably be expected to discover or become aware of that fact or matter in the course of carrying out a due inquiry with respect to those individuals having supervisory responsibility at the Acquirors for such fact or matter.
“knowledge of the Company”, “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth in Section 1.01(b) of the Disclosure Schedules; provided, however, that each such individual shall be deemed to have actual “knowledge” of a fact or matter if such individual would reasonably be expected to discover or become aware of that fact or matter in the course of carrying out a due inquiry with respect to those individuals having supervisory responsibility at a Company for such fact or matter.
“Law” means, collectively, any applicable federal, state, provincial, foreign or local statute, law, ordinance, rule, regulation, code, or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.
“Leased Real Property” means the real property primarily used in connection with the Business and leased or subleased by Seller or any of its Affiliates as tenants or subtenants described in Section 3.11(b) of the Disclosure Schedules.
“Leases” means the leases and subleases pursuant to which the Sellers have a leasehold or subleasehold interest in the Leased Real Property.

Exhibit 2.4
“Letter of Credit” means any letter of credit issued on behalf of Parent or any of its Subsidiaries.
“Liability” means any liability, loss, cost, expense, debt, commitment, damage or obligation of any kind, character or description, and whether known or unknown, disputed or undisputed, choate or inchoate, liquidated or unliquidated, accrued or unaccrued, absolute, contingent or otherwise, and regardless of when asserted or by whom.
“Licensed Data” means any dataset of collection of information owned by a third party and licensed or otherwise made available to a Company pursuant to a Contract granting a Company rights to use such data in the operation of the Business.
“Lien” means any mortgage, deed of trust, lien, encumbrance, pledge, security interest, hypothecation, charge, right of way, covenant, condition, right of first refusal, right of first negotiation, transfer or use restriction, easement, encroachment, servitude, option or conditional sale agreement, equitable interest, preemptive right, community property interest, title retention or title reversion agreement, prior assignment, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise, in each case, in respect of any property, equity interest or other asset, including any restriction on the receipt of any income derived from any such property, equity interest or other asset or on the possession, exercise or transfer of any other attribute of ownership thereof. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any property, equity interest or other asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property, equity interest or other asset.
“Lower Collar Amount” means the Working Capital Target minus the Working Capital Collar.
“Material Adverse Effect” means any event, effect, development, occurrence, fact, condition or change that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the conduct of operations, assets, liabilities, results of operations or condition of the Purchased Assets or the Business, taken as a whole; provided, however, that in no event would any of the following, individually or in the aggregate, be taken into account in determining whether there has been or will be or would reasonably be expected to be (including the effect of any of the following), a “Material Adverse Effect”: (i) any change in applicable Law or accounting regulations or principles (including GAAP) or any enforcement, implementation or interpretation thereof; (ii) general economic, political, social, regulatory, industry or business conditions or changes therein (including commencement, continuation, escalation or worsening of war (whether or not declared), armed hostilities, military activity, civil disobedience, sabotage, terrorism, cyberterrorism or national or international calamity); (iii) credit, financial and capital markets conditions, including (1) any disruption thereof, (2) any decline in the price of any security or market index or (3) any change in interest rates and currency exchange rates; (iv) seasonal fluctuations; (v) any change in regulatory or political conditions generally affecting the Purchased Assets and the industries in which the Business operates; (vi) the entry into or announcement of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement or any other Transaction Document, including any change (or threatened change) in customer, supplier, governmental, landlord, employee or similar relationships therefrom or with respect thereto; (vii)  compliance with the terms of this Agreement or any other Transaction Document or the taking of any action (or the omission of any action) that is required by this Agreement or any other Transaction Document or that is taken (or omitted to be taken) with the specific written consent of Acquiror 1; (viii) any act of God, weather condition (including, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, and wildfires), natural or man-made disaster, epidemic, pandemic, disease outbreak or other public health emergencies or Laws or directives issued by a Governmental Authority in connection thereof; (ix) any failure of the Business to meet any projections,

Exhibit 2.4
business plans, estimates, budgets, or financial or operational forecasts (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (x) the existence, issuance or enforcement of any executive orders by the President of the United States relating to trade regulation (including those generally imposing “most favored nation” pricing requirements or other pricing restrictions), tariffs, trade policies, trade restrictions or trade wars, or (xi) any action taken (or omitted to be taken) with respect to any matter to which any Acquiror has specifically consented or hereafter specifically consents in writing; provided, further, however, that any event, effect, development, occurrence, fact, condition or change referred to in clauses (i) through (iii) and (v) and (viii) and (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, effect, development, occurrence, fact, condition or change has had a disproportionate effect on the Business compared to other similarly situated participants in the same industries or locations, as applicable, in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).
“Material Government Customer” means the ten (10) largest customers of the Business in gross revenue in the twelve (12) months ended December 31, 2025, and the four (4) month period ended April 30, 2026.
“Material Supplier” means the ten (10) largest suppliers used primarily in the Business based on aggregate spend on goods or services for the Business in the twelve (12) months ended December 31, 2025, and the four (4) month period ended April 30, 2026.
“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”
“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators.
“Open License Terms” means terms applicable to a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license to any Person under Intellectual Property (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) imposes restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property through any means; or (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgment and/or copyright notice regarding the origin of the Work or Related Software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), (xii) the Microsoft Limited Public License or (xiii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site opensource.org.

Exhibit 2.4
“Ordinary Course of Business” means, with respect to any Person, the conduct by such Person in accordance with such Person’s normal day-to-day customs, practices and procedures, consistent with past practice.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
“Other Business Intellectual Property Rights” means all Intellectual Property Rights (other than Patents and Trademarks) primarily used in the conduct of the Business.
“Owned Real Property” means the real property, together with all owned buildings located thereon, primarily used in the operation of the Business and owned by the Seller or its Affiliates and described in Section 3.11(a) of the Disclosure Schedules.
“Parent” means Conduent Incorporated, a New York corporation.
“Patent Assignment Agreement” means the patent assignment agreement in the form attached hereto as Exhibit C-4.
“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights filed with any Registration Office), including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, re-examinations, renewals, revivals, reissues, and extensions thereof.
“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, grant, franchise, agreement, waiver or other authorization of any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens that in each case are (a) immaterial and (b) incurred in the Ordinary Course of Business for sums not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that are not materially violated by the operation of the Business, (iv) Liens of public record, (v) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that are not materially violated by the Business’s current use or occupancy of such Leased Real Property or the operation of the Business and that would not reasonably be expected to materially impair the current use or occupancy of the Leased Real Property subject thereto, (vi) with respect to any Leased Real Property, (1) the interests and rights of the respective lessors with respect thereto and (2) any Lien permitted under the applicable Lease and any ancillary documents thereto, (vii) with respect to any Leased Real Property, covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens that are disclosed in an accurate survey covering the Leased Real Property that has been made available to Acquirors, or that are otherwise disclosed in any real property files that have been made available to Acquirors, (viii) Liens created by

Exhibit 2.4
Acquirors or their successors and assigns, (ix) Liens disclosed in the Financial Statements or listed in Section 1.01(c) of the Disclosure Schedules, (x) non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business, (xi) Liens securing Indebtedness outstanding under the Credit Facility and Indenture (to the extent such Liens relating to the Purchased Assets are released as of the Closing or are required to be released upon consummation of the transactions contemplated hereby under the terms thereof), (xii) statutory or contractual Liens of lessors or Liens on lessors’ or prior lessors’ interests, and (xiii) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair the continued use and operation of the asset to which they relate in the conduct of the Business as conducted as of the date of this Agreement and as of the Closing.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, Social Security number or Social Insurance Number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers (including without limitation video or photographic images, fingerprints, and voice biometric data relating to individuals), health-related information or data, or any other piece of information that allows the direct or indirect location of, identification of, or contact with a natural person, which may include behavioral data; (b) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” “personal information”, or any equivalent or similar term under any Law, including without limitation applicable Privacy Laws, any Privacy Commitments, or Privacy Policies; and (c) any and all data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could be reasonably linked, directly or indirectly, with an identified or identifiable individual or household and/or (d) any and all data or information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.
“Personnel Security Clearances” shall have the definition set out in the NISPOM, 32 C.F.R. § 117.3(b).
“Privacy Laws” means all applicable Laws, binding guidance from Governmental Authorities, and Supervisory Authorities, applicable to the protection and/or Processing of Personal Data, data security, privacy, database registration, Payment Card Industry Data Security Standard, direct marketing, emails, text messages, telemarketing, automated license plate readers, including but not limited to: (a) the EU General Data Protection Regulation 2016/679 of 27 April 2016 (“GDPR”); (b) GDPR as transposed into UK national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (“UK GDPR”), together with the Data Protection Act 2018, the Privacy and Electronic Communications Regulations 2003 (as amended); (c) California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act (“CCPA”); and (d) all similar data protection and privacy laws of or within any jurisdiction.
“Privacy Policies” means, collectively, any policies (internal or external), public representations, and written commitments and Contracts with third parties relating to the Processing and/or protection of Company Data or other Personal Data Processed by or on behalf of the Sellers.
“Process” or “Processing” means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, including collection, access, acquisition, creation, storage, adaptation, alteration, analysis, correction, retrieval, retention, maintenance, use, disclosure,

Exhibit 2.4
transmission, transfer, combination, storage, restriction, deletion, destruction or the design, erasure, otherwise handling, otherwise making available, implementation or other use of artificial intelligence, machine learning and/or deep learning and the insights, input, output, outcomes, predictions, analysis, visualizations and other results therefrom.
“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms. Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”
“Quarterhill Common Shares” means common shares in the capital of Acquiror 1.
“Quitclaim Deed” means the quitclaim deed in the form attached hereto as Exhibit G.
“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.
“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Authority.
“Reimbursable Termination Liabilities” means the portion of the Termination Liabilities consisting solely of payments and benefits provided under the following Business Worker Benefit Plans consistent with the terms of the Company termination obligations as in effect as of the date of this Agreement as previously disclosed by Seller to Acquiror: (i) Conduent Business Services, LLC Severance Policy (C01-C08), (ii) Conduent Business Services, LLC Severance Policy (C09-C10), (iii) Conduent Business Services, LLC Executive Severance Policy, (iv) Flexible Vacation Plan and Sick Pay Policy, (v) Time Off with Pay Policy, (vi) statutory and common law severance benefits and pay in lieu of notice and (vii) the employer’s share of any statutory, social security, Medicare, unemployment, payroll Taxes and similar amounts related to such Termination Liabilities remitted to taxing authorities by the Sellers, excluding, for the avoidance of doubt, liabilities associated with accelerated vesting of Equity Awards to any Business Worker in connection with their termination of employment or service.
“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.
“Representative” means, with respect to any Person, such Person’s directors, officers, principals, managers, employees, counsel (including any legal counsel), accountants, consultants (including any investment banker or financial advisor), financing sources, agents and other authorized representatives.
“Retained Businesses” means all businesses, products and/or services, other than the Business, conducted and/or provided (as applicable) by any of Parent and its Subsidiaries and Affiliates.
“Retained Liabilities” means (i) Liabilities set forth on Section 2.03(b) of the Disclosure Schedules, (ii) Indebtedness, (iii) Transaction Expenses, (iv) Seller Taxes and (v) Liabilities of the

Exhibit 2.4
Retained Businesses; provided, however, in case of (ii) and (iii), solely to the extent such amounts were not taken into account in determining the final Closing Cash Consideration pursuant to Section 2.10.
“Retained Marks” means the names and marks CONDUENT, AFFILIATED COMPUTER SERVICES, ACS, XEROX, AGILE STAR LOGO and any translations, localizations, adaptations, derivations and combinations thereof.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Taxes” means any Liability of the Sellers for Taxes, including any Taxes arising as a result of the Sellers’ conduct of the Business or ownership of the Purchased Assets for any taxable period (or portion thereof) ending on or prior to the Closing.
“Seller Paid Portion of Reimbursable Termination Liabilities” means the lesser of: (i) fifty percent (50%) of the aggregate Reimbursable Termination Liabilities owed to Non-Continuing Workers in connection with their termination of employment; or (ii) $5,000,000.
“Shared Contract” means any Contract to which Parent or any of its Subsidiaries are a party with any non-Affiliated third party and which benefits (and/or burdens) both the Business and any Retained Business, other than group purchasing agreements entered into in the Ordinary Course of Business.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s obligations and liabilities on a consolidated basis (including contingent obligations and liabilities) is less than the sum of such Person’s assets on a consolidated basis, (b) such Person will not have, on a consolidated basis, unreasonably small capital to conduct the businesses in which it is engaged or intends to be engaged and (c) such Person has not incurred and does not intend to incur, or reasonably believes that it will incur, debts, including contingent and other obligations or liabilities, beyond its ability to pay such debts as they become absolute and mature in the Ordinary Course of Business.
“Stock Consideration” means a number of Quarterhill Common Shares equal to seven percent (7%) of the issued and outstanding shares of Acquiror 1, calculated as of the Closing.
“Stock Restriction and Registration Rights Agreement” means the registration rights agreement to be entered into at the Effective Time by and between Seller or its designee (the “Conduent Shareholder”) and Acquiror 1, substantially in the form attached hereto as Exhibit E.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity or financial interests is owned, directly or indirectly, by such Person.
“Supervisory Authority” means an independent public authority that is established in accordance with the applicable Privacy Laws to be responsible for monitoring the application of such Privacy Laws, including in order to protect the rights of Data Subjects in relation to Processing of Personal Data.
“Surety Bond” means any bond issued on behalf of Parent or any of its Subsidiaries.
“Tax” and, collectively, “Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities in each case, in the nature

Exhibit 2.4
of tax and imposed by any Governmental Authority responsible for the imposition of any such tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, stamp transfer, escheat, unclaimed property, franchise, withholding, payroll, recapture, employment, social security (or similar) including social security contributions as well as social and parafiscal charges, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any Contract with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
“Technology” means (a) (i) all works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, cloud platforms, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data sets, data compilations and collections, and customer and technical data; (v) methods and processes; and (vi) devices, prototypes, designs, specifications and schematics; provided that the term Technology does not include Intellectual Property in such devices, prototypes, designs, specifications and schematics; and (b) all tangible items constituting, disclosing or embodying any Intellectual Property.
“TOGC” means the transfer of a business or part of a business as a going concern for the purposes of section 49 of the United Kingdom Value Added Tax Act 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995.
    “Total Credit Support Amount” means the aggregate maximum liability amount in U.S. Dollars of all Business Guarantees.
“Trade Secrets” means all proprietary, confidential and non-public information, including but not limited to procedures, processes, models, drawings, formulae, research data, manuals and materials, however documented, including trade secrets within the meaning of applicable Law.
“Trademark Assignment Agreement” means the trademark assignment agreement in the form attached hereto as Exhibit C-1.
“Trademarks” means all (a) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (b) all goodwill associated with or symbolized by any of the foregoing.
“Training Data” means data used by the Sellers or by a Business Worker engaged by the Sellers to train or improve any Company Product or any Technology used to provide services included in the Company Products, including data received or obtained from or uploaded by the Sellers’ customers and data contained in or obtained from scraped datasets.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the UK Business Transfer Agreement, the Stock Restriction and Registration Rights Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Quitclaim Deed, the Joint Defense Agreement, the IP License Agreement, and all other agreements, instruments and documents entered into or delivered in connection with the transactions contemplated hereby.
“Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Effective Time (whether incurred prior to or on the date of the Agreement or between the date

Exhibit 2.4
of the Agreement and the Effective Time), the amount that Acquiror 1 would be responsible for following the Closing of (i) all third-party fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other third party representatives and consultants) incurred by or on behalf of the Sellers or their Affiliates in connection with the preparation, negotiation, execution or performance of this Agreement and the other Transaction Documents, or in connection with, as a result of or related to the transactions contemplated hereby and thereby, (ii) all obligations of the Sellers or their Affiliates that arises, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other transactions contemplated by this Agreement, including Change of Control Payments, and (iii) any amounts that are payable or may become payable by the Sellers or their Affiliates pursuant to the retention award agreements that become payable as a result of the Closing and the employer’s share of any social security, Medicare, unemployment or payroll Taxes or similar amounts with respect to all such amounts. For the avoidance of doubt, Transaction Expenses shall not include (a) any amounts payable to directors, officers or consultants or any Business Worker, in each case, as a result of actions taken by Acquiror Group or any of its Affiliates at or following the Closing, (b) any fees, costs or expenses incurred by Acquiror Group or any of its Affiliates in connection with the transactions contemplated by this Agreement whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, expert or other advisor or consultant retained by or on behalf of Acquiror Group), (c) any amounts to the extent such amounts are included in the calculation of Indebtedness so as to not double count, and (d) any Acquiror Severance Liability. Without limiting the foregoing, Transaction Expenses shall include the employer’s share of any social security, Medicare, unemployment or payroll Taxes or similar amounts payable in connection with any Change of Control Payment.
“Transaction Personal Data” means any Personal Data in the possession, custody or control of a Company at or before Closing, including Personal Data about any employees, independent contractors, suppliers, customers, directors, officers or shareholders of a Company that is disclosed to the Acquiror Group or any Representative of the Acquiror Group.
“Transfer Time” means, as applicable, (i) as of 12:00 A.M., New York time, with respect to the US Business Workers on the Closing Date and (ii) as of 12:00 A.M., local time, with respect to the UK Business Workers on the Closing Date.
“Transition Services Agreement” means the transition services agreement in form attached hereto as Exhibit D.
“Treasury Regulations” means the regulations promulgated under the Code.
“TUPE Regulations” mean the Transfer of Undertaking (Protection of Employment) Regulations 2006, as amended by the Collective Redundancies and Transfer of Undertakings (Protection of Employment) (Amendment) Regulations 2014, currently in force in the United Kingdom and any other Law implementing the EU Acquired Rights Directive (77/187/EEC).
“UK Assets” means all of Conduent UK’s right, title and interest in, to and under the assets set forth on Section 1.01(d) of the Disclosure Schedules.
“UK Business” means the UK Business Workers and UK Assets.
“UK Business Transfer Agreement” means that certain Asset Transfer Agreement, between Conduent UK and Acquiror 2, in a form reasonably acceptable to Conduent UK and Acquiror 2.

Exhibit 2.4
“UK Business Workers” means the Business Workers who are located in the UK.
“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.
“Union” means any union, works council, labor organization, or other similar employee representative or association representing or purporting to represent any employee or independent contractor.
“Upper Collar Amount” means the Working Capital Target plus the Working Capital Collar.
“US Business Workers” means the Business Workers who are located within the United States of America.
“Willful Breach” means with respect to any act or omission, the taking of a deliberate act, or a failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, with the actual knowledge that the taking of, or failure to take, such act would cause a breach of this Agreement.
“Work” means any work of authorship, including any software, libraries or other code (including middleware and firmware) primarily used in the conduct of the Business.
“Working Capital” means the aggregate amount of the current assets of the Sellers with respect to the Business (excluding Cash and Cash Equivalents) minus the aggregate amount of the current liabilities of the Sellers with respect to the Business (excluding any Indebtedness and Transaction Expenses), in each case, determined on a combined basis in accordance with the Accounting Principles, and the line items set forth in the illustrative example set forth on Section 1.01(e) of the Disclosure Schedules.
“Working Capital Collar” means an amount equal to $22,500,000.
“Working Capital Target” means an amount equal to $90,000,000.
Section 1.02Cross References. Each of the following terms is defined in the Section set forth opposite such term:
Term     Section

Acquired Contracts    Section 2.01(c)
Acquiror    Preamble
Acquiror 1    Preamble
Acquiror 2    Preamble
Acquiror 401k Plan    Section 7.01(j)
Acquiror Cafeteria Plan    Section 7.01(m)
Acquiror Group    Preamble
Acquirors    Preamble
Acquisition    Recital
Agreement    Preamble
Allocation    Section 2.07
Alternate Debt Financing    Section 5.17(c)
Anti-Spam Laws    Section 3.12(p)
Assumed Liabilities    Section 2.03(a)
Balance Sheet Date    Section 3.05(a)

Exhibit 2.4
BAR Requirements    Section 5.24(a)
Business    Recital
Business Materials    Section 5.08
Cap    Section 10.01(e)
Carve-out Unaudited Annual Financial Statements    Section 3.05(a)
Carve-out Unaudited Interim Financial Statements    Section 3.05(a)
CFIUS    Section 5.03(e)
CFIUS Filing    Section 5.03(e)
Change of Control Consents    Section 5.05
Claim Notice    Section 10.02(a), Section 10.04(a)
Closing    Section 2.08
Closing Date    Section 2.08
Closing Indebtedness    Section 2.10(b)
Closing Legal Impediment    Section 8.01(b)
Closing Statement    Section 2.10(b)
Closing Transaction Expenses    Section 2.10(b)
Closing Working Capital    Section 2.10(b)
Companies’ Cafeteria Plan    Section 7.01(m)
Company Group Employee    Section 5.14(e)
Company Group Notice    Section 2.07
Company IT Assets    Section 3.12(o)(v)
Conduent UK    Preamble
Deficit Amount    Section 2.10(d)(ii)
Determination Date    Section 2.10(d)
DPA    Section 5.03(e)
Effective Time    Section 2.08
Embargoed Territory    Section 3.10(g)
Employee List    Section 3.17(c)
Estimated Closing Statement    Section 2.10(a)
Estimated Indebtedness    Section 2.10(a)
Estimated Purchase Price    Section 2.10(a)
Estimated Transaction Expenses    Section 2.10(a)
Estimated Working Capital    Section 2.10(a)
Excluded Assets    Section 2.02
Final Closing Statement    Section 2.10(d)
Final Working Capital Surplus    Section 2.10(d)(i)
Financial Statements    Section 3.05(a)
Government Official    Section 3.10(b)(iii)
IFRS    Section 4.06(f)
Increase Amount    Section 2.10(d)(ii)
Insurance Coverage    Section 5.10(a)
Insurance Policies    Section 3.20
Material Contract    Section 3.08(a)
Material Government Contract    Section 3.08(a)(i)
New Financing Comfort Letter    Section 5.17(c)
Non-Continuing Worker    Section 7.01(d),
Non-Offered Worker    Section 7.01(o)
Objection Notice    Section 2.10(c)
Offered Worker    Section 7.01(b)
OSHA    Section 3.16(g)
Outside Date    Section 9.01(e)

Exhibit 2.4
Parties    Preamble
Party    Preamble
Pre-Closing Period    Section 5.01(a)
Privacy Commitments    Section 3.12(o)(i)
Privacy Contracts    Section 3.12(o)(i)
Prohibited Party    Section 3.10(g)
Purchased Assets    Section 2.01
Regulatory Approvals    Section 5.03(a)
Replacement Contracts    Section 5.04(a)
Restricted Benefits    Section 3.10(b)(iv)
Restricted Business    Section 5.14(b)
Returns    Section 3.18(a)
RWI Policy    Section 5.09
Scheduled Shared Contracts    Section 5.04(a)
Security Breach    Section 3.12(o)(v)
Seller    Preamble
Tangible Personal Property    Section 2.01(h)
Termination Liabilities    Section 7.01(o)
Third Party Approvals    Section 8.02(d)
Third-Party Defense    Section 10.04(b)
Transition Services    Section 5.22(a)
TSA Manager    Section 5.22(a)
TUPE Employees    Section 7.01(p)
Unreleased Business Guarantee    Section 5.07(b)
WARN Act    Section 3.16(f)

Section 1.03Other Definitional and Interpretative Provisions. All Preamble, Recital, Article, Section, clause, Exhibit and Schedule references used in this Agreement are to the preamble, recitals, articles, Sections, clauses, exhibits and schedules to this Agreement, and references to Schedules include the Disclosure Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any Law shall be deemed to refer to such Law as amended, re-enacted, consolidated or replaced from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder and all applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority.

Exhibit 2.4
References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions. All references to any time herein shall refer to U.S. Eastern Time. All references to (a) any Contract, other agreement, document or instrument (excluding this Agreement) shall mean such Contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (b) this Agreement shall mean this Agreement (taking into account the provisions of Section 11.09 as amended or otherwise modified from time to time in accordance with Section 11.10). The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise provided for herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Reference herein to any document or other information being “delivered”, “made available” or “provided” to Acquiror Group shall mean that such document or information was included in the virtual data room of Seller hosted by Intralinks not later than one (1) Business Day prior to the date of this Agreement. The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Article II
Purchase and Sale of Purchased Assets
Section 2.01Purchased Assets.
Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Acquirors, and Acquirors shall purchase from the Sellers, free and clear of any Liens (except for Permitted Liens), all of the Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (in all cases, other than the Excluded Assets), to the extent that such assets, properties and rights are used or held for use in the Business (other than the Excluded Assets) (collectively, the “Purchased Assets”), including, for purposes of clarity, the following:
(a)(i) all Company Owned Intellectual Property; and (ii) all files, records and documentation primarily related to such Company Owned Intellectual Property, including with respect to the Business Patents the prosecution files, correspondence to and from any Registration Office and all Business Records;
(b)all Company Technology primarily used in the operations of the Business (i) owned by any Company; or (ii) licensed to any Company under the Acquired Contracts, including for each of (i) and (ii) all software (in object code and, to the extent the applicable source code is owned by or possessed by any Company (including as part of the Acquired Contracts), in source code form) for such Company Technology, including the whole source code including the previous versions and code branches of the Company Products and all documentation, developer notes, designs, specifications, and other documents for such Company Technology, provided that the Sellers’ delivery obligation with respect to the previous versions and code branches of the Company Products shall only apply to such previous versions and code branches of the Company Products in a Company’s possession;

Exhibit 2.4
(c)all Contracts primarily used in the operations of the Business, including those set forth on Section 2.01(c)(i) of the Disclosure Schedules (the “Business Contracts”);
(d)all supplier Contracts exclusively used in the operation of the Business, including those set forth on Section 2.01(d) of the Disclosure Schedules (the “Dedicated Supplier Contracts”, and together with the Business Contracts, the “Acquired Contracts”);
(e)to the extent assignable, all Permits required for the operation of the Business as currently conducted as of the Closing, or for the ownership and use of the Purchased Assets and specifically listed on Section 2.01(e) of the Disclosure Schedules;
(f)all of the Sellers’ rights to any Action of any nature primarily related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including any and all rights to sue for or assert claims against and remedies against past, present or future infringements of any or all Company Owned Intellectual Property (and to retain any and all amounts therefrom), excluding any such Action to the extent attributable to a Retained Liability;
(g)all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent primarily and directly related to the Business, the Purchased Assets or Assumed Liabilities;
(h)all assets or rights of the Sellers primarily related to the Business in or pertaining to the Owned Real Property, including all licenses, permits, approvals, qualifications, certifications, easements and other authorizations primarily relating specifically to such real property set forth on Section 2.01(h) of the Disclosure Schedules;
(i)all tangible personal property primarily used or primarily held for use in the Business, including as set forth on Section 2.01(i) of the Disclosure Schedules and all interests therein, including, in each case, to the extent assignable, any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto (to the extent such maintenance records and other documents are in the possession of the Sellers) (collectively, the “Tangible Personal Property”);
(j)the UK Assets;
(k)all Business Records, other than Tax Returns, in the possession of the Sellers in the form in which such Business Records are maintained or stored by the Sellers as such Business Records primarily relate to the Business, Purchased Assets or Assumed Liabilities;
(l)all deposits, advances, pre-paid expenses, refunds, and credits, each with respect to the applicable Acquired Contracts;
(m)each of the merchant accounts listed on Section 2.01(m) of the Disclosure Schedules (provided the Cash and Cash Equivalents included therein shall be the property of the respective beneficiary of such account) and the associated merchant identification numbers and/or terminal identification numbers;
(n)each of the fiduciary bank accounts listed on Section 2.01(n) of the Disclosure Schedules (provided the Cash and Cash Equivalents included therein shall be the property of the respective beneficiary of such account);

Exhibit 2.4
(o)all accounts receivable and any security therefor of the Sellers, each with respect to the applicable Acquired Contracts;
(p)all inventory of the Business; and
(q)all goodwill as a going concern.
Section 2.02Excluded Assets. Other than the Purchased Assets, Acquirors are not purchasing or acquiring and the Sellers are not selling or assigning, any other Assets or properties of the Sellers or their Affiliates or the Retained Businesses (collectively, the “Excluded Assets”). Excluded Assets shall remain the Assets and property of the Sellers on and after the Closing. Excluded Assets include the following:
(a)any shares of capital stock or other equity securities of any Company;
(b)all assets or rights of the Sellers in or pertaining to real property, including any real property leases or leasehold improvements, and all licenses, permits, approvals, qualifications, certifications, easements and other authorizations relating specifically to such real property;
(c)the organizational documents, seal, minute books, stock books and records, Returns, all taxpayer and other identification numbers, books of account or other records having to do with the corporate organization of the Sellers;
(d)all Business Worker Benefit Plans and assets attributable thereto and all rights with respect thereto;
(e)all Cash and Cash Equivalents on hand or in bank accounts and short-term investments of the Sellers, all intercompany accounts among the Sellers with respect to the Business, and all rights to any bank accounts of the Sellers with respect to the Business;
(f)all Contracts that are not Acquired Contracts, including, subject to Section 5.04, the Shared Contracts;
(g)all of the rights of the Sellers to any Action of any nature with respect to the ownership or use of the Excluded Assets or the Retained Liabilities;
(h)Tax losses, Tax loss carry forwards and carrybacks, Tax refunds and other Tax assets and attributes of the Sellers, including all refunds, credits, offsets or other similar benefits with respect to Taxes of the Sellers, whether or not the foregoing is derived from the Business or the Purchased Assets and whether or not the foregoing exists prior to the Closing;
(i)subject to the provisions of Section 2.01(k) with respect to insurance claim proceeds actually received, any and all rights of the Sellers under any policies of insurance purchased by the Sellers with respect to the Business, Purchased Assets or the Assumed Liabilities, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto;
(j)all of the rights of the Sellers under warranties, indemnities and all similar rights against third parties with respect to the ownership or use of the Excluded Assets or the Retained Liabilities;
(k)all Intellectual Property related to the Retained Business, but excluding any Company Owned Intellectual Property, Company Technology, Company Data, Business Intellectual Property Rights or other Intellectual Property that constitutes a Purchased Asset;

Exhibit 2.4
(l)except the Owned Real Property, all assets or rights of the Sellers or their Affiliates related to the Business in or pertaining to real property, including any real property leases or leasehold improvements, and all licenses, permits, approvals, qualifications, certifications, easements and other authorizations primarily relating specifically to such real property, including, for the avoidance of doubt, the Leased Real Property;
(m)those assets, properties, and rights set forth on Section 2.02(m) of the Disclosure Schedules; and
(n)the rights which accrue or will accrue to the Sellers under this Agreement and other transaction documents contemplated hereby.
Section 2.03Assumed Liabilities.
(a)Upon and subject to the terms and conditions of this Agreement, Acquiror 1 shall assume, and agrees to pay, perform, and discharge when due, the Assumed Liabilities.
(b)Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, none of the Acquirors or any of their Affiliates shall, by virtue of such Acquiror’s purchase of the Purchased Assets, assume or become responsible for any Retained Liabilities.
Section 2.04Non-Assignable Assets or Assumed Liabilities. If the transfer of any Purchased Asset or the assumption of any Assumed Liability (i) violates applicable Law, or (ii) requires the consent of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement and such consent or waiver has not been obtained prior to the Closing, or (iii) if such act would violate the rights of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement, the Parties and their Affiliates will exercise commercially reasonable efforts to obtain such consent or waiver, as applicable, as soon as practicable after the Closing; provided, however, that neither Party nor any of their respective Affiliates will be responsible for the payment of any consent fees in connection with any such efforts to obtain such consent or waiver. If such consent or waiver is not obtained as of the Closing, the Parties will use their commercially reasonable efforts to enter into such arrangements (such as a sublease, sublicense or subcontract) in each case reasonably acceptable to Acquirors to provide the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Acquirors to receive all rights and benefits with respect to such Purchased Asset or such Assumed Liability accruing on and after the Closing. Sellers will not change any terms thereof or permit any extension thereof without Acquirors’ written consent. To the extent permitted under applicable Law, the Sellers shall, at Acquirors’ expense, hold in trust for and pay to Acquirors promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers or their Affiliates from and after the Closing Date, to the extent arising from such Purchased Asset in connection with the arrangements under this Section 2.04. The Sellers shall be permitted to set off against such amounts any and all reasonable and documented out-of-pocket costs incurred by Sellers with the retention and maintenance of such Purchased Assets to the extent such amounts are not paid by Acquirors under the Transition Services Agreement. Nothing in this Section 2.04 shall be deemed a waiver by Acquirors of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets nor shall this Section 2.04 be deemed to constitute an agreement to exclude from the Purchased Assets.
Section 2.05Closing Consideration; Payment Schedule.

Exhibit 2.4
(a)Closing Consideration. The aggregate consideration for the Purchased Assets shall be the Closing Consideration. In addition to the foregoing payment, as consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, Acquiror 1 shall assume and shall pay, perform and discharge the Assumed Liabilities.
(b)Payment of Closing Consideration
. Acquiror 1 shall at Closing (i) pay to Seller, or a designated Affiliate of Seller, in cash, the Closing Cash Consideration via wire transfer of immediately available funds to an account or accounts which shall be specified in writing by Seller to Acquiror 1 not later than three (3) Business Days prior to the Closing Date; provided that consideration for the UK Assets is paid in cash on behalf of the Acquiror 2, and (ii) issue, or shall cause its transfer agent to issue, to the Conduent Shareholder the Stock Consideration.
Section 2.06International Allocation. At least fifteen (15) days prior to the Closing Date, Seller shall deliver to Acquiror 1 a draft allocation of the Closing Cash Consideration, including for purposes of this Section 2.06, the Assumed Liabilities and any other amounts treated as purchase price for applicable tax purposes, on a country-by-country basis (the “International Allocation”) for the review of Acquiror 1. If Acquiror 1 disagrees with the International Allocation, Acquiror 1 may, within ten (10)  days after delivery of the International  Allocation, deliver a notice (the “Acquiror 1 Notice”) to Seller to such effect, specifying the items with which Acquiror 1 disagrees and setting forth Acquiror 1’s proposed allocation of the Closing Cash Consideration (and other relevant amounts); provided, that, if Acquiror 1 does not timely provide the Acquiror 1 Notice, the International Allocation delivered by Seller shall become final and binding on Acquiror Group and Seller. Acquiror 1 and Seller shall negotiate in good faith to resolve any items set forth in the Acquiror 1 Notice during the ten (10)-day period following Seller’s receipt of the Acquiror 1 Notice. Any such resolution shall be final and binding on Acquiror Group and Sellers. If Acquiror 1 and Seller are unable to reach an agreement within such period, then any remaining disputed items shall be finally and conclusively determined by the Independent Accounting Firm in accordance with the procedures set forth in Section 2.10(c). Upon resolution of any disputed items, the International Allocation shall be adjusted to reflect such resolution. Following Closing, the International Allocation will be adjusted to reflect any differences between the estimates used in calculating the International Allocation and the actual amounts taken into account in the final determination of Closing Cash Consideration pursuant to Section 2.10.
Section 2.07Allocation of Closing Consideration. Within thirty (30) days following the final determination of Closing Cash Consideration, Acquiror 1 shall provide Seller with a proposed allocation of the Closing Consideration (together with any other amounts treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the Code or any comparable provision of applicable Law and the methodology to be mutually agreed upon and reasonably acceptable to Acquiror 1 and Seller prior to the Closing (the “Allocation”) for the Seller’s review. The Allocation shall be consistent with any applicable Business Transfer Agreement. If Seller disagrees with the Allocation, Seller may, within thirty (30) days after delivery of the Allocation, deliver a notice (the “Company Group Notice”) to Acquiror 1 to such effect, specifying the items with which Seller disagrees and setting forth Seller’s proposed allocation of the Closing Consideration (and other relevant amounts); provided, that, if Seller does not timely provide the Company Group Notice, the Allocation delivered by Acquiror 1 shall become final and binding on Acquiror Group and Seller. Acquiror 1 and Seller shall negotiate in good faith to resolve any items set forth in the Company Group Notice. If Acquiror 1 and Seller are unable to resolve any proposed allocations set forth in the Company Group Notice, each such unresolved items shall be finally resolved by the Independent Accounting Firm. Acquiror 1 and Seller shall each be responsible for one-half of the cost of the Independent Accounting Firm. The Allocation, as revised to reflect resolution of the items set forth in the Company Group Notice, shall be the Allocation.

Exhibit 2.4
Acquiror 1 and Seller shall attach a duly completed IRS Form 8594 (Asset Acquisition Statement), reflecting the Allocation, to their respective U.S. federal income Tax Returns for the taxable year that includes the Closing Date. The Parties shall not take any position in any audits or on any Return which is inconsistent with the Allocation determined pursuant to this Section 2.07 unless required to do so by a final “determination” pursuant to Section 1313(a) of the Code. If the Closing Consideration is adjusted pursuant to this Agreement, the allocation of the adjusted Closing Consideration shall be adjusted as appropriate in accordance with the principles set forth in the Allocation agreed pursuant to this Section 2.07, and Acquiror 1 and Seller shall cooperate in good faith in making any such adjustments.
Section 2.08Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the purchase, sale, assignment and assumption of the Purchased Assets and Assumed Liabilities, respectively (the “Closing”) hereunder shall take place remotely by telephonic or electronic delivery and release of documents on (a) the first (1st) calendar day of the first (1st) calendar month following the month in which all of the conditions precedent set forth in Article VIII shall have been satisfied, or to the extent permitted by applicable Law, waived (other than those conditions that, by their nature, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) so long as such conditions have been satisfied or waived at least two (2) Business Days prior to such date or (b) such other date as shall be agreed upon in writing by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date”. Unless otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. The Closing shall be deemed to be effective as of 12:01 a.m., New York time, on the Closing Date (the “Effective Time”).
Section 2.09Indebtedness; Transaction Expenses
(a)Indebtedness. On the Closing Date, Acquiror 1 shall pay, or cause to be paid, the amount of the Estimated Indebtedness of the Sellers for which any Acquiror would be responsible for following the Closing.
(b)Transaction Expenses. On the Closing Date, Acquiror 1 shall pay, or cause to be paid, the Estimated Transaction Expenses for which any Acquiror would be responsible for following the Closing (which, in the case of recipients who are Business Workers with respect to whom such payments are treated as wages or compensatory payments, shall be paid to the relevant payroll provider for further payment such Business Worker through the next regularly scheduled payroll, after all applicable deductions and withholdings).
Section 2.10Purchase Price Adjustment.
(a)No less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Acquiror 1 a written statement (the “Estimated Closing Statement”) prepared in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit H, setting forth Seller’s good faith estimates of (i)(A) Working Capital (the “Estimated Working Capital”), (B) Indebtedness (the “Estimated Indebtedness”), and (C) Transaction Expenses (the “Estimated Transaction Expenses”), in each case, calculated and prepared without duplication as of the Effective Time, (ii) its calculation of the estimated Adjustment Amount, and (iii) its resulting calculation of the Closing Cash Consideration under Section 2.05(b) (the “Estimated Purchase Price”), together with reasonably detailed supporting materials. The Estimated Closing Statement shall also include wire instructions for each recipient of funds under Section 2.05(b), Section 2.09(a) and Section 2.09(b). Attached as Exhibit H is an illustrative calculation of the Estimated Purchase Price as if the Closing had taken place of the applicable dates set forth therein. Acquiror 1 shall have the right to review and provide comments to the Estimated Closing Statement prior to the Closing, and Seller shall consider in good faith any reasonable comments provided by Acquiror 1 thereto. In no event shall Acquiror 1’s delivery or failure to deliver such comments affect the timing of the Closing.

Exhibit 2.4
(b)Within ninety (90) days after the Closing Date, Acquiror 1 shall prepare, or cause to be prepared, a written statement, together with reasonably detailed supporting documentation in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit H (the “Closing Statement”), setting forth Acquiror 1’s good faith calculation of (i)(A) the Working Capital (the “Closing Working Capital”), (B) Indebtedness (the “Closing Indebtedness”) and (C) Transaction Expenses (the “Closing Transaction Expenses”), in each case, calculated and prepared without duplication as of the Effective Time, (ii) its calculation of the Adjustment Amount, and (iii) its resulting calculation of the final Closing Cash Consideration under Section 2.05(b) (the “Purchase Price”). If Acquiror 1 fails to deliver the Closing Statement to Seller within such ninety (90) day period, Acquiror 1 shall be deemed to have accepted the Estimated Closing Statement delivered by Seller. Following the Closing, Acquirors and their Affiliates shall provide Seller and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters) auditors of Acquirors and their Affiliates utilized in the preparation of the Closing Statement and shall cause the personnel of Acquirors and their Subsidiaries and Affiliates involved in the preparation of the Closing Statement to reasonably cooperate, during normal business hours and upon reasonable prior notice, with Seller and its Representatives in connection with their review of the Closing Statement and any supporting documentation.
(c)If Seller objects to all or part of the Closing Statement as delivered by Acquiror 1, Seller must deliver to Acquiror 1 written notice of such objection(s) (the “Objection Notice”) not more than thirty (30) days after the date Seller receives the Closing Statement from Acquiror 1. If Seller does not deliver the Objection Notice to Acquiror 1 within such thirty (30)-day period, Seller shall be deemed to have accepted the Closing Statement delivered by Acquiror 1. Any item on the Closing Statement that is not the subject of an objection set forth in an Objection Notice shall be conclusive and binding upon the Parties. If Seller delivers the Objection Notice to Acquiror 1 within such thirty (30)-day period, Acquiror 1 and Seller shall use reasonable efforts to resolve all objections set forth in the Objection Notice. If Acquiror 1 and Seller do not reach a final resolution of all such objections within 30 days after delivery of the Objection Notice, Acquiror 1 and Seller shall submit all unresolved objections to the Independent Accounting Firm for resolution. Such submissions of unresolved objections to the Independent Accounting Firm shall include the opportunity for presentation of Acquiror 1’s and Seller’s positions, as applicable. Any documents submitted by Acquiror 1 or Seller to the Independent Accounting Firm, shall be simultaneously submitted to either Acquiror 1 or Seller, as applicable. The Independent Accounting Firm’s decision shall be rendered within 30 days after submittal. Each Party shall reasonably cooperate with the Independent Accounting Firm in connection with its review and determination. The Independent Accounting Firm shall consider only those items and amounts in Seller’s and Acquiror 1’s respective calculations (as set forth in the Objection Notice and the Closing Statement, respectively) of the Closing Working Capital, Closing Indebtedness, the Closing Transaction Expenses or the resulting Purchase Price that are identified as being items and amounts to which Seller and Acquiror 1 have been unable to agree and shall only be permitted to determine whether such items are calculated in accordance with the Accounting Principles and the illustrative calculation contained in Exhibit H, and the applicable definitions contained herein, and Acquiror 1 and Seller shall instruct the Independent Accounting Firm not to make any other determination, including (i) any determination as to whether any estimates on the Estimated Closing Statement are correct, adequate or sufficient, (ii) any determination as to whether the Accounting Principles were followed with respect to the Financial Statements, (iii) any determination as to the accuracy of the representations and warranties set forth in Section 3.06 or any other representation or warranty in this Agreement, (iv) any determination as to compliance by any Party with any of its respective covenants in this Agreement (other than as necessary for the Independent Accounting Firm to make the determinations outlined above), or (v) any determination that an issue was not properly included by Seller in the Objection Notice. The determination of the Independent Accounting Firm shall be (i) set

Exhibit 2.4
forth in writing, (ii) include the Independent Accounting Firm’s determination of each matter submitted to it pursuant to this Section 2.10(c) and (iii) include a brief summary of the Independent Accounting Firm’s reasons for its determination of each issue, and shall be conclusive and binding upon the Parties. The Closing Statement shall be revised by Acquiror 1 as appropriate to reflect the resolution of any such objections among Acquiror 1 and Seller or by the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.10 and the definitions set forth in this Agreement, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either Acquiror 1 or Seller, (iii) shall restrict its decision to items included in the Objection Notice which are then in dispute, and (iv) may review only the written presentations of Acquiror 1 and Seller in resolving any matter which is in dispute. In the event Acquiror 1 or Seller submit any unresolved objection to the Closing Statement to the Independent Accounting Firm for resolution as provided in this Section 2.10, the fees and expenses of the Independent Accounting Firm shall be paid by Seller, on the one hand, and by Acquiror 1, on the other hand, based upon the percentage that the amount actually contested but not actually awarded to Seller or Acquiror 1, respectively, bears to the aggregate amount actually contested by Seller and Acquiror 1. Solely for example, if the total amount of the disputed items as originally submitted to the Independent Accounting Firm equal $1,000.00 and the Independent Accounting Firm awards $600.00 in favor of Acquiror 1’s position, 60% of the fees and expenses of the Independent Accounting Firm would be borne by Seller and 40% of the fees and expenses of the Independent Accounting Firm would be borne by Acquiror 1.
(d)The date on which the each of (i) Closing Working Capital, (ii) Closing Indebtedness, (iii) Closing Transaction Expenses, and (iv) the resulting Adjustment Amount is finally determined in accordance with this Section 2.10 is hereinafter referred to as the “Determination Date”. The Closing Statement as finally determined pursuant to this Section 2.10 shall be the “Final Closing Statement”. Upon the determination of the Final Closing Statement, the Closing Cash Consideration may be increased or decreased pursuant to this Section 2.10 as follows:
(i)the amount by which the Closing Working Capital exceeds the Upper Collar Amount shall be the “Final Working Capital Surplus”; and the amount by which the Closing Working Capital is less than the Lower Collar Amount shall be the “Final Working Capital Deficiency”;
(ii)the “Adjustment Amount”, which may be positive or negative, shall be an amount equal to (A) the Final Working Capital Surplus, if any, minus the Estimated Working Capital Surplus, if any, minus (B) the Final Working Capital Deficiency, if any, minus the Estimated Working Capital Deficiency, if any, minus (C) the Closing Indebtedness (as finally determined by this Section 2.10) minus the Estimated Indebtedness, minus (D) the Closing Transaction Expenses (as finally determined by this Section 2.10) minus the Estimated Transaction Expenses. If the Adjustment Amount is a positive number, then the Closing Cash Consideration shall be increased by the Adjustment Amount (such positive amount, the “Increase Amount”), and if the Adjustment Amount is a negative number, then the Closing Cash Consideration shall be decreased by the absolute value of the Adjustment Amount (such negative amount, the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.10(d)(iii);
(iii)If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Acquiror 1 shall pay to Seller (and/or one or more Affiliates designated by Seller) an amount in cash equal to the Increase Amount in immediately available funds by wire transfer to an account

Exhibit 2.4
or accounts designated by Seller, by written notice to Acquiror 1. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Seller shall pay, or shall cause to be paid, to Acquiror 1 an amount in cash equal to the Deficit Amount in immediately available funds by wire transfer to an account or accounts designated by Acquiror 1, by written notice to Seller.
(e)The Parties agree that any payment made pursuant to this Section 2.10 shall be treated as an adjustment to the Closing Consideration for federal and all other applicable Tax purposes, unless otherwise required by Law. Any amounts not paid when due under this Section 2.10 shall bear interest from and including the date on which such payment was due through and excluding the date of payment at a rate per annum equal to the prime rate as published in The Wall Street Journal on the due date.
(f)During the period from the Closing until such time as the Final Closing Statement shall become final and binding upon the Parties in accordance with this Section 2.10, Acquirors shall not take any action with respect to the Financial Statements as of the Closing Date on which the Estimated Closing Statement is based or which the Final Closing Statement is to be based that is inconsistent with Sellers’ past practices or would prevent a Party from accessing such information for purposes of determining the amount of the final Closing Cash Consideration adjustment or the Final Closing Statement in the manner and utilizing the methods required by this Agreement.
Section 2.11No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional Quarterhill Common Shares shall be issued to the Conduent Shareholder in connection with the Acquisition, and any fractional Quarterhill Common Shares calculated as issuable under the Stock Consideration shall be rounded down to the nearest whole number of Quarterhill Common Shares.
Section 2.12Tax Withholding. Acquirors or Acquirors’ agent shall be entitled to deduct and withhold from the Closing Consideration, or any other payment otherwise payable pursuant to this Agreement, such amounts as may be required to be deducted and withheld under the Code or any provision of applicable Tax Law and to request any necessary Tax forms or information. If Acquirors or Acquirors’ agent determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement (other than with respect to amounts treated as compensation for employment services for applicable tax purposes or on account of the failure by Seller to provide the form required under Section 8.02(f)), Acquirors shall provide written notice to Seller no less than five (5) days prior to the date on which such deduction or withholding is to be made, and the Parties shall use commercially reasonable efforts to cooperate (at the sole expense of the Person subject to such withholding) to mitigate any such requirement to the maximum extent permitted by Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, such deducted and withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
Article III
Representations and Warranties of the Sellers
Except as set forth in the corresponding Sections of the Disclosure Schedules, Sellers, on a joint and several basis, represent and warrant to Acquiror Group that the statements contained in this Article III are true and correct as of the date of this Agreement and shall be true and correct as of the Closing (except to the extent made only as of a specified date, in which case as of such date).
Section 3.01Existence and Power of Group Companies.

Exhibit 2.4
(a)Each Company (a) is a legal entity duly formed and validly existing under the Laws of its jurisdiction of organization, (b) is not insolvent, is not subject to any judgment of, or request for, its annulment, liquidation, receivership or dissolution nor subject to any safeguard, bankruptcy, insolvency, moratorium, amicable or similar proceedings under applicable Law and (c) has the requisite corporate or similar power and authority to conduct the Business as it is now being conducted and to own, lease and operate the Business in the manner in which the Business is currently operated.
(b)Each Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each other jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Company is not in violation of any of the provisions of its then in effect Organizational Documents.
Section 3.02Authorization. The execution, delivery and performance by each Company of this Agreement and all other Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby are within each Company’s organizational powers and has been duly authorized by all necessary organizational action on the part of each Company, and no other or further action or proceeding on the part of any Company, or its respective equityholders is necessary to authorize the execution and delivery by any Company of the this Agreement and all other Transaction Documents, in each case, to which it is a party and the consummation of the transactions contemplated thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Company, in each case, to which such Company is a party, and (assuming the due and valid execution and delivery of this Agreement by Acquiror Group) constitutes a legal, valid and binding agreement of each Company, enforceable against such Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.
Section 3.03Governmental Authorization.
(a)Assuming the accuracy and completeness of the representations and warranties of Acquirors contained in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of any Company with respect to any Company’s execution or delivery of the this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated thereby, in each case, to which such Company is a party, except for (a) applicable requirements of Competition Laws and the Exchange Act, (b) any consents, approvals, authorizations, declarations or filings, the failure of which to make or obtain would not reasonably be expected to be material to the Business, the Purchased Assets or Assumed Liabilities, or on Seller’s ability to consummate the transactions contemplated by this Agreement, and (c) other than with respect to a customer relationship with a Governmental Authority, those consents disclosed in Section 3.03(a) of the Disclosure Schedules.
(b)The Sellers have obtained all material Permits that are required for the Sellers’ use, ownership and operation of the Business and the Purchased Assets. The Sellers are, and at all times within the last three (3) years have been, in compliance in all material respects with all such material Permits, and all such material Permits are in full force and effect.
Section 3.04Noncontravention. Except as set forth in Section 3.04 of the Disclosure Schedules and subject to the statutory waiting periods, filings, notices, reports, consents, reg

Exhibit 2.4
istrations, approvals, permits and authorizations contemplated by Section 3.03 or in Section 3.03(a) of the Disclosure Schedule, the execution and delivery of this Agreement by each Company and the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated thereby does not, and the consummation of the transactions contemplated this Agreement will not: (i) result in any violation of, or conflict with, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit, or require a consent under (a) any applicable Law, Permit applicable to which any Company, the Purchased Assets or the Business is subject, (b) any provision of any Company’s Organizational Documents, or (c) any Material Contract, or (ii) result in a creation or imposition of any Lien, other than any Permitted Lien, on the Business or any Purchased Asset pursuant to any Acquired Contract, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i)(a), (i)(c), or (ii) would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Assets or Assumed Liabilities, taken as a whole.
Section 3.05Financial Statements.
(a)Section 3.05(a) of the Disclosure Schedules sets forth complete and correct copies of (i) the carve-out unaudited combined balance sheet of the Business as of December 31, 2025 and 2024 and the related carve-out unaudited combined statements of income for each of the years in the two (2)-year period ended December 31, 2025 (collectively, the “Carve-out Unaudited Annual Financial Statements”) and (ii) the carve-out unaudited combined balance sheet of the Business as of March 31, 2026 and the related carve-out unaudited combined statement of income for the three (3)-month period then ended (such date, the “Balance Sheet Date” and such financial statements, the “Carve-out Unaudited Interim Financial Statements” and, together with the Carve-out Unaudited Annual Financial Statements, the “Financial Statements”). Except as set forth in Section 3.05(a) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP except (i) as may be indicated in the footnotes to such financial statements and (ii) that the unaudited financial statements may not contain all footnotes required by GAAP, applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements have been derived from the consolidated financial statements and accounting records of Parent and its applicable Subsidiaries and fairly present in all material respects the financial position of the Business as of the dates thereof and the results of operations of the Business as of the times, and for the periods referred to therein, except for the exclusion of footnote disclosures, and, additionally in the case of the Carve-out Unaudited Interim Financial Statements, normal year-end adjustments (none of which are, individually or in the aggregate, material). This Section 3.05 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Parent. As a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.
Section 3.06Absence of Certain Changes. Except for actions taken pursuant to the terms of this Agreement for the transactions contemplated by this Agreement, from the Balance Sheet Date through the date of this Agreement (x) the Business has been conducted in the Ordinary Course of Business, (y) there has not been any effect, event, change, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) except as set forth on Section 3.06(z) of the Disclosure Schedule, the Business, and, solely with respect to the Business, the Sellers and their Affiliates have not taken any action that if taken after the date of this Agreement, would require the consent of Acquiror Group under Section 5.01(a).
Section 3.07No Undisclosed Liabilities. Except as set forth on Section 3.07 of the Disclosure Schedules, there is no obligation or Liability of the Business to be transferred to Acquiror Gr

Exhibit 2.4
oup, except for obligations and Liabilities (a) reflected or reserved for on the Financial Statements; (b) that have arisen since the Balance Sheet Date in the Ordinary Course of Business (none of which is a liability resulting from, arising out of or caused by any breach of Contract, tort, infringement or violation of applicable Law, in each case, by the Sellers and related to the Business); (c) incurred in connection with the negotiation, execution and performance of this Agreement constituting Transaction Expenses; or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Assets or Assumed Liabilities.
Section 3.08Material Contracts
(a)“Material Contract” means, in each case as set forth on Section 3.08(a) of the Company Disclosure Schedule:
(i)any Contract that is with a Material Government Customer (a “Material Government Contract”);
(ii)any Contract (other than any group purchasing agreement entered into in the Ordinary Course of Business) with a Material Supplier;
(iii)any Contract relating to the Business that grants “most favored nation”, “most favored customer”, “most favored supplier” or includes any most favored pricing, preferred pricing or other preferential terms, or includes minimum purchase or revenue commitments or other similar covenants to the counterparty to such material Contract, in each case other than any such Contract that may be cancelled without material liability to the Sellers upon notice of 120 days or less;
(iv)any Contract relating to the Business that requires the Sellers or any of their Affiliates to deal exclusively with any Person or group of related Persons, or in a particular territory, including any right of first refusal, right of first offer or right of first negotiation to any customer, vender, supplier, distributor or contractor or limits or purports to materially limit the ability of the Sellers or any of their Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time, other than any such Contracts that may be cancelled without material liability to the Sellers upon notice of 120 days or less;
(v)except for the Credit Facility, Indenture and the Business Guarantees, any Contract relating to the Business for the provision of funds or making of any loan to, making any capital contribution or other investment in, or assuming any material Liability or obligations of, any Person;
(vi)any Contract relating to the Business, the Purchased Assets or Assumed Liabilities creating any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person or other similar agreements;
(vii)any Contract providing for the acquisition or disposition of any material equity interests or material assets (whether by merger, sale of stock, sale of equity or otherwise) that (A) was entered into in connection with the Business in the last three (3) years or (B) pursuant to which the Sellers or any of their Affiliates have any ongoing obligation (other than a confidentiality obligation) with respect to the Business, the Purchased Assets or Assumed Liabilities;

Exhibit 2.4
(viii)any Contract that is a collective bargaining agreement or Contract with a Union;
(ix)any Contract relating to the Business that involves or provides for any future capital expenditure obligation of the Sellers or any of their Affiliates in excess of $500,000;
(x)except as set forth on Section 3.08(a)(v) of the Company Disclosure Schedule, any Contract evidencing Indebtedness of the Sellers or any of their Affiliates of $500,000 or more, or which relates to Indebtedness of the Sellers or any of their Affiliates, which creates a Lien on the Business, the Purchased Assets or Assumed Liabilities.
(xi)any Contract that is a Lease;
(xii)any Contract that is an employment or employment-related Contract between a Company and any current employee Business Worker that (1) is not terminable at will in the United States, or (2) provides annual base compensation of $250,000 or more;
(xiii)any Contract that is a Contract between a Company and any current non-employee Business Worker that (A) requires more than one (1) month’s notice for termination, or (B) provides annual base cash compensation of $250,000 or more;
(xiv)any Contract that is a Contract with the professional employer organization (“PEO”), employer of record (“EOR”), or any similar staffing, leasing or personnel services agency or organization to provide services to the Sellers in connection with the Business in excess of $1,000,000;
(xv)any Contract requiring the Sellers or any of its Affiliates to indemnify any Person with respect to the Business where the primary purposes is indemnification, other than agreements entered into in the Ordinary Course of Business involving the indemnification of customers, vendors, suppliers, directors and officers, and third-party intellectual property infringement claims related to the Business that is addressed in Section 3.12;
(xvi)any Contract related to the Business relating to a material settlement of any administrative or judicial proceedings within the past five (5) years or pursuant to which the Sellers or any of their Affiliates has any ongoing obligation (other than a confidentiality obligation).
(b)Except as set forth on Section 3.08(a) of the Company Disclosure Schedule, a true, correct and complete copy of each such Material Contract has been provided to Acquirors and their counsel. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to such Company (including any of its Affiliates) to which such Company is a party, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Laws of general application relating to bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the rules of law governing specific performance, injunctive relief and other equitable remedies; (ii) such Company nor, to such Company’s knowledge, any other party thereto has taken or failed to take any action that, with or without notice, lapse of time, or both, would (x) constitute a material breach or a material default under any Material Contract or (y) give any Person the right to declare in material default under any Material Contract, (in each case, with or without notice or lapse of time or both).
Section 3.09Litigation. Except as set forth in Section 3.09 of the Disclosure Schedules, there are no pending or, to the knowledge of the Company, threatened in writing, Actions or, to th

Exhibit 2.4
e knowledge of the Company, investigations before or by any Governmental Authority, against the Sellers or any of their Affiliates related to the Business or pertaining to the Purchased Assets or the Assumed Liabilities or any of the Sellers’ or any of their Affiliates’ respective directors or officers (in their capacities as such) with respect or directly or indirectly related to the conduct of the Business, the Purchased Assets or Assumed Liabilities that, in each case, if resolved adversely against the Sellers or their Affiliates, would reasonably be expected to be material to the Business. There are no outstanding Governmental Orders binding on the Sellers or any of their Affiliates directly or indirectly related to the Business or pertaining to the Purchased Assets or Assumed Liabilities, in each case, that would reasonably be expected to be material to the Business or the Sellers, taken as a whole.
Section 3.10Compliance with Laws.
(a)For the past three (3) years, each Company and its Affiliates has complied in all material respects with, and each Company and its Affiliates is currently in compliance in all material respects with, any applicable Law with respect to the conduct, ownership and operation of the Business, the Assumed Liabilities and the Purchased Assets. Except with respect to matters set forth in Section 3.10 of the Disclosure Schedules, no Company or its Affiliates is, or has been, in violation of any Law or Governmental Order relating to the Business, except for violations that would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole. To the knowledge of the Company, no event has occurred, and no condition or circumstance existed that constituted or resulted in a violation by any Company or any of its Affiliates (solely with respect to the Business) or the Business of, or a material failure to comply with, any Law or Governmental Order related to the Business, except for violations or failures that would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.
(b)With respect to the conduct, ownership and operation of the Business, the Assumed Liabilities and the Purchased Assets, each Company and its Affiliates is, and has been for the past three (3) years, in compliance in all material respects with Anti-Corruption Laws and none of the Companies nor their respective Affiliates, nor any director, officer, or to the knowledge of the Company, employee, agent or Representative of the Companies or their respective Affiliates (acting on behalf of the Companies or their respective Affiliates):
(i)has been convicted of, or accused, charged or investigated by any Governmental Authority with any violation of, any applicable Anti-Corruption Laws or Anti-Money Laundering Laws or other applicable Law related to fraud, theft, embezzlement, bribery, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or sanctions violations;
(ii)has used any funds (whether of the Sellers or their respective Affiliates or otherwise) for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity;
(iii)has with a corrupt or improper intention, directly or indirectly (through third parties), paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, or anything else of value to (A) an official, employee, or agent of any government, military, public international organization, state-owned or affiliated entity (including sovereign wealth funds or public hospitals, universities, or research labs), political party, or any instrumentality thereof (collectively “Government Officials”), (B) a political party or candidate for political office, or (C) any other Person, for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or court decisions, special concessions, contracts, business, or any other improper advantage;

Exhibit 2.4
(iv)made, offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, entertainment, travel, or other benefit or advantage (collectively, “Restricted Benefits”), any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (A) improperly influencing any official act or decision of such official, party or candidate, or (B) improperly inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority;
(v)has solicited, accepted, or received any Restricted Benefits from any Person;
(vi)has established or maintained any slush fund or other unlawful or unrecorded fund or account;
(vii)has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses or other entries in their Business Records;
(viii)is a Government Official or political candidate or has immediate family members who are Government Officials or political candidates;
(ix)has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets;
(x)has used any funds to finance terrorist, drug-related, or other illegal activities;
(xi)has violated, caused other parties to violate, or is currently in violation of, directly or indirectly, any provision of any Anti-Corruption Laws or Anti-Money Laundering Laws or any applicable Law of similar effect; or
(xii)has received any communication that alleges any of the foregoing.
(c)During the past three (3) years, no Company or any of its Affiliates has conducted any internal or government-initiated investigation, or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any material noncompliance with any applicable Anti-Corruption Laws or Anti-Money Laundering Laws with respect to the operation of the Business. There are no pending or, to the knowledge of the Company, threatened claims in writing against the Sellers or any of their Affiliates with respect to material violations of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws with respect to the operation of the Business.
(d)With respect to the conduct, ownership and operation of the Business, the Assumed Liabilities and the Purchased Assets, and subject to the conditions in Section 3.10(g), during the past three (3) years, each Company and its Affiliates has been in compliance in all material respects with applicable International Trade Laws.
(e)With respect to the conduct, ownership and operation of the Business, the Assumed Liabilities and the Purchased Assets, the Sellers and their respective Affiliates maintain and enforce written policies and procedures reasonably designed to promote compliance by the Sellers and

Exhibit 2.4
their respective Affiliates, and their respective directors, officers, employees, agents, in all material respects with applicable International Trade Laws.
(f)With respect to the conduct, ownership and operation of the Business, the Assumed Liabilities and the Purchased Assets, to the extent required by applicable International Trade Laws, neither Seller, any Company or their Affiliates has procured export licenses or approvals prior to exporting, releasing, or sharing technology or technical data.
(g)Without limiting the foregoing, during the past three (3) years, neither Seller nor any Company or their Affiliates has engaged in unauthorized transactions or other dealings, directly or indirectly, with or involving (i) Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk or Luhansk, Kherson, or Zapoizhiyiya regions of Ukraine, (each an “Embargoed Territory”); (ii) any instrumentality, agent, or Person that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Authority of an Embargoed Territory; (iii) any Person that is located, organized, or resident in an Embargoed Territory; or (iv) any Person appearing on an applicable Governmental Authority restricted parties list including OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identification List, BIS’s Denied Persons List, Entity List, and Unverified List, or DDTC’s List of Debarred Parties, or any Person owned 50% or more, or controlled, directly or indirectly by one or more of the foregoing (each a “Prohibited Party”), in each case, with respect to the operations of the Business.
(h)For the past three (3) years, none of Seller, any Company, nor any of their respective directors, officers, or employees (i) has been a Prohibited Party or (ii) has been located, organized, or resident in an Embargoed Territory.
(i)For the past three (3) years, neither Seller nor any Company has participated, directly or indirectly, in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Internal Revenue Code.
(j)The Sellers do not have any basis to expect, nor has the Seller, its Affiliates, any Company or their respective Affiliates, or, to the knowledge of the Company, any other Person for whose conduct the Sellers are held to be responsible received, any actual or, to the knowledge of the Company, threatened in writing order, notice, or other communication from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Laws with respect to the operation of the Business. Neither the Sellers nor any of their Affiliates has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Sellers arising under or relating to any applicable International Trade Laws with respect to the operation of the Business. To the knowledge of the Company, there are no allegations, complaints, charges, investigations or administrative enforcement actions, pending, threatened, or closed by any Governmental Authority with respect to any potential violation or liability of Seller, its Affiliates or any Company or their respective Affiliates under or relating to any applicable International Trade Laws with respect to the operation of the Business.
(k)The Business is not a “TID U.S. business” (as defined in 31 C.F.R. § 800.248) and does not produce, design, test, manufacture, fabricate, or develop any “critical technologies” (as defined in 31 C.F.R. § 800.215), does not perform the functions set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to any “covered investment critical infrastructure,” and does not maintain or collect, directly or indirectly, any “sensitive personal data” (as defined in 31 C.F.R. § 800.241) of U.S. citizens for any of the uses described in 31 C.F.R. § 800.241.

Exhibit 2.4
Section 3.11Real Property.
(a)Section 3.11(a) of the Disclosure Schedules sets forth a complete and correct list of all Owned Real Property. The Owned Real Property constitutes all of the real property that is owned for use primarily in the conduct of the Business as currently conducted. The Sellers or their Affiliates, as applicable, have good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(b)Section 3.11(b) of the Disclosure Schedules sets forth an accurate and complete list of the Leases. The Leased Real Property constitutes all of the real property that is leased for use primarily in the conduct of the Business as currently conducted.
(c)Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Sellers and their applicable Affiliates have a good and valid, leasehold interest in all Leases, in each case free and clear of all Liens, other than Permitted Liens. No Lease has been cancelled, mutually terminated or challenged in writing wholly or in part, and to the Company’s knowledge, no cancellation, termination or challenge has been directly and overtly threatened in writing and to the Company’s knowledge, and except as provided herein, no side agreements with the Sellers or any applicable Affiliates as a party thereto have been made with respect to the properties subject to any Lease. No written notice of material breach has been received by the Sellers or their applicable Affiliate that is the tenant thereunder in respect of any Lease, and no written notice to terminate any Lease has been received by the Sellers or their applicable Affiliate that is the tenant thereunder. Except as set forth on Section 3.11(c) of the Disclosure Schedules, neither the Sellers nor any of their Affiliates have transferred or assigned any Lease or sublet or sub-sublet any portion of the property covered by any Leases. A complete and correct copy of each Lease and any material amendment and/or any guaranties with respect thereto have been provided to Acquiror Group. The Sellers have paid all rents (including base rent and additional rent) to date to the extent such rents are due and payable under each Lease. To the Company’s knowledge, as of the date of this Agreement, the Sellers’ or any of its their Affiliate’s possession of the premises which are the subject of the Leases has not been materially disturbed. Section 3.11(c) of the Disclosure Schedules sets forth a complete and accurate list of all security deposits paid by the Sellers or any of their Affiliates for any Lease, and the remaining amount of such security deposit as of the date of this Agreement. To the Company’s knowledge, all amounts owed by the Sellers or any of their Affiliates to third parties in connection with the Leases that are due and payable as of the Effective Date, including without limitation any brokerage commissions relating to the Leases, have been paid in full, other than any amounts being contested in good faith. To the Company’s knowledge, as of the date of this Agreement, none of the Sellers or their applicable Affiliates nor any of the applicable landlords or sublandlords, are in material default under any Lease.
(d)Except (i) as set forth on Section 3.11(d) of the Disclosure Schedules, (ii) for Permitted Liens, or (iii) as contemplated by the Transition Services Agreement, no Person other than the Sellers has the right to use or occupy the Leased Real Property.
(e)As of the date of this Agreement, no Company or any of its Affiliates has received any written notice from any Governmental Authority in the past three (3) years that (i) any condemnation proceeding is pending or threatened with respect to any Leased Real Property or (ii) any material zoning or building code, ordinance, order or regulation is violated in any material respect by the operation or use of the Leased Real Property.

Exhibit 2.4
(f)As of the date of this Agreement, the improvements on the Leased Real Property are in good operating condition and repair, sufficient for the operation of the Business as currently conducted.
(g)As of the date of this Agreement, the Leased Real Property is adequately served by necessary utilities, building systems, and other building services necessary for its current use and for material compliance with all applicable Laws and Permits, including, without limitation, adequate fire suppression systems, HVAC systems, electrical systems, and plumbing systems.
Section 3.12Intellectual Property; Information Privacy and Security.
(a)Sellers’ Intellectual Property Rights.
(i)Disclosure of Certain Intellectual Property. Section 3.12(a)(i) of the Disclosure Schedules is a complete and accurate list of: all Company Registered Intellectual Property that is a Purchased Asset, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents during the six (6)-year period prior to the date of this Agreement), Trademarks, Copyrights, and Domain Names and setting forth for each of the foregoing as applicable, the title, application number, filing date, jurisdiction, and registration number.
(ii)Enforceability; No Challenges. Each item of Company Registered Intellectual Property that is a Purchased Asset is subsisting and in good standing. With respect to each item of Company Registered Intellectual Property that is a Purchased Asset and has been registered, granted or issued, to the Company’s knowledge, no facts exist that would reasonably be expected to render such Company Registered Intellectual Property invalid or unenforceable. Neither the Sellers, nor to the Company’s knowledge, any of their counsel or agents has knowingly misrepresented, or intentionally failed to disclose, any facts or information in any application for any such Company Registered Intellectual Property that would constitute fraud, a material misrepresentation or inequitable conduct with respect to such application. With respect to each item of such Company Registered Intellectual Property, no Company has received written notice of any inter partes review, derivative proceedings, inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registration Office relating to such Intellectual Property.
(iii)Proper Filing. With respect to each item of Company Registered Intellectual Property that is a Purchased Asset, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been timely paid, all foreign filing license requirements have been complied with, and all necessary documents (including responses to office actions) and certificates have been timely filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with applicable Law.
(iv)Section 3.12(a)(iv) of the Disclosure Schedules is a complete and accurate list of all actions that must be taken within ninety (90) days of the Closing Date with respect to any of the Company Registered Intellectual Property that is a Purchased Asset, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property, in each case in accordance with applicable Law.
(v)Trade Secrets. The Sellers have taken commercially reasonable measures and precautions to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property and any Trade Secrets owned by others to whom a Company has a

Exhibit 2.4
confidentiality obligation with respect to the Business. The Sellers have not disclosed any Trade Secret that is a Purchased Asset in which a Company has (or purport to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret that is a Purchased Asset but not included in the Company Owned Intellectual Property has been pursuant to the terms of a written agreement between a Company and the owner of such Trade Secret or is otherwise lawful. No Company has received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Company Intellectual Property. The Sellers have taken commercially reasonable measures in connection with the hiring and employment of its respective personnel to ensure that any Trade Secrets that are Purchased Assets but owned by others have not been disclosed to or used by a Company without authorization.
(b)Ownership of and Right to Use Company Intellectual Property; No Liens.
(i)A Company is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Liens (except for Permitted Liens), all Company Owned Intellectual Property and all Company Technology owned by or purported to be owned by a Company. A Company is the owner of, or has the right to use, all Company Owned Intellectual Property and all Company Technology owned by or purported to be owned by a Company, in each case free and clear of all Liens (excluding Permitted Liens). For clarity, the foregoing sentence does not apply to Intellectual Property developed for a Company that cannot be assigned or transferred to such Company by employees, consultants and contractors under applicable Laws; and regarding such Intellectual Property that cannot be assigned or transferred to a Company under applicable Laws, such Company is the sole and exclusive licensee or beneficiary of such Intellectual Property, free and clear of all Liens (except for Permitted Liens) and such Intellectual Property shall be Company Owned Intellectual Property for purposes of this Agreement and regarding such Intellectual Property that cannot be assigned or transferred to a Company under applicable Laws, the applicable Company has the right to use such Intellectual Property in the conduct of the Business as currently conducted. Except as set forth in Section 3.12(b)(i) of the Disclosure Schedules, no Company jointly owns or claims any right, title or interest with any other Person in or under any Intellectual Property. The Sellers have the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Company Owned Intellectual Property. No Company has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property to any Person. Except as set forth in Section 3.12(b)(i) of the Disclosure Schedules, no Company has granted any exclusive license with respect to any material Company Owned Intellectual Property to any Person.
(ii)The Sellers have valid, legally enforceable rights to use, license, practice, and otherwise exploit, as applicable, all Company Licensed Intellectual Property, in each case in the manner in which the Sellers each have used, licensed, practiced, and otherwise exploited such Company Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the conduct of the Business as currently conducted. There is no Company Licensed Intellectual Property used, used in or necessary for the conduct of the Business other than the Company Licensed Intellectual Property that is provided under Acquired Contracts. There are no exclusive licenses granted to any Company under Intellectual Property that is used, used in or necessary for the conduct of the Business.
(c)Agreements Related to Company Intellectual Property.

Exhibit 2.4
(i)Disclosure of Outbound Licenses. Section 3.12(c)(i) of the Disclosure Schedules is a complete and accurate list of all Contracts related to the Business (other than end user customer agreements, terms of use, terms of service or terms of sale in the form as provided to Acquiror Group or vendor, supplier, and distributor agreements pursuant to standard non-negotiable terms in the Ordinary Course of Business) to which a Company is a party pursuant to which a Company is currently granting or a Company or any future Affiliate of a Company is required to grant to any Person in the future any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights, to any Company Intellectual Property, or where the Sellers have undertaken or assumed any obligation to assert any current or future Intellectual Property against any Person prior to asserting any Intellectual Property against any other Person or any obligation to exhaust remedies as to any Intellectual Property against one or more Persons prior to seeking remedies against any other Person. No Patents owned by a Company is subject to any “License on Transfer” (aka “LOT”), network, or commitment pursuant to which such Patents may not be enforced once the Patents are sold or assigned to any other Person.
(ii)Disclosure of Feedback Rights. Section 3.12(c)(ii) of the Disclosure Schedules is a complete and accurate list of all Contracts related to the Business to which a Company is a party pursuant to which that Company or any Affiliate of that Company either (A) assigned to (or is required to assign to) any Person any feedback, suggestions, ideas or input communicated by a Company to such Person or (B) granted to (or is required to grant to) any Person any material right, license, release, waiver, or covenant not to sue with respect to any feedback, suggestions, ideas or input communicated by a Company to such Person, other than non-exclusive rights granted in the Ordinary Course of Business and which are not material to the Business.
(iii)Disclosure of Inbound Licenses. Section 3.12(c)(iii) of the Disclosure Schedules is a complete and accurate list of all Contracts related to the Business (other than (A) licenses for “off-the-shelf” or other widely available software licenses licensed on non-discriminatory terms for an annual fee of less than $250,000 (or the foreign equivalent thereof), (B) licenses for Open Source Software and (C) licenses granted to a Company by vendors, suppliers, and distributors pursuant to standard, non-negotiable sales terms in the Ordinary Course of Business) to which a Company is a party pursuant to which any Person is currently granting or is required to grant in the future to that Company or any Affiliate of that Company any right under or license to, any covenant not to assert or sue or other immunity from suit under or any other rights to any Intellectual Property, or where a Company is the beneficiary of a covenant or obligation not to assert any Intellectual Property against the Sellers or any Affiliate of a Company prior to asserting such Intellectual Property against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property against any Person prior to seeking remedies against a Company.
(iv)Disclosure of Other Intellectual Property Agreements. Section 3.12(c)(iv) of the Disclosure Schedules is a complete and accurate list, grouped by subsection, of all Contracts as follows to the extent related to the Business: (A) regarding joint development of any Technology; (B) by which the a Company grants, granted or are required to grant any ownership right or title to any Intellectual Property or have such a commitment that extends to any Affiliate of that Company, (C) by which a Company is assigned or granted an ownership interest in any Intellectual Property (other than written agreements with suppliers, employees and independent contractors that assign or grant to a Company ownership of Intellectual Property developed in the course of providing services to a Company); (D) under which a Company grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property; (E) under which any Person is granted any right to access Company Source Code or to use Company Source Code

Exhibit 2.4
(other than employees and independent contractors that have access to Company Source Code solely for purposes of performing services for or on behalf of a Company); and (F) pursuant to which a Company has deposited or are required to deposit with an escrow agent or any other Person the Company Source Code or other Technology or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Company Source Code.
(v)Royalties. The Sellers have no obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Company Owned Intellectual Property (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Company Product.
(vi)Indemnification. Except for any end user agreements entered into in the Ordinary Course of Business, indemnification obligations arising under confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business or vendor, supplier, and distributor agreements pursuant to standard, non-negotiable sales terms in the Ordinary Course of Business, no Company has entered into any Contract to defend, indemnify or hold harmless any Person against any charge of infringement, violation or misappropriation of any Company Owned Intellectual Property.
(vii)No Affiliate Licenses. Except as set forth in Section 3.12(c)(vii) of the Disclosure Schedules, there are no Acquired Contracts to which a Company is a party pursuant to which a Company granted or a Company or any Affiliate of a Company is required to grant to any Person any rights under the Intellectual Property of any Affiliate of a Company, including Acquiror Group or any of its Affiliates (other than Intellectual Property owned or controlled by a Company as of the Closing Date). With respect to the Contracts required to be disclosed in Section 3.12(c)(vii) of the Disclosure Schedules, no Company has (A) provided or communicated to the counterparty of any such Contract any feedback, suggestions, ideas or input directed to or otherwise related to any standard essential wireless Technologies or multimedia (including audio and video) Technologies or (B) taken any other action that would result in Acquiror Group or its Affiliates after the Closing to granting any rights or licenses with respect to any standard essential wireless Technologies or multimedia (including audio and video) Technologies, including rights or licenses under any Patents covering any such Technologies.
(d)Public Software.
(i)Section 3.12(d) of the Disclosure Schedules sets forth a complete and accurate list of any and all Public Software that is hosted for use by, or distributed to, third parties by a Company in the conduct of the Business (excluding that which is used exclusively for research, development or customer support purposes, and is not incorporated into, embedded into, hosted with, linked to, distributed with, or installed with any Company Product), and separately identifies for each such item of Public Software listed on such Schedule: (A) the license that applies to such Public Software and (B) the Company Product into which such Public Software is incorporated into, embedded into, hosted with, linked to, distributed with, or installed with. The Sellers have not used, modified or distributed any Public Software such that, (1) any software owned by a Company that is subject to any Open License Terms or is required to be made available in source code form, or (2) a Company is required to grant permission for creating modifications to or derivative works of any software owned by a Company.
(ii)The Sellers are in compliance with all Open License Terms applicable to any Public Software licensed to or used by the Sellers in the conduct of the Business. To the

Exhibit 2.4
Company’s knowledge, none of the inventions claimed in any of the Patents included in the Company Owned Intellectual Property are practiced by any Public Software distributed by, or hosted for use by, third parties by the Sellers.
(e)No Third Party Rights in Company Intellectual Property. Except as set forth in Section 3.12(e) of the Disclosure Schedules:
(i)No Employee Ownership. No current or former officer, manager, director, equityholder, member, employee, founder, consultant or independent contractor of a Company has any right, title or interest in, to or under any Company Owned Intellectual Property or Company Technology owned by a Company.
(ii)No Challenges. No Person has challenged or, to the Company’s knowledge, threatened to challenge and no Person has asserted or, to the Company’s knowledge, threatened a claim or made a demand, nor is there any pending proceeding or, to the Company’s knowledge, threatened, which would adversely affect (A) a Company’s right, title or interest in, to or under the Company Owned Intellectual Property or Company Technology owned by that Company, or (B) any Contract, license or other arrangement under which a Company claims any right, title or interest under the Company Intellectual Property or Company Technology owned by that Company.
(iii)No Restrictions. The Sellers are not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by a Company of the Company Owned Intellectual Property and Company Technology owned by a Company, or which to the Company’s knowledge, might affect the validity, use or enforceability of any Company Owned Intellectual Property.
(iv)No Infringement by Other Persons. To the Company’s knowledge, no Person has and have not in the past three (3) years infringed, misappropriated, diluted or violated any Company Owned Intellectual Property.
(f)No Infringement by the Sellers. The conduct of the Business, including the making, using, offering for sale, selling, distributing and/or importing of any Company Technology owned by the Sellers, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property (other than Patents) of any Person and to the Company’s knowledge the Patents of any Person and have not in the past three (3) years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of any other Person. No Person has asserted or, to the Company’s knowledge, threatened a claim, nor have the Sellers or any of their Affiliates received any charge, complaint, claim, demand or notice, that the Business or any Company Technology owned by the Sellers (or the any Intellectual Property embodied in any such Company Technology) infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other Person. No Person has notified a Company that the Sellers require a license to any Person’s Intellectual Property in conducting the Business. No Company has received any unsolicited written offer to license any Person’s Intellectual Property with respect to conducting the Business.
(g)Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of the Sellers who are or were involved in or contributed to the creation or development of any Company Owned Intellectual Property or Company Technology owned by a Company on behalf of such Company have transferred to the Company all rights, title and interest to such Intellectual Property and Technology and agreed to confidentiality provisions protective of the confidential information of the Business based on the employment, independent contractor, consulting

Exhibit 2.4
services and/or other written agreements. Each such agreement is materially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously made available by the Sellers to Acquiror Group. To the Company’s knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement.
(h)Moral Rights. All authors of any works of authorship in the Company Technology have waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by applicable Law, or such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights.
(i)No Release of Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Company Source Code.
(j)No Viruses in Company Technology. To the Company’s knowledge, no Company Technology contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data (“Viruses”). The Sellers have taken commercially reasonable steps to prevent the introduction of Viruses into Company Technology that is owned or controlled by the Sellers.
(k)No Standards Bodies. Except as set forth on Section 3.12(k) of the Disclosure Schedules, no Company is not now, nor have ever been, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate a Company to grant or offer to any other Person any license or other right to the Company Owned Intellectual Property or Company Technology owned by a Company, including any future Technology and Intellectual Property developed, conceived, made or reduced to practice by the Sellers or any Affiliate of the Sellers after the Closing Date.
(l)No Government or University Funding. No funding, facilities, resources or personnel of any Governmental Authority or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Company Owned Intellectual Property or Company Technology owned by a Company.
(m)No Limits on Acquiror Group’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not, pursuant to any material Contract to which a Company is a party, materially contravene, conflict with or result in any termination of or new or additional limitations on Acquiror Group’s right, title or interest in or to the Company Intellectual Property, nor will it cause: (i) a Company or Acquiror Group to grant to any other Person any right to or with respect to any Company Owned Intellectual Property, (ii) a Company or Acquiror Group to be bound by, or subject to, any non-compete or other restriction on the operation of the Business as currently conducted, or (iii) a Company or Acquiror Group to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by the Sellers in the absence of this Agreement or the transactions contemplated hereby.
(n)Transferability of Intellectual Property. All Company Owned Intellectual Property is fully transferable, alienable and licensable by a Company without an obligation to make any material payment or grant of any material rights to any other Person.

Exhibit 2.4
(o)Privacy and Sellers Data.
(i)The Sellers’ data, privacy and security practices conform, and have conformed, in all material respects, to all of the Privacy Commitments, Privacy Laws, Privacy Policies, and Company Data Agreements, applicable to the Purchased Assets and Business as currently conducted or as was previously conducted, including the Sellers’ Processing of Personal Data. The Sellers have materially: (A) complied with all Contracts with third parties (including data processors) relating to the Processing and/or protection of Company data and/or other Personal Data, as well as written commitments and contractual obligations regarding the Processing of Personal Data, including in accordance with Privacy Laws (collectively, “Privacy Contracts”), and ensured that there are valid legal grounds for any Processing of Personal Data, where required by applicable Privacy Laws, (B) provided adequate information and notice to and obtained any necessary consents from Data Subjects where required by applicable Privacy Laws for the Processing of Personal Data as conducted by or for the Sellers, and (C) abided by any privacy choices (including opt-out preferences) of Data Subjects relating to Personal Data (either those received directly from Data Subjects or those communicated by third parties having a contractual capacity to do so on behalf of Data Subjects where the Sellers are not the data controller (or equivalent notion)) (all obligations described in (A) through (C) above, together with those contained in Privacy Policies, are collectively, “Privacy Commitments”).
(ii)Neither the execution or delivery of this Agreement or any certificate, schedule, agreement or document delivered pursuant to this Agreement nor the performance of obligations hereunder or thereunder nor the taking over by the Acquiror Group of all of the databases, Company Data, Transaction Personal Data, Personal Data and/or other information relating to the customers of the Sellers will cause, constitute, or result in a breach or violation of any Privacy Laws, Privacy Commitments, Company Data Agreements, or standard terms of service entered into by users of the Company Products, in each case in all material respects. The Sellers are not subject to any Privacy Commitments, any Company Data Agreements, any contractual requirement or other legal obligation related to the Business that, following the Closing, would materially prohibit the Acquiror Group from Processing any Personal Data in the manner in which the Sellers Processed such Personal Data immediately prior to the Closing.
(iii)The Sellers have established and maintained commercially reasonable technical, physical, administrative, and organizational measures, and security systems and technologies, in compliance with data security requirements under Privacy Laws and Privacy Commitments applicable to the Purchased Assets, Company Data and Personal Data Processed by the Sellers and Business as currently conducted and designed to protect Company Data and other confidential information, including Personal Data and Transaction Personal Data, maintained by or for the Sellers against accidental, unauthorized, and/or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Sellers and their data processors (or equivalent notion).
(iv)The Sellers have implemented and maintained commercially reasonable Privacy Policies concerning the collection, use, storage, retention, security and Processing of Company Data Processed in the conduct of the Business that complies with applicable Privacy Laws and implemented commercially regular use testing, audits, and/or other documented processes to ensure compliance with Privacy Policies. The Sellers have taken commercially reasonable steps to train employees and contractors on applicable aspects of Privacy Laws, and Privacy Commitments applicable to the Business as currently conducted, and have bound all employees and contractors with access to such data to commercially appropriate written

Exhibit 2.4
obligations of confidentiality. True and accurate copies of all current and past Privacy Policies have been made available to the Acquiror Group.
(v)The Sellers take commercially reasonable measures to provide for the security, continuity, and integrity of: (A) the computer and other information technology systems owned and/or controlled by the Sellers, including software, computer hardware, networks, interfaces, servers, and storage devices, data communication services, computer network services, internet access services, and cloud-based services and related computer or information technology systems and services, which are owned, licensed, leased or used by the Sellers or their respective Subsidiaries (collectively, the “Company IT Assets”), and (B) all Company Data Processed by Company IT Assets; such measures include the implementation of commercially reasonable security, data backup, disaster avoidance and recovery procedures, business continuity procedures, incident response plans, each related to the Business and the Purchased Assets. There have been no material disruptions, malfunctions or failures of such Company IT Assets use in connection with the operation of the Business. To the knowledge of the Company, there has been no accidental, unauthorized, and/or unlawful access, acquisition, use, loss, destruction, modification, transfer, disclosure, Processing and/or material compromise of Company IT Assets and/or Personal Data related to the Business or Company Data in the possession or control of the Sellers (a “Security Breach”). The Sellers have not provided any notices to, nor have they been legally required to provide any such notices, to any Person as a result of any such Security Breach related to the Business. Nor has there been any unauthorized intrusions or breaches of security into any Company IT Assets used in the operation of the Business. To the knowledge of the Company, no third party Processing Company Data on behalf of the Sellers has experienced a Security Breach affecting Company Data. Neither the Sellers nor any third party acting at their direction or authorization has paid any perpetrator of any actual Security Breach related to the Business, including, but not limited to a ransomware attack or a denial-of-service attack.
(vi)To the knowledge of the Company, there has been no material breach or violation of any Privacy Laws or Privacy Commitments in relation to Company Data or Personal Data maintained by or for the Sellers in connection with the operation of the Business has occurred or is threatened in writing, and there has been no unauthorized or illegal Processing of any such Company Data or Personal Data. No circumstance has arisen in which any Privacy Law, Contract, or Privacy Commitment would require the Sellers to notify any Governmental Authority, Supervisory Authority or any other Person of an actual Security Breach involving Company Data in connection with the operation of the Business.
(vii)The Sellers have not received written notice or complaint of any circumstance that would reasonably be expected to give rise to, any Action, notice, communication, court order, warrant, complaint, demand, regulatory opinion, audit result, or allegation, from a Person, Governmental Authority or Supervisory Authority related to the Business or the Purchased Assets: (A) alleging or confirming non-compliance with a requirement of Privacy Laws or Privacy Commitments, (B) requiring or requesting the Sellers to cease Processing or take any action regarding Company Data or Personal Data in the possession, control, or custody of the Sellers, (C) permitting or mandating relevant Persons, Governmental Authorities or Supervisory Authorities to investigate, audit, request information from, or enter the premises of, the Sellers or (D) claiming compensation from the Sellers. The Sellers have not been involved in any Actions involving a breach or an alleged breach of Privacy Laws or Privacy Commitments related to the Business.
(viii)Section 3.12(o)(viii) of the Disclosure Schedules sets forth a true, correct and complete list of each notification and registration made by the Sellers under Privacy Laws with relevant Governmental Authorities or Supervisory Authorities in connection with the

Exhibit 2.4
Processing of Personal Data related to the Business. All such notifications and registrations are valid, accurate, complete, and fully paid up, and the consummation of the transactions contemplated herein will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Section 3.12(o)(viii) of the Disclosure Schedules, no other registrations or notifications are required in connection with the Processing of Personal Data related to the Business by the Sellers.
(ix)Where the Sellers use a data processor (or equivalent notion) to Process Personal Data related to the Business on its or their behalf, (A) the Sellers have conducted reasonable diligence to ensure that Processing will meet the material requirements of all Privacy Laws and Privacy Commitments applicable to the Business as currently conducted, and ensure the protection of the rights of Data Subjects, and (B) there is in existence a written Contract between the Sellers and each such data processor that complies with the requirements of all Privacy Laws and Privacy Commitments. The Sellers have made available to the Acquiror Group true, correct and complete copies of all such Contracts, including Privacy Contracts, related to the Business. To the Company’s knowledge, no data processors have breached any such Contracts, and no data processor has informed the Sellers of any inability to comply with their obligations under any Contract, Privacy Contract, Privacy Commitments, and/or Privacy Laws related to the Business arising out of local law requirements or otherwise.
(x)Where the Sellers transfer or have transferred Personal Data to third countries, the Sellers have ensured that such transfer is performed in accordance with the requirements of all Privacy Laws and Privacy Commitments applicable to the Business as currently conducted (including, but not limited to, conducting applicable data transfer impact assessments and entering into applicable data transfer agreements), and that, where required, appropriate safeguards are in place for the data transfer to ensure that the data and Data Subjects are afforded the same level of protection that they would otherwise receive.
(xi)The Sellers maintain commercially appropriate documentation in order to be able to demonstrate material compliance with their obligations under Privacy Laws and Privacy Commitments applicable to the Business, including the maintenance of complete, accurate and up to date records of all Personal Data Processing activities as may be required by Privacy Laws, including, but not limited to records of Processing.
(xii)The Sellers have valid and subsisting contractual rights to Process or to have Processed Licensed Data in connection with the operation of the Business in the manner that it is Processed by or for the Sellers. To the Company’s knowledge, the Sellers have all necessary rights, permissions, and authorizations under the relevant Contracts, including Company Data Agreements, related to the Business and valid legal grounds as required by Privacy Laws to perform all actions taken by the Sellers with respect to such Licensed Data. The Sellers have been and are in compliance with all Contracts related to the Business under which the Sellers Process or have Processed Licensed Data, and the consummation of the transactions contemplated in this Agreement will not conflict with, or result in any violation or breach of, or default under, any such Contract. Section 3.12(o)(xii) of the Disclosure Schedules sets forth a true, correct and complete list of each material Contract governing the acquisition, licensing, or use of Licensed Data, not including any vendor Contracts and Company Data Agreements that do not grant rights in Licensed Data.
(xiii)Where required by Privacy Laws, the Sellers have carried out and maintained complete, accurate and up to date records of data protection impact assessments in

Exhibit 2.4
respect of all relevant Processing of Personal Data related to the Business. In all cases, the Sellers have commercially reasonable measures to mitigate and have mitigated the risks identified in such assessments, such that no prior consultation with a Governmental Authority and/or Supervisory Authority has been required.
(xiv)The Sellers have complied with all Data Subject requests related to the Business, including any requests for information regarding the Processing of Data Subjects’ Personal Data, access to Personal Data, the cessation of specified Processing activities or the rectification or erasure of any Personal Data, portability of Personal Data, or opt-outs, in each case in accordance with the requirements of the Privacy Laws, and there are no such requests outstanding at the date of this Agreement.
(xv)To the extent required by applicable Law in connection with the operation of the Business, the Sellers has appointed an individual to act as Data Protection Officer or similar role under applicable Law.
(p)Anti-Spam Laws. The Sellers carry on and have carried on the Business in material compliance with all Privacy Laws relating to the sending of telephone calls, text messages, spam or commercial electronic messages (“Anti-Spam Laws”), including CASL, the U.S. Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the U.S. Telephone Consumer Protection Act (TCPA), and EU Directive 2002/58/EC on Privacy and Electronic Communications (and all implementing laws in EU Member States). Without limiting the previous sentence in connection with the operation of the Business:
(i)the Sellers have developed and implemented: (A) a formal policy or policies regarding commercial electronic and text messages consistent with applicable Anti-Spam Laws; (B) consent language for all commercial electronic and text messages being sent by or on behalf of the Sellers that comply with applicable Anti-Spam Laws; and (C) the prescribed form and content for all commercial electronic and text messages being sent by or on behalf of the Sellers in accordance with all applicable Anti-Spam Laws in all material respects;
(ii)the Sellers have obtained consent, as required by applicable Anti-Spam Laws, from all recipients of commercial electronic and text messages sent by or on behalf of the Sellers, or otherwise has a lawful basis to send such commercial electronic and text messages, where required by applicable Anti-Spam Laws;
(iii)the Sellers have implemented a commercially reasonable mechanism that complies with Anti-Spam Laws, including to implement opt-outs and/or unsubscribe requests;
(iv)the Sellers do not make false or misleading commercial representations online or in any electronic communication; and
(v)the Sellers are not the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Anti-Spam Law.
Section 3.13Title to and Sufficiency of Assets.
(a)Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Sellers or their applicable Affiliates, in the aggregate, own, lease, license or have the right to use and have good and marketable title to (or a valid leasehold interest in or license to), all tangible assets and properties to

Exhibit 2.4
the Purchased Assets, free and clear of all Liens, except for Permitted Liens. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.
(b)Except as set forth on Section 3.13(b) of the Disclosure Schedules or other than the Shared Contracts, the Purchased Assets, together with all other rights of Acquiror Group pursuant to this Agreement, the Transition Services Agreement, and the other Transaction Documents, will immediately after the Closing constitute all of the assets (tangible and intangible), rights and properties used in or held for use in, necessary and required to conduct the Business and use and operate the Business and the Purchased Assets in materially the same manner conducted on the date of this Agreement and at the Closing by Seller and its Affiliates; provided, that, the foregoing is subject to the entry into Replacement Contracts or the obtaining of any Change of Control Consents, and any claim or right or benefit arising from entry into Replacement Contracts or the obtaining of any Change of Control Consents, may require consent of a Governmental Authority or other Person, which has not been obtained. The Purchased Assets are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Business are reflected in the balance sheets to the extent required by GAAP.
Section 3.14Government Contracts.
(a)Each Current Government Contract and Government Bid, to the knowledge of the Company, is not the subject of an active or threatened (in writing) protest, litigation or administrative proceeding, nor any other written outstanding claim, dispute or request for equitable adjustment that has not been resolved in the Ordinary Course of Business and would reasonably be expected to result in material liability or materially adversely affect performance under such Current Government Contract by any party thereto.
(b)With respect to any Current Government Contract and Government Bid, there is no, and in the three (3) year period prior to the date of this Agreement, there has not been any: (i) written notice, or to the knowledge of the Company, investigation or allegation by any Governmental Authority of potential civil fraud, false claim, significant overpayment, or criminal activity; (ii) any fraud or misconduct relating to any Government Contract or Government Bid; (iii) written notice of Action or pending or threatened Action involving Seller; (iv) written notice, or to the knowledge of the Company, any oral notice regarding possible suspension, debarment or exclusion under authority of 48 C.F.R. Part 9.4, 2 C.F.R. Part 180, or any other authority against Seller; or reportable events required to be disclosed under 48 C.F.R. 52.209-7(c)(1) against Seller.
(c)In the three (3) year period prior to the date of this Agreement, (i) Seller has complied in all material respects with all applicable statutory and regulatory requirements, including, but not limited to, the Service Contract Act (41 U.S.C. §§ 6701–6707) , but not limited to, and the Procurement Integrity Act (41 U.S.C. §§ 2101–2107), when and as applicable to each of the Government Contracts and Government Bids, (ii) the representations and certifications made, acknowledged, or set forth in or pertaining to a Current Government Contract or Government Bid by Seller with respect to the Government Contracts or Government Bids, to the Company’s knowledge, were current, accurate, and complete in all material respects as of their effective date, (iii) the records required to be submitted to a customer or its auditor in connection with Government Contracts have been accurate in all material respects, and (iv) all invoices submitted for payment, reimbursement or adjustment by Seller pursuant to a Government Contract were accurate in all material respects as of their respective submission dates, or were subsequently revised or corrected in the Ordinary Course of Business.
(d)In the three (3) year period prior to the date of this Agreement, (i) Seller has not received any written notice of termination for default or convenience, material breach, cure notice, or

Exhibit 2.4
show cause notice that has not been withdrawn or resolved arising under or related to a Government Contract or a Government Bid from any Governmental Authority, and (ii) Seller has maintained in all material respects any material certifications, approvals, written policies, systems and controls required by the applicable terms and conditions of the Government Contracts.
(e)Seller has not in the three (3) year period prior to the date of this Agreement (i) been, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); (ii) made any written disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13 or other Law (including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract), and, to the knowledge of the Company, there is no credible evidence that would require mandatory disclosure under the FAR or other Law; (iii) made any voluntary written disclosures to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; or (iv) to the knowledge of the Company, been in material violation of any applicable restriction on conflict of interest, lobbying, political activity, political contributions, or the offering, giving, soliciting or receiving of anything of value with respect to a representative of a Governmental Authority, or in connection with a Government Contract or Government Bid. To the knowledge of the Company, there is no existing information, fact, condition, or circumstance that would reasonably be expected to result in the revocation or suspension of the Seller’s facility security clearance. The Seller is in compliance in all material respects with all applicable Law regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual (32 C.F.R. Part 117) and any supplements, amendments or revised editions thereof.
(f)Seller and its officers and employees hold all Facility Clearances and Personnel Security Clearances reasonably necessary to perform the Current Government Contracts. To the Company’s knowledge, all requisite Facility Clearances are valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to result in a material and adverse effect on the Business, taken as a whole.
(g)No Current Government Contract was awarded on the basis of Seller being a small business or having other preferential bidding status in U.S. federal government procurements as defined in the regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121 et seq. or similar socioeconomic preference rules applicable to procurements conducted by other Governmental Authorities.
Section 3.15Business Worker Benefit Plans.
(a)Section 3.15(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, an accurate and complete list, of each material Business Worker Benefit Plan, provided that for each individual equity-based agreement, offer letter or employment agreement, commission or sales plan, or consulting or contractor agreement that is based on, and does not materially deviate from, a standard Company form that has been made available to Acquiror Group, only such form is listed on Section 3.15(a) of the Disclosure Schedules. The Sellers and their Affiliates have not made any plan or commitment or communicated their intent to establish any new Business Worker Benefit Plan, to modify any Business Worker Benefit Plan (except to the extent required by law or to conform any such Business Worker Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to Acquiror Group in writing, or as expressly required by this Agreement) or to terminate any Business Worker Benefit Plan. With respect to each material Business Worker Benefit Plan, the Sellers have provided to or made available to Acquiror Group and its counsel (i) correct and complete copies of such

Exhibit 2.4
Business Worker Benefit Plan including all amendments thereto (or a summary of any such oral Business Worker Benefit Plan), (ii) the most recent United States Internal Revenue Service (or any other applicable Tax authority) determination or opinion letter issued with respect to each such Business Worker Benefit Plan for which determination letters are currently available, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each such Business Worker Benefit Plan, and (iv) annual reports (Form series 5500 and all schedules and financial statements attached thereto) for the last year for each such Business Worker Benefit Plan for which such returns are required.
(b)Neither the Sellers nor any ERISA Affiliate has at any time maintained, established, sponsored or contributed to, or been required to contribute to, any pension plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA any multiple employer plan, any defined benefit plan, or to any plan described in Section 413 of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(c)Each Business Worker Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion letter upon which it can rely, if applicable) as to its qualified status under the Code, and, to the Company’s knowledge, no event, or circumstance has occurred that is reasonably likely to adversely affect such qualified status.
(d)Each Business Worker Benefit Plan has been established and maintained in accordance with its terms and in compliance with all applicable Law including ERISA and the Code, in all material respects.
(e)There are no material Actions pending, threatened in writing, or, to the Company’s knowledge, threatened orally with respect to any Business Worker Benefit Plan or, to the Company’s knowledge, any fiduciary (in its capacity as fiduciary of such Business Worker Benefit Plan) or assets thereof. No Business Worker Benefit Plan is currently under audit or, to the Company’s knowledge, review by any applicable Governmental Authority.
(f)Except as set forth on Section 3.15(f) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, whether contingent or otherwise) will, immediately after the Closing: (i) result in any payment (including severance, pay in lieu of notice, gratuity, golden parachute, bonus or otherwise), becoming due to any Business Worker; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Business Worker Benefit Plan; (iii) increase any benefits otherwise payable under any Business Worker Benefit Plan to any Business Worker; (iv) result in any forgiveness of Indebtedness with respect to a Business Worker; or (v) result in the payment of any amount to any Business Worker that is an “excess parachute payment” or otherwise would not be deductible under Section 280G of the Code. There is no agreement, plan, arrangement or other contract by which the Sellers or any Affiliate is bound to compensate any Business Worker for any Taxes, including any taxes under Section 409A of the Code or excise taxes paid pursuant to Section 4999 of the Code.
(g)No Business Worker Benefit Plan provides, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except in accordance with COBRA and at the expense of the participant or the beneficiary of the participant.
(h)Section 3.15(h) of the Disclosure Schedules, lists, as of the date of this Agreement, each material International Business Worker Plan. Each International Business Worker Plan (i) has been maintained and administered in accordance with its terms and all applicable Laws in all material respects, (ii) if required to qualify for special Tax treatment, meets all requirements for such

Exhibit 2.4
treatment in all material respects, and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
Section 3.16Employees.
(a)(i) With respect to the Business Workers, the Sellers are, and at all times during the past three (3) years have been in compliance with all applicable Laws, Contracts, regulations, rulings, decrees, judgments or awards of any Governmental Authority respecting employment, employment practices and terms and conditions of employment, including applicant and employee background checks, immigration laws, anti-discrimination, harassment and retaliation laws, the WARN Act, vacation and/or paid time off, employee privacy, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as exempt and non-exempt (if applicable), classification of individuals leased from or otherwise engaged through a PEO, EOR, staffing agency or other third-party, wage and hour laws, employee leasing and joint employer laws, profit-sharing, benefits in kind, remuneration for inventions, overtime work, occupational safety and health laws, and termination of employment. Except as set forth in Section 3.16(a) of the Disclosure Schedules, there is not, and there has not been for the last three (3) years, any Action pending, reasonably expected or threatened against the Seller or its Affiliates brought by or on behalf of any Business Worker, including but not limited to any claims for actual or alleged harassment, discrimination or retaliation based on race, national origin, age, sex, sexual orientation, religion, disability or other protected characteristics or activities, or tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, wage and hour, misclassification, or other employment-related or labor-related claims.
(b)Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no Unions representing the Business Workers currently or in the past three (3) years. Currently and in the past three (3) years, neither Seller nor any of its Affiliates have been party to any collective bargaining agreement with respect to any Persons who provided services primarily in respect of the Business. There is not currently, nor to the knowledge of the Company has there been within the last three (3) years, any organized effort by any Union to organize any Business Workers or any former employee who provided services primarily in respect of the Business into one or more collective bargaining units nor any request by any Union for recognition. During the past three (3) years there has not been, and there is not, as of the date of this Agreement, pending nor, to the knowledge of the Company, threatened, any strike, slowdown, picketing, work stoppage, lockout, job action, labor dispute, or threat of any of the foregoing or union organizing activity or question concerning representation related to any Business Worker or group thereof. The Sellers have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any applicable federal, state, local, or foreign Laws in connection with the operation of the Business.
(c)Section 3.16(c) of the Disclosure Schedules sets forth a correct and complete list of all current employee Business Workers employed by the Sellers as of May 29, 2026 (the “Employee List”) (redacted only where required by applicable Law), describing for each such individual: (i) name; (ii) date of hire; (iii) job title or position; (iv) employing entity; (v) annual base salary or current hourly rate; (vi) target bonus, commission, or other variable or incentive compensation; (vii) job location (country, state, city); (viii) full-time, part-time, or temporary status; (ix) whether active or on leave of absence; and (x) classification as exempt or non-exempt with respect to any U.S.-based personnel for purposes of the Fair Labor Standards Act and any similar state law.
(d)Section 3.16(d) of the Disclosure Schedules (i) contains a correct and complete list of all current non-employee Business Workers (including but not limited to those individuals

Exhibit 2.4
performing services through a sole proprietorship or similar business he or she owns), along with, for each such individual: (i) name (including entity name, if applicable); (ii) a brief description of the services being provided; and (iii) compensation rate and frequency; (iv) engagement date and duration of retention; (v) the location (country and state) in which the services are being provided; (vi) contractual notice or termination entitlement; and (vii) whether such Person has entered into a written Contract regarding his or her contractor engagement. Such contractual relationships have been properly and validly entered, and are, and have been, carried out in all material respects in accordance with the applicable Law and their terms and conditions. The agreements with the current non-employee Business Workers are in full force and effect, valid and enforceable pursuant to the terms and conditions thereof.
(e)Currently, and in the last three (3) years, no allegations of sexual or racial harassment, discrimination, retaliation or similar misconduct have been made internally, or threatened, against any Business Worker. There is no written claim or investigation pending or, to the knowledge of the Company, threatened by any Governmental Authority or third party with respect to any Business Worker who is an officer or executive. Neither Seller nor any of its Affiliates have entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, harassment, discrimination, retaliation, or similar misconduct related to any Business Worker. To the Company’s knowledge, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, discrimination, retaliation, or similar misconduct related to any Business Worker.
(f)Except as set forth in Section 3.16(f) of the Disclosure Schedules, currently and in the last three (3) years, there has been no reduction in form, mass or collective dismissals, redundancies, layoff, plant closing or similar employment loss at the Sellers, under any federal, state, local or foreign mass layoff or collective dismissal law (collectively, the “WARN Act”).
(g)Currently, and in the last three (3) years, there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under the Occupational Safety and Health Administration or any other applicable occupational health and safety legislation with respect to the Business (“OSHA”). The Sellers, in connection with the operation of the Business, have complied in all material respects with any orders issued to it under OSHA or any other applicable occupational health and safety legislation, and there are no appeals of any orders that are currently outstanding.
(h)The Sellers (i) have provided all Business Workers with all wages, salaries, fees, severance or termination pay, benefits, relocation benefits, stock options, bonuses, commissions, other incentive pay, and all other compensation and benefits that is due to be paid to or on behalf of such Business Workers and are not liable for any arrears of wages, compensation, Taxes, penalties, or other sums for failure to comply with applicable Law, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments or compensation to Business Workers, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment insurance benefits, social security or other benefits or obligations for Business Workers (other than routine payments to be made in the normal course of business and consistent with past practice). The Sellers have correctly classified all Business Workers of the Sellers (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt). To the Company’s knowledge, no Business Worker of the Sellers is in violation of any term of any employment agreement, service agreement, non-disclosure agreement, invention assignment agreement, non-competition agreement or any restrictive covenant to a former employer or other Person relating to the right of any such Business Worker to be employed by or perform services to the Sellers.
(i)All Business Workers are legally authorized to work in the jurisdiction in which such Business Worker provides services to the Sellers. The Sellers have not hired any Business Worker

Exhibit 2.4
who is not legally authorized to be employed in the jurisdiction in which such person is providing services to the Sellers, or knowingly employed or engaged a Business Worker that is not legally authorized to be employed in the jurisdiction in which such person is providing services to the Sellers or continued to employ or engage a person knowing the person ceased to be legally authorized to be employed in the jurisdiction in which such person is providing services to the Sellers. The Sellers have properly completed all reporting and verification requirements pursuant to, have retained all documents required by, and have otherwise complied with all applicable Laws relating to immigration control for all of the Business Workers, including but not limited to the Form I-9 for individuals in the United States. The Sellers have not received any written notice from any Governmental Authority that such the Sellers are in violation of any applicable Law pertaining to immigration control with respect to the Business Workers or that any Business Worker of the Sellers is not legally authorized to be employed in the jurisdiction in which such Business Worker is providing services to the Sellers or is using an invalid social security number or other governmental identifying number and there is no pending or, to the knowledge of the Company, threatened charge or complaint under the Immigration Reform and Control Act of 1986 or similar Law outside of the United States against the Sellers with respect to the operation of the Business.
(j)No Business Worker is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Sellers or that would interfere with the Sellers’ business. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Sellers as presently conducted, nor any activity of Business Workers in connection with carrying on of the business of the Sellers as presently conducted will conflict with or result in a material breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any Business Worker is now bound.
(k)Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereunder will or may (either alone or in conjunction with any other event) provide any Business Workers with a right to terminate their employment or engagement with the Sellers.
(l)No Company or any of its Affiliates has entered into or made any outsourcing agreements or other arrangements in relation to the Business with any third party under which any person may become or cease to be a Business Worker upon the termination or expiry of such agreements or arrangements.
(m)No Company or any of its Affiliates has any obligation to make a payment on redundancy in excess of that required by applicable statutory requirements and no Company or any of its Affiliates operates any discretionary practice of making such excess payments.
(n)In the past three (3) years, no Company or its respective Affiliates has been a party to a relevant transfer for the purposes of the TUPE Regulations in relation to the Business and, within this period, none of its respective employees or former employees has transferred to any Company any of their respective Affiliates under the TUPE Regulations.
(o)Each Company, as applicable, has complied with its obligations under the UK Pensions Act 2008 in relation to automatic enrollment.
(p)No Company or any of its Affiliates participates in, or has ever participated in, a defined benefit pension arrangement

Exhibit 2.4
Section 3.17Environmental Compliance.
(a)The Sellers and their Affiliates are and have been within the past three (3) years, in compliance in all material respects with all Environmental Laws relating to the properties or facilities owned, used leased or occupied by the Sellers in connection with the operation of the Business, including but not limited to the Leased Real Property and Owned Real Property and with all Permits required by or issued under Environmental Laws for those facilities, and no discharge, emission, release, leak or spill of Hazardous Substances has occurred at any of those facilities within the last three (3) years that may or will immediately after the Closing give rise to any liability of the Sellers or any of their respective Affiliates under applicable Environmental Laws. There are no Hazardous Substances (including, to the knowledge of the Company, asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of the Leased Real Property or Owned Real Property. There are not, nor have there been any aboveground or, to the knowledge of the Company, underground, storage tanks for Hazardous Substances at the Leased Real Property or Owned Real Property.
(b)(i) No written notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made under applicable Environmental Laws or with respect to Hazardous Substances concerning the Leased Real Property or the Owned Real Property and (ii) there is no Action, no investigation threatened in writing, and, to the knowledge of the Company, no investigation pending or threatened orally, that (A) alleges the actual or potential violation of or noncompliance with any applicable Environmental Law or any potential Liability arising under or relating to any applicable Environmental Law, including any investigatory, remedial, natural resource, response, removal or corrective obligations, (B) is applicable to the Leased Real Property or the Owned Real Property and (C) has not been settled, dismissed, paid or otherwise resolved without material ongoing obligations or costs. To the Company’s knowledge, no facts or circumstances could form the basis for assertion of a claim or liability against the Sellers or any of their respective Affiliates related to the Business regarding Hazardous Substances.
(c)In connection with the operation of the Business, the Sellers and their respective Affiliates have not exposed the Business Workers or other Persons to Hazardous Substances in violation of any applicable Environmental Laws. No Business Worker or other Persons has claimed in writing that the Sellers or any of their respective Affiliates are liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material in connection with the operation of the Business.
(d)Except as set forth in Section 3.17(d) of the Disclosure Schedules, neither the Sellers nor their Affiliates have entered into any agreement in connection with the operation of the Business that requires them to guarantee, reimburse, pledge, defend, hold harmless or provide indemnity to any other Person with respect to, or otherwise become subject to, any liability of any other Person relating to any Environmental Laws.
(e)Except as identified in Section 3.17(f) of the Disclosure Schedules, there are no reports, investigations, notices, permits, test results, and other records in connection with the operation of the Business in the Sellers’ or their Affiliates’ possession concerning Hazardous Substances and environmental audits, reports, environmental assessments of any facility at which the Business has been conducted or Hazardous Substances for which they are legally responsible in connection with the operation of the Business have been provided to Acquiror.
Section 3.18Taxes.
(a)All income and other material Tax returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) have been filed (taking into account

Exhibit 2.4
applicable extensions) by each Company relating to Taxes attributable to the Business or the Purchased Assets for any period ending on or before the Closing Date, and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law. All Taxes due and owing by each Company (whether or not shown on any Return) have been paid.
(b)There are no ongoing or pending audits by a Governmental Authority of any Returns of the Sellers related to the Business or the Purchased Assets, and the Sellers have not been notified in writing of any request for such an audit or other examination.
(c)No Company has executed any currently effective written agreements or written waivers extending any statute of limitations on or extending the period for the assessment or collection of any such Tax.
(d)There are no Liens for Taxes upon on the assets of the Sellers relating to or attributable to the Business or the Purchased Assets (other than Liens for Taxes not yet due and payable).
(e)No written claim has been made by a Tax authority (domestic or foreign) in a jurisdiction where the Business does not file Returns to the effect that a Company may be subject to Tax by that jurisdiction.
(f)No Company is a party to, is otherwise bound by or has any obligation under, any Tax sharing, Tax allocation or Tax indemnity agreement (other than (i) any commercial Contracts entered into in the Ordinary Course of Business, the principal subject of which is not Taxes or (ii) any Tax sharing, allocation or indemnification agreement).
(g)No rulings, written requests for rulings, or closing agreements relating to Taxes for which any Company may have liability for Taxes for any taxable period ending after the Closing Date have been sought from, entered into or issued by any Tax authority.
(h)No Company has been party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)None of the Purchased Assets is a United States real property interest within the meaning of Section 897 of the Code.
(j)The Sellers have (i) timely withheld from their employees, independent contractors, customers, equityholders, and other Persons from whom they are required to withhold Taxes in compliance with all applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Authority or Tax authority.
(k)The Sellers have never requested in writing or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Authority or Tax authority (domestic or foreign) related to the Business or the Purchased Assets.
(l)Each Company has collected and remitted to the appropriate Governmental Authority or Tax authority all sales and use, value added, goods and services or similar Taxes required to have been collected with respect to the Business or the Purchased Assets.
(m)None of the UK Assets is a capital item the input tax on which may be subject to adjustment under Part XV of the Value Added Tax Regulations 1995.

Exhibit 2.4
(n)None of the UK Business Workers has any securities option (as defined in section 420(8) of the United Kingdom's Income Tax (Earnings and Pensions) Act 2003) to which section 471 of that Act applies, nor any other interest in any shares or securities where that interest was acquired by virtue of a right or opportunity made available by reason of employment with a Company or any of its Affiliates.
(o) There is not in existence (a) any employee benefit trust or (b) any other arrangement involving a person other than the relevant employer, which is capable of making payments or providing benefits of any description to any one or more of the UK Business Workers or to any former UK Business Worker, and no such employee benefit trust or arrangement will be established by a Company or any of its Affiliates.
Section 3.19Finders’ Fees. Except for the Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 3.20Insurance. Other than insurance policies that have expired and been replaced in the Ordinary Course of Business, all material insurance policies with respect to the Business (the “Insurance Policies”) are in force and effect in all material respects. The Insurance Policies are of the type and in the amounts as are customary for businesses of similar size, in their geographic regions and in the same industry as the Business. There is no material claim pending under any Insurance Policy with respect to the Business.
Section 3.21Affiliate Transactions. Except for any Shared Contracts, Business Worker Benefit Plan, International Business Worker Plan, or any other intercompany or other arrangements resulting from Seller and its Subsidiaries operating the Business prior to Closing (including any insurance arrangements, employment arrangements or any arrangements to be provided under the Transaction Documents), or as otherwise set forth on Section 3.21 of the Disclosure Schedules, (a) there are no written arrangements between Seller, on the one hand, or any of its controlled Affiliates, on the other hand, related to the Business and (b) no director or officer of Seller or any of its Affiliates: (i) has any ownership interest in any of the Purchased Assets or (ii) is a party to any Material Contract with Seller or any of its Affiliates related to the Business (other than in such director’s or officer’s capacity as a director or officer of Seller or any of its Subsidiaries, as applicable).
Section 3.22Company Products.
(a)Company Products. Except as set forth in Section 3.22(a) of the Disclosure Schedules:
(i)no customer or other Person has asserted or threatened in writing to assert any material claim against the Sellers, (A) under or based upon any contractual obligation or warranty related to the Business provided by or on behalf of the Sellers, or (B) under or based upon any other warranty relating to any Company Product related to the Business; and
(ii)the Sellers have not recalled nor been required to recall any Company Product related to the Business.
(b)Artificial Intelligence.
(i)Other than outlined in Section 3.22(b)(i) of the Disclosure Schedules, neither the Sellers nor any of their Affiliates have incorporated any AI Technology or AI

Exhibit 2.4
Development Tools into any Company Products. The Sellers have established, and take commercially reasonable efforts to enforce appropriate policies and procedures governing the use of AI Technology or AI Development Tools and the incorporation of AI Technology by the Sellers’ employees, agents and contractors into Company Products, including policies, procedures, and protocols designed to achieve and maintain compliance with applicable Law governing the development, deployment, and use of AI Technology, secure from materially compromising interference and reasonably designed to mitigate risks of copyright infringement, trade secret misappropriation, or the production and use of output that otherwise harms or violates a Person’s rights.
(ii)Section 3.22(b)(ii) of the Disclosure Schedules sets forth a complete and accurate list, in all material respects, of the material third-party Training Data that the Sellers use in the development, ongoing operation, or improvement of any Company AI Product or the Technology used in the provision of the services included in the Company AI Products together with the applicable license.
(iii)Neither the Sellers nor any of their Affiliates have received any written claims, allegations, or notices that the Sellers’ or any of its Affiliates’ use of AI Development Tools, AI Technology, or Training Data used in the conduct of the Business: (A) have resulted in any violation, infringement, or misappropriation of any Intellectual Property rights of any Person or AI Commitment, (B) is subject to investigation or a request for information or testimony from any Governmental Authority.
(iv)To the Company’s knowledge, each Company’s (A) development, training, deployment, or use of any Company AI Products in commercial release as of the Closing Date and (B) use of any AI Technology or Training Data, in each case, related to the Business as currently conducted, and in each case, materially complies with applicable AI Commitments.
Section 3.23Insolvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Company, any of its Affiliates or any of the Purchased Assets has been filed by any Company or any of its Affiliates or, to the knowledge of the Company, is currently being contemplated by any Company or any of its Affiliates, or to the knowledge of the Company, has been threatened against any Company or its Affiliates, and no Company or any of its Affiliates has made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for the institution of, such insolvency proceedings.
Section 3.24Customers and Vendors. Section 3.24 of the Disclosure Schedules sets forth a list of the Material Government Customers and Material Suppliers. No such Material Government Customer or Material Supplier has provided any written or, to the knowledge of the Company, oral notice that it will stop or terminate or materially reduce its rate of buying products or services from the Sellers with respect to the Business or supplying materials, products or services to the Sellers with respect to the Business.
Section 3.25No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as qualified by the Disclosure Schedules hereto, subject to Section 11.14), or the certificate delivered by the Sellers pursuant to Section 8.02(c), neither the Sellers nor any of their Affiliates or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to the Sellers or any of the Purchased Assets, the Business, or with respect to any other information provided, or made available, to Acquiror Group or any of its Affiliates or Representatives, in each case in connection with the transactions contemplated by this

Exhibit 2.4
Agreement or by any Transaction Document. Neither the Sellers nor any other Person will have or be subject to any Liability or other obligation to Acquiror Group, its Affiliates or Representatives or any Person resulting from Acquiror Group’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, quality of earnings, forecasts or other material made available to Acquiror Group, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, quality of earnings reports or management presentations in connection with the transactions contemplated by this Agreement. Except for the representations and warranties in this Article III, and in the certificate delivered by Seller pursuant to Section 8.02(c), the Sellers and their Affiliates disclaim any and all representations and warranties, whether express or implied made by any Person with respect to themselves or any of the Purchased Assets, the Assumed Liabilities or the Business and the transactions contemplated by this Agreement, and any certificate, instrument or document delivered pursuant hereto.
Article IV
Representations and Warranties of Acquiror Group
Acquiror Group, on a joint and several basis, represents and warrants to Seller as of the date of this Agreement (except to the extent made only as of a specified date, in which case as of such date) that the statements contained in this Article IV are true and correct as of the date of this Agreement and shall be true and correct as of the Closing.
Section 4.01Existence and Power. Acquiror 1 is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the requisite power and authority to enable it to own, operate, lease and otherwise hold its assets and to conduct its business in all material respects as it is now being conducted. Acquiror 1 is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased, by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Acquiror 1 to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
Section 4.02Authorization. The execution, delivery and performance by Acquiror Group of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers of Acquiror Group and have been (or will be prior to execution) duly and validly authorized and approved by all necessary action on the part of Acquiror Group. This Agreement has been duly and validly executed and delivered by Acquiror Group and (assuming the due and valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Acquiror Group, enforceable against Acquiror Group in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity. Each other Transaction Document to which Acquiror Group is a party shall be duly and validly executed and delivered by Acquiror Group at or prior to the Closing and, upon such execution and delivery by Acquiror Group and the due and valid execution and delivery of such Transaction Document by each other party thereto, shall constitute a legal, valid and binding agreement of Acquiror Group, enforceable against Acquiror Group in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting or relating to the enforcement of creditors’ rights and remedies generally and to general principles of equity.
Section 4.03Government Authorization. The execution, delivery and performance by Acquiror Group of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no consent, approval, authorization, or action by or in respect

Exhibit 2.4
of, or filing with, any Governmental Authority, other than compliance with any applicable requirements of the Competition Laws, Canadian securities Laws, TSX (as defined below) rules and policies or similar public company reporting obligations that will have been achieved or obtained at or before Closing.
Section 4.04Noncontravention. The execution, delivery and performance by Acquiror Group of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (a) violate any Organizational Documents of Acquiror Group, (b) assuming compliance with the matters referred to in Section 4.02, violate any Law applicable to Acquiror Group, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Acquiror Group is entitled under any provision of any agreement or other instrument binding upon Acquiror Group or (d) result in the creation or imposition of any Lien on any asset of Acquiror Group (except, in the case of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Acquiror Group to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby).
Section 4.05Financing.
(a)Acquiror Group has delivered to Seller a true, correct and complete copy of an executed financing support letter dated as of May 7, 2026 addressed to Acquiror 1 (the “Financing Comfort Letter”) pursuant to which the “Lender” (as defined therein) has expressed a meaningful interest in arranging the debt financing described therein (the “Financing” and “Debt Financing”).
(b)The aggregate proceeds of the Financing will be sufficient to enable Acquiror Group to (i) consummate the transactions contemplated herein on the terms and conditions contemplated by this Agreement, including the payment of the Closing Cash Consideration and all other payments payable pursuant to Article II and (ii) pay all related fees and expenses and undertake its other obligations at Closing to consummate the transactions contemplated by this Agreement, including payment of the Deposit.
(c)There are no side letters or other contracts, agreements or understandings to which any of the Lender (as defined in the Financing Comfort Letter) or Acquiror Group or any of their respective Affiliates is a party relating to the Financing other than as expressly set forth in the Financing Comfort Letter or as otherwise disclosed to Seller on or prior to the date of this Agreement.
(d)As of the date of this Agreement, the Financing Comfort Letter has not been withdrawn, rescinded, amended, restated, terminated or otherwise modified. As of the date of this Agreement, the Lender (as defined in the Financing Comfort Letter) has not notified any Acquiror of its intention to withdraw, rescind or terminate the Financing Comfort Letter, and to the knowledge of the Acquiror, no such withdrawal, recission or termination is contemplated. Acquiror 1 has no reason to believe that any portion of the Financing required to consummate the transactions contemplated herein and the other transactions contemplated by this Agreement will not be available to Acquiror Group on the Closing Date, including any reason to believe that the Lender (as defined in the Financing Comfort Letter) will not fund the Debt Financing.
Section 4.06Share Issuance.
(a)The Quarterhill Common Shares to be issued to the Conduent Shareholder as Stock Consideration shall be, when issued as provided in this Agreement, duly authorized and validly issued in accordance with applicable Law, fully paid and nonassessable, and will be free and clear of any

Exhibit 2.4
Liens other than (a) Permitted Liens, (b) Liens imposed by securities Laws, including applicable legend language, and (c) Liens imposed pursuant to the provisions of the Stock Restriction and Registration Rights Agreement. Issuance of the Stock Consideration will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person. The Stock Consideration shall be issued to the Conduent Shareholder free and clear of any restriction on transfer, other than restrictions on transfer under applicable securities Laws and any restrictions on transfer set forth in the Stock Restriction and Registration Rights Agreement.
(b)The Quarterhill Common Shares are listed on the Toronto Stock Exchange (the “TSX”), and Acquiror 1 has not received any notice from the TSX that it intends to delist the Quarterhill Common Shares. Acquiror 1 is a “reporting issuer” in each of the provinces and territories in Canada in good standing and is not in default, in any material respect, of any requirement of applicable securities Laws or the rules and policies of the TSX. Acquiror 1 has not taken any action to cease to be a reporting issuer in any province or territory nor has Acquiror 1 received notification from any Canadian Securities Administrators seeking to revoke the reporting issuer status of Acquiror 1 in any jurisdiction.
(c)Since December 31, 2023, there has not been any event, change, effect, development, condition, circumstance, matter, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of Acquiror 1 and its Subsidiaries, taken as a whole, or (ii) the ability of Acquiror Group to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. Since December 31, 2023, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or as otherwise publicly disclosed by Acquiror 1 in the Acquiror Public Filings, the business of Acquiror 1 and its Subsidiaries has been conducted in the Ordinary Course of Business.
(d)Acquiror 1 has filed or furnished all filings required to be filed or furnished by Acquiror 1 with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102), except where the failure to file or furnish a document would not reasonably be expected to be material and adverse to the Acquiror Group. Each of such filing complied as filed with Law in all material respects and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation.
(e)Acquiror 1 has timely filed all documents required to be filed by it with the applicable Canadian securities Governmental Authorities since January 1, 2023, except where the failure to file or furnish a document would not reasonably be expected to be material and adverse to the Acquiror Group.
(f)Acquiror 1 has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (which at the date of this Agreement remains confidential) filed to or furnished with, as applicable, any of the Canadian Securities Administrators. There are no outstanding or unresolved comments in comment letters from any of the Canadian Securities Administrators with respect to any of Acquiror 1’s filings and, to the knowledge of the Acquiror Group, neither of Acquiror 1 nor any of the Acquiror 1’s filings is the subject of an ongoing audit, review, comment or investigation by any of the Canadian Securities Administrators or other Governmental Authority.
(g)The auditors of Acquiror 1 are independent public accountants as required by applicable Laws and there is not now, and has not been in the prior three (3) years, any reportable event (as defined in NI 51-102) with the present or any former auditors of Acquiror 1.

Exhibit 2.4
(h)Acquiror 1 is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Acquiror 1 or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Acquiror 1 and Acquiror 1 has not adopted a shareholder rights plan or any other similar plan or agreement.
(i)The authorized capital stock of Acquiror 1 consists of an unlimited number of Quarterhill Common Shares. As of June 28, 2026, there were 121,332,724 Quarterhill Common Shares issued and outstanding. All issued and outstanding Quarterhill Common Shares have been duly authorized and validly issued as fully paid and nonassessable shares.
(j)The consolidated financial statements (including any related notes and schedules thereto) of Acquiror 1 included in the Acquiror Public Filings (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the applicable Governmental Authorities with respect thereto, (ii) were prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, as may be permitted by the rules and regulations of the applicable Governmental Authorities) and (iii) fairly present in all material respects the consolidated financial position of Acquiror 1 and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments and to the absence of footnotes).
(k)Neither Acquiror 1 nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations) , not described in the Acquiror Public Filings which are required to be described in the Acquiror Public Filings.
Section 4.07Litigation.
(a)There are no Actions pending or, to the knowledge of Acquiror Group, threatened in writing or orally against Acquiror Group, except for such Actions as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of Acquiror Group to enter into and perform its obligations under the Transaction Documents to which it is a party or consummate the transactions contemplated thereby.
(b)As of the date of this Agreement, neither Acquiror Group nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order and, to the knowledge of Acquiror Group, there is no investigation by any Governmental Authority involving Acquiror Group or any of its respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror Group to consummate the transactions contemplated by this Agreement.
Section 4.08Solvency. Acquiror Group is, and, after giving effect to the transactions contemplated by this Agreement, including the payment of all amounts required to be paid in connection therewith, at and immediately after the Closing Date, will be, Solvent, and Acquiror Group is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of Acquiror Group.
Section 4.09Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror Group or any of its

Exhibit 2.4
Affiliates that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which the Sellers may be liable.
Section 4.10No Other Representations and Warranties; No Reliance.
(a)Acquiror Group acknowledges and agrees that neither the Sellers nor any of their Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities, the Business or other matters in connection with this Agreement or the transactions contemplated hereby or by any Transaction Document that are not specifically included in Article III of this Agreement (subject to the Disclosure Schedules), the certificate delivered by Seller pursuant to Section 8.02(c), including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the Purchased Assets, the Assumed Liabilities or the Business. Without limiting the generality of the foregoing, neither the Sellers nor any of their Affiliates or Representatives, nor any other Person, has made a representation or warranty to Acquiror Group in connection with this Agreement or the transactions contemplated hereby or by any Transaction Document with respect to, and neither the Sellers nor any other Person shall be subject to any Liability to Acquiror Group or any other Person resulting from, the Sellers, any of their Affiliates or Representatives making available to Acquiror Group, (i) any projections, estimates or budgets for the Business or (ii) any materials, documents or information relating to the Business made available to Acquiror Group or its Representatives in certain “data rooms,” offering memoranda, confidential information memoranda, management presentations or otherwise. In connection with Acquiror Group’s investigation of the Business, the Sellers have delivered or made available to Acquiror Group and its Affiliates and Representatives, certain projections and other forecasts, including projected financial statements, cash flow items, quality of earnings and other data relating to the Business and certain business plan information of the Business. Acquiror Group acknowledges that there are uncertainties inherent in attempting to make such projections, and other forecasts and plans and accordingly is not relying on them, that Acquiror Group is familiar with such uncertainties, that Acquiror Group is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Acquiror Group and its Affiliates and Representatives shall have no claim against the Sellers, their Affiliates or any other Person with respect thereto. Accordingly, Acquiror Group acknowledges that, without limiting the generality of Section 3.25, neither the Sellers, nor any of their Representatives or Affiliates, have made any representation or warranty with respect to such projections and other forecasts and plans.
(b)Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither the Sellers nor any of their Affiliates or Representatives are making any representation or warranty whatsoever, express or implied, in connection with this Agreement or the transactions contemplated hereby beyond those expressly given in Article III of this Agreement (subject to the Disclosure Schedules) or in the certificate delivered by Seller pursuant to Section 8.02(c), and, except as expressly provided in Article III of this Agreement (subject to the Disclosure Schedules) or in the certificate delivered by Seller pursuant to Section 8.02(c), and subject to the terms and conditions of this Agreement and the other Transaction Documents, it is understood that Acquiror Group is acquiring the Purchased Assets as is and where is with any and all faults and defects as of the Closing Date.
(c)Acquiror Group acknowledges that it (a) has had an opportunity to discuss the Business with the management of Seller, (b) has had reasonable access to (i) the books and records of the Sellers and (ii) the documents provided by Sellers for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Seller, (d) has conducted its own independent investigation of the Purchased Assets and the financial

Exhibit 2.4
condition, Liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III (subject to the Disclosure Schedules) or in the certificate delivered by Seller pursuant to Section 8.02(c) and that all other representations and warranties are specifically disclaimed.
Article V
Covenants
Section 5.01Conduct of the Business.
(a)From and after the execution and delivery of this Agreement until the earlier of (x) the Closing Date and (y) the termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to Article IX (the “Pre-Closing Period”), except (A) as set forth on Section 5.01(a) of the Disclosure Schedules, (B) as required by a Governmental Authority or applicable Law, (C) as otherwise required or permitted by the Transaction Documents, (D) for changes made consistently across Parent and its Subsidiaries in the Ordinary Course of Business or (E) with Acquiror Group’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), each Company agrees on behalf of itself and each of its Subsidiaries and Affiliates: (i) to carry on the Business in the Ordinary Course of Business in substantially the same manner as heretofore conducted; (ii) to pay the debts and Taxes of the Business when due subject to (A) any good faith disputes over such debts or Taxes; and (B) Acquiror Group’s consent to the filing of material Returns, if applicable; (iii) to pay or perform other obligations of the Business, the Purchased Assets or Assumed Liabilities when due in the Ordinary Course of Business, subject to any good faith disputes over such obligations; and (iv) to use commercially reasonable efforts to preserve the present business organizations of the Business, keep available the services of the present officers of the Business (if applicable) and preserve in all material respects the relationships of the Business with customers, suppliers, distributors, licensors, licensees, and others having material business dealings with the Business.
(b)Without limiting the foregoing, except (A) as set forth on Section 5.01(a) of the Disclosure Schedules, (B) as otherwise required or permitted by the Transaction Documents or (C) with Acquiror Group’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Sellers shall not, and shall not permit any of the following with respect to the Business, Purchased Assets or the Assumed Liabilities:
(i)sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets that are material, individually or in the aggregate, to the Business, taken as a whole except in the Ordinary Course of Business;
(ii)make any loans, advances or capital contributions to, or investments in, any Person, other than advances to Business Workers for Business-related expenses in accordance with applicable Company policies;
(iii)(A) amend or otherwise modify, terminate (excluding any expiration in accordance with its terms), or waive (1) any material right, claim or benefit under, any Material Contract, other than any such amendment, modification or waiver entered into or granted in the Ordinary Course of Business in all material respects, and which contains terms, taken as a whole, that are not less favorable to the Business than the terms of such Contract in effect as of the date of this Agreement, (2) any Contract relating to the license, transfer or other disposition or

Exhibit 2.4
acquisition of Intellectual Property that is included in the Purchased Assets or rights to market or sell Company Products used in connection with the operation of the Business other than non-exclusive licenses entered into in the Ordinary Course of Business; or (B) other than in the Ordinary Course of Business unless such Contract would contain terms that would cause it to be considered a Material Contract under any of clauses (iii) and (iv) of Section 3.08(a), enter into any Contract that, if in effect on the date of this Agreement, would constitute a Material Contract;
(iv)(A) commence any suit, litigation or arbitration (and excluding, for the avoidance of doubt, ordinary course or immaterial disputes arising in the operation of the Business); or (B) settle or agree to settle any pending or threatened material Action, in each case, which involves the Business or relates to the transactions contemplated by this Agreement;
(v)except as otherwise required by Law, prepare, file or amend any material Tax Return of a Company related to the Business inconsistent with past practice, make, revoke or change any material Tax election of a Company related to the Business, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of a Company related to the Business, initiate or enter into any closing, voluntary disclosure or similar agreement with a Taxing Authority with respect to a Company related to the Business, settle or otherwise compromise any Tax claim, audit or assessment with respect to a Company related to the Business, or request any ruling or similar guidance from any Governmental Authority with respect to Taxes of a Company related to the Business, in each case, (A) to the extent such action would reasonably be expected to have an adverse effect on Acquiror Group’s Liability for Taxes in any taxable period or portion thereof beginning after the Closing Date and (B) other than in the Ordinary Course of Business;
(vi)make any material change in any method of financial accounting or financial accounting practice of Seller, or revaluate any of the assets of the business (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except for any such change required by reason of a change in GAAP or other applicable financial accounting standard;
(vii)except for as required under the terms of a Business Worker Benefit Plan in effect on the date of this Agreement, (A) enter into any employment, consulting, or other similar agreement with any Business Worker with an annual base salary or base fees of $200,000 or more or enter into any amendment to or termination of any such existing agreement, (B) (1) grant, agree to grant or pay any equity or phantom equity award, discretionary bonus, special remuneration or special noncash benefit to any Business Worker (except payments and benefits required by Law or made pursuant to written agreements outstanding on the date hereof and listed on Section 3.15(a) of the Disclosure Schedules) or (2) grant, agree to grant or pay any severance, change of control, retention or termination pay or benefits to any Business Worker (except payments and benefits required by Law), (C)  or otherwise change the benefits, salaries, wage rates or other annual compensation of Business Workers or accelerate the vesting or payment of any benefit, or make or promise to make discretionary employer contributions or accruals under any Business Worker Benefit Plan, (D) enter into, amend, terminate or extend any agreement with any Union or other employee representative body, (E) amend any material Business Worker Benefit Plan, or (F) adopt any plan that would constitute a material Business Worker Benefit Plan;
(viii)acquire (by merger, consolidation, acquisition of equity or assets or otherwise) any Person, business line or operating division or otherwise acquire any assets that are material individually or in the aggregate, to the Business, taken as a whole;

Exhibit 2.4
(ix)(A) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company or (B) with respect to any Company, file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x)enter into any new line of business or abandon or discontinue any existing line of business;
(xi)(A) enter into or amend any Contract pursuant to which a Company sells, assigns, transfers, leases, licenses, encumbers, abandons or permits to lapse any rights to its Intellectual Property that is included in the Purchased Assets, except for non-exclusive licenses granted to customers, vendors and service providers granted in the Ordinary Course of Business, (B) disclose any of its Trade Secrets or other material confidential information to a third party who is not obligated to maintain the confidentiality of such trade secrets and confidential information, or (C) allow any Company Owned Intellectual Property that is a Purchased Asset to be abandoned, lapse, be dedicated to the public domain or expire;
(xii)incur, issue, assume, guarantee or otherwise become liable for any Indebtedness in excess of $250,000 in the aggregate, other than (A) intercompany indebtedness between or among the Sellers and (B) indebtedness that will be included in Closing Date Indebtedness;
(xiii)make any capital commitments, capital expenditures, capital additions or capital improvements in excess of $250,000, other than (A) as contemplated by the capital budget of the Business made available to Acquiror Group prior to the date of this Agreement or (B) as incurred in the Ordinary Course of Business;
(xiv)declare, set aside or pay any dividend or other distribution in respect of any equity interests of any Company, whether payable in cash, stock, units, property or otherwise, in each case, other than dividends and distributions (A) payable solely in cash that will be paid in full prior to the Closing Date or (B) by a Company to another Company;
(xv)(A) except for terminations for cause or voluntary resignations by the applicable Business Worker, terminate any Business Worker having an annual base salary or base fees of $200,000 or more, or (B) hire or engage any individual who provides services primarily in respect of the Business (and if so hired or engaged would be a Business Worker) having an annual base salary or base fees of $200,000 or more;
(xvi)modify, waive or decline to enforce any non-competition, non-solicitation, confidentiality or other similar obligation of any Business Worker or any other former employee who primarily provided services with respect to the Business;
(xvii)other than in the Ordinary Course of Business, extend the period for payment of account payables of the Business or accelerate the payment of account receivables of the Business in any material manner;
(xviii)other than in the Ordinary Course of Business, change the invoicing practices of the Sellers or their Affiliates in a manner that would accelerate the timing for delivering invoices to customers of the Business;

Exhibit 2.4
(xix)materially reduce the amount of any insurance coverage provided by existing Insurance Policies related to the Business;
(xx)other than in the Ordinary Course of Business, terminate or waive any right of substantial value, or forgive, cancel or defer any Indebtedness or waive any claim or rights of material value (including any Indebtedness owing by any holder of any Company’s securities or any Company’s officer, director or employee); or
(xxi)agree or commit to do any of the foregoing or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.
(c)For the avoidance of doubt, from the date of this Agreement until the Closing, Seller shall be permitted to (i) cause each Company to dividend, transfer, distribute or otherwise pay to Seller or any of its Affiliates any or all of the Cash and Cash Equivalents of such Company; and/or (ii) settle intercompany balances between any Company, on the one hand, and Seller or any of its Affiliates, on the other hand, and make capital increases in connection therewith.
(d)Notwithstanding the foregoing, nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Seller or its Affiliates, except solely with respect to the conduct of the Business by Seller and its Affiliates.
Section 5.02Pre-Closing Access.
During the Pre-Closing Period, Seller shall, and shall cause its Affiliates to, (a) give Acquiror Group and its Representatives reasonable access, upon reasonable notice, to the management and other senior personnel, properties, books, contracts, Tax Returns, records and other documents (including auditor’s work papers (subject to execution of customary access letters)) of Seller and its Affiliates to the extent substantially related to the Business, the Business Workers and the Purchased Assets, Assumed Liabilities, or the Sellers, (b) furnish to Acquiror Group and its Representatives such financial and operating data and other information to the extent substantially related to the Business or the Sellers as such Persons may reasonably request, (c) use commercially reasonable efforts to cause the appropriate (as determined by Seller) employees and executive officers of Seller and its Affiliates to cooperate with Acquiror Group in its investigation of the Business and (d) work in good faith with the Acquiror Group to resolve any customer-related issues to the extent arising out of the Acquired Contracts. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Laws (including Competition Laws), (ii) during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Business, (iv) subject to restrictions under the Leases, if any and (v) at Acquiror Group’s sole cost and expense. Notwithstanding the foregoing, (A) Acquiror Group shall not have access to (x) personnel records of the Business Workers relating to individual performance or evaluation records, medical histories or other information that in Seller’s reasonable opinion is sensitive or the disclosure of which could subject Seller or any of its Affiliates to risk of Liability, (y) any real property owned or leased by Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing or (z) any information to the extent relating to any Tax Return of Seller that does not constitute a Business Record and (B) Seller and its Affiliates may withhold any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, Seller and its Affiliates shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (B) apply.

Exhibit 2.4
Notwithstanding anything to the contrary in this Agreement, Seller may satisfy its obligations set forth in this Section 5.02 by electronic means if physical access is not permitted under applicable Law. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Acquiror Group shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.
Section 5.03Regulatory Filings.
(a)Subject to the terms and conditions of this Agreement, Acquiror Group and Seller shall each use reasonable best efforts to as promptly as possible consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority (including under any Competition Law) that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) obtain from any Governmental Authority any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order required to be obtained by Acquiror Group or the Sellers, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein (collectively, the “Regulatory Approvals”); provided, however, that Acquiror Group and the Seller shall (and the Seller shall cause its Subsidiaries to) (A) give each other prompt notice of any investigation under the Competition Laws, (B) promptly inform the other party of any communication to or any Governmental Authority in connection with any such request, inquiry, or action (and if in writing, furnish the other party with a copy of such communication), (C) where reasonably practicable, permit the other to review and discuss in advance, and consider in good faith any comments made by the other in relation to, any proposed written or oral communication by such party to any Governmental Authority relating to such matters; (D) where reasonably practicable, not participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion, and (E) take all actions reasonably necessary consistent with this Section 5.03 to cause the expiration or termination of the applicable waiting periods or any Competition Law relating to the Acquisition and the other transactions contemplated hereby. Acquiror Group shall pay any filing fees required for filings with Governmental Authorities; provided, however, each of Acquiror Group and Seller shall be responsible for its own outside counsel or consultant fees related to obtaining regulatory approval for the transactions contemplated under this Agreement.
(b)In furtherance and not in limitation of the foregoing, each of Acquiror Group and Seller shall, Seller shall cause its Subsidiaries to, and Acquiror Group shall cause its Subsidiaries to, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates with respect to the transactions contemplated hereby as promptly as practicable, (ii) use reasonable best efforts to respond at the earliest practicable date to any request under any Competition Law or related to any Regulatory Approval for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any such Competition Laws or related to any Regulatory Approval with respect to any such filing or any such transaction. Each Party shall use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any Competition Law or related to any Regulatory Approval in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such

Exhibit 2.4
materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each Party shall promptly inform the other Party hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. No Party shall independently participate in any meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Competition Laws or related to any Regulatory Approval with respect to the transactions contemplated hereby. Whether or not the Closing occurs, Acquiror Group shall be responsible for all filing fees in connection with the Regulatory Approvals with respect to the transactions contemplated hereby.
(c)Nothing in this Agreement, including this Section 5.03, obligates Acquiror Group or any of its Affiliates or Subsidiaries to: (i) propose, negotiate, offer to commit or effect (and if such offer is accepted, commit to or effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property Rights) of any assets, operations, rights, product lines, licenses, properties or businesses or interests therein of Acquiror Group or its Subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement (including any assets to be held thereby by virtue of the Replacement Contracts); (ii) propose, negotiate, offer to commit or effect (and if such offer is accepted, commit to or effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets, operations, rights, product lines, licenses, properties or businesses or interests therein of Acquiror Group or its Subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement (including any assets to be held thereby by virtue of the Replacement Contracts); (iii) propose, negotiate, offer to commit or effect (and if such offer is accepted, commit to or effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of assets, operations, rights, product lines, licenses, properties or businesses or interests therein of Acquiror Group or its Subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement (including any assets to be held thereby by virtue of the Replacement Contracts); (iv) otherwise offer to take or offer to commit to take any action and, if the offer is accepted, take or commit to take such action, with respect to any assets, operations, rights, product lines, licenses, properties or businesses or interests therein of Acquiror Group or its Subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement (including any assets to be held thereby by virtue of the Replacement Contracts); or (v) commence, defend, participate in, or otherwise become involved in any proceeding or other Action that would create a Closing Legal Impediment (including defending through litigation on the merits of any Action seeking to prevent, delay or impair the consummation of the transactions contemplated by this Agreement, or any appeal thereof or the posting of any bond in connection therewith).
(d)From the date of this Agreement until Closing, Acquiror Group shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be excepted to have, or has, the effect of preventing the consummation of the transactions contemplated hereby.

Exhibit 2.4
(e)Without limiting the generality of the foregoing, if Seller or Acquiror 1 determines that the filing of a notice or declaration (either, a “CFIUS Filing”) with the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to the Defense Production Act of 1950, as amended (the “DPA”), including all implementing regulations thereof, with respect to the transaction contemplated hereby is required or advisable, or CFIUS initiates any inquiry, outreach, or contact with respect to the transactions contemplated hereby, then each of the Acquiror Group and Seller shall (i) cooperate and promptly respond to any CFIUS request for information and/or documents, (ii) notify the other party of any material communication or inquiry received from CFIUS, (iii) to the extent required by CFIUS or otherwise advisable, undertake their reasonable best efforts to promptly make such CFIUS Filing, use commercially reasonable efforts to obtain “CFIUS Approval,” including agreeing to reasonable mitigation terms required by CFIUS, and cooperate in good faith with CFIUS in connection with any inquiry, request, or review relating to the transactions contemplated hereby. “CFIUS Approval” shall include any of the following:
(i)a written determination from CFIUS that the transactions contemplated by this Agreement are not subject to the DPA;
(ii)a written communication from CFIUS that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and has concluded all action under the DPA;
(iii)a written communication from CFIUS that it is not able to complete action under the DPA on the basis of a CFIUS declaration, and that the Parties may, if they wish to, submit a joint voluntary notice (but where CFIUS has not requested the submission of a joint voluntary notice), and where Seller or Acquiror 1, in its sole discretion, has decided not to submit such joint voluntary notice, or
(iv)either that the President of the United States shall have determined not to use his powers pursuant to the DPA to unwind, suspend, condition, or prohibit the consummation of the transactions contemplated hereby or that the period allotted for presidential action under the DPA shall have passed without any determination by the President of the United States.
Section 5.04Shared Contracts.
(a)Section 5.04 of the Disclosure Schedules sets forth a list of certain Shared Contracts (the “Scheduled Shared Contracts”). The Seller, on the one hand, and the Acquiror Group, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other (and, if necessary and desirable, work with the third party to any Scheduled Shared Contract) and shall use their commercially reasonable efforts to divide, partially assign, subcontract, modify, amend and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Scheduled Shared Contract, and cause the Scheduled Shared Contracts to be amended and/or replaced with separate contracts (the “Replacement Contracts”) that provide that (i) the Sellers or any Affiliate designated by the Sellers receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Scheduled Shared Contracts applicable to the conduct of the Retained Businesses prior to the Closing and (ii) the Acquiror Group receives contract rights and is bound by obligations under the Replacement Contracts that are substantially similar to those contract rights and obligations under the Scheduled Shared Contracts applicable to the conduct of the applicable Business prior to the Closing. The Acquiror Group and Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Scheduled Shared Contracts prior to the Closing and, if not completed by the Closing with respect to any Scheduled Shared Contract, for a period of six (6) months following the Closing Date. The Acquiror Group and Seller shall use commercially reasonable efforts to obtain any third-party consents necessary pursuant to the terms of any Scheduled Shared Contracts in order to divide, partially assign, subcontract,

Exhibit 2.4
modify or replicate (in whole or in part), as applicable, the respective rights and obligations under and in respect of any such Scheduled Shared Contract. Notwithstanding the foregoing, none of the Sellers, the Acquiror Group or any of their respective Affiliates shall be required to expend any amount of money, incur any Liabilities, commence any Action, or offer or grant any accommodation (financial or otherwise) to any third party, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Liability of the other, in order to effect the separation of a Scheduled Shared Contract or obtain any Replacement Contract. If the Acquiror Group and Seller are not able to effect the separation of a Scheduled Shared Contract prior to the Closing, then after the Closing, until any such Scheduled Shared Contract is separated, to the extent permissible under Law and under the terms of such Scheduled Shared Contract, the Acquiror Group and Seller shall, or shall cause one of their Affiliates to, (A) assume and perform the Liabilities under such Scheduled Shared Contract relating to (1) in the case of the Acquiror Group, the Business and (2) in the case of the Sellers, the Retained Businesses (and in each case, the applicable Party shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Affiliates), (B) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Scheduled Shared Contract relating to the Business or the Retained Business, as applicable, of the other Party (or the business of its Subsidiaries) and (C) use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such Scheduled Shared Contract was separated as described above; provided that, notwithstanding the foregoing, following the Closing, (x) no Party shall have any obligation to renew any Scheduled Shared Contract upon the expiration or termination thereof and (y) to the extent any such Scheduled Shared Contract contains an “evergreen” provision that automatically renews such Scheduled Shared Contract unless terminated or cancelled by either Party thereto, the applicable Party shall not be prohibited from terminating or canceling such Scheduled Shared Contract as permitted pursuant to the terms thereof.
(b)With respect to Liabilities arising under or resulting from any Scheduled Shared Contract (whether first arising prior to or after the Closing, and including any such Liability under a Scheduled Shared Contract as to which a Replacement Contract is not obtained prior to Closing), including any Liabilities resulting from any products or services provided under such Scheduled Shared Contract, from and after the Closing (i) to the extent such Liabilities are related exclusively to the Business, the Acquiror Group and its Affiliates shall be responsible for such Liabilities and shall indemnify, defend, reimburse and hold harmless the Sellers and their Affiliates for such Liabilities, (ii) to the extent such Liabilities are related exclusively to the Retained Businesses, the Seller and its Affiliates shall be responsible for such Liabilities and shall indemnify, defend, reimburse and hold harmless the Acquiror Group and its Affiliates for such Liabilities and (iii) to the extent such Liabilities are not clearly exclusively related to either the Business or the Retained Businesses, such Liabilities shall be allocated between the Business, on the one hand, and the Retained Businesses, on the other hand, based on the relative proportions of total benefits received (to the extent the Liabilities relate to a specific period, over such period, and otherwise over the term of such Scheduled Shared Contract, measured up to the date of the allocation, without duplication) by the Business, on the one hand, or the Retained Businesses, on the other hand, under such Scheduled Shared Contract and (A) the Acquiror Group and its Affiliates shall be responsible for such Liabilities so allocated to the Business and shall indemnify, defend, reimburse and hold harmless Sellers and their Affiliates for such Liabilities so allocated and (B) the Seller and its Affiliates shall be responsible for such Liabilities so allocated to the Retained Businesses and shall indemnify, defend, reimburse and hold harmless the Acquiror Group and its Affiliates for such Liabilities so allocated.
Section 5.05Consents Generally
Acquiror Group acknowledges that certain notices, consents and approvals may be required as a result of the transactions contemplated by this Agreement, including from Governmental Authorities or from parties to Contracts to which Sellers and their Affiliates are a party (including, for the

Exhibit 2.4
avoidance of doubt, any notice, consent or approval required in connection with any Shared Contract or Replacement Contract) (such notices, consents and approvals collectively, “Assignment Consents”) and that such Assignment Consents have not been obtained and may not be obtained; provided, that such acknowledgement does not and shall not constitute a waiver or release by Acquiror Group of any condition set forth in Section 8.02. None of the Sellers nor any of their Affiliates shall have any Liability to Acquiror Group or any of its Affiliates arising out of or relating to the failure to obtain any Assignment Consents or because of the termination of any Contract thereof. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the Assignment Consents prior to the Closing. Acquiror Group shall use commercially reasonable efforts to assist Sellers and their Affiliates in obtaining the Assignment Consents, including, without limitation, by furnishing financial statements and/or causing its Affiliates to provide any parent and/or corporate guarantees requested by any third-party in connection with such Assignment Consents.
Section 5.06Wrong Pockets.
(a)For two (2) years after the Closing Date, Acquiror Group may notify Seller of any right, property or asset received or retained by the Sellers following the Closing Date that Acquiror Group reasonably believes should belong to Acquiror Group under this Agreement. If the Parties determine in good faith that such right, property or asset was intended to belong to Acquiror Group under this Agreement, Seller shall as promptly as reasonably practicable use commercial reasonable efforts during such two (2) year period, to transfer, or cause to be transferred, such right, property or asset to Acquiror Group or an Affiliate of Acquiror Group designated by Acquiror Group, for no consideration and net of Seller’s actual and documented out-of-pocket costs, fees, charges, fines and Taxes incurred to effectuate such transfer or holding of such right, property or asset following the Closing Date, and to the extent such asset is Cash and Cash Equivalents, Seller shall provide a general explanation or description of such transfer. Notwithstanding the foregoing, Cash Collateral Accounts shall not be subject to this Section 5.06 and shall be returned to Sellers promptly upon by receipt by Acquiror Group.
(b)For two (2) years after the Closing Date, Seller may notify Acquiror Group of any right, property or asset transferred to or received by Acquiror Group that Seller reasonably believes should belong to the Sellers under this Agreement. If the Parties determine in good faith that such right, property or asset was intended to belong to the Sellers under this Agreement, Acquiror Group shall as promptly as reasonably practicable use commercial reasonable efforts during such two (2) year period, to transfer, or cause to be transferred, such asset to Seller or an Affiliate of Seller designated by Seller, for no consideration and net of Acquiror Group’s actual and documented out-of-pocket costs, fees, charges, fines and Taxes incurred to effectuate such transfer or holding of such right, property or asset following the Closing Date, and to the extent such asset is Cash and Cash Equivalents, Acquiror Group shall provide a general explanation or description of such transfer.
Section 5.07Business Guarantees.
(a)Prior to the Closing, Acquiror Group and Seller shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to obtain from the respective beneficiary or Business Guarantee provider, in form and substance reasonably satisfactory to Acquiror Group and Seller, on or before the Closing Date, valid and binding written unconditional releases of the Sellers and any of their Affiliates, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees, which shall be effective as of the Closing, including by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements, including indemnification, reasonably acceptable to Acquiror Group as the Sellers or the counterparty to such Business Guarantee may reasonably request from the Acquiror

Exhibit 2.4
Group or its Affiliates. In the event such counterparty deems Acquiror Group to be uncreditworthy, Acquiror Group shall use commercially reasonable efforts to cause one (or more) of its Affiliates that can meet such counterparty’s applicable net worth test and other financial requirements to accept on behalf of Acquiror Group any and all Liabilities arising or relating to such Business Guarantee and obtain from the respective beneficiary, in form and substance reasonably satisfactory to Acquiror Group and Seller, a valid and binding written unconditional release of the Sellers and any of their Affiliates. To the extent any Cash Collateral Accounts are transferred to Acquiror Group at or in connection with the Closing, Acquiror Group shall pay to Seller, in cash, the aggregate amount of all deposits in such Cash Collateral Accounts on the Closing Date.
(b)If any Business Guarantee has not been fully and unconditionally released as of the Closing (each, an “Unreleased Business Guarantee”):
(i)From and after Closing, Acquirors shall, jointly and severally, indemnify, defend, reimburse and hold harmless the Sellers and their Affiliates and all of their respective equity holders, directors, officers, managers, employees and other Representatives for any Liability with respect to the Unreleased Business Guarantee, including reasonable out-of-pocket costs and fees, and attorney’s fees, arising from or relating to such Unreleased Business Guarantees, and shall promptly reimburse within ten (10) Business Days following written notice with reasonable supporting detail by Seller to Acquiror Group the full amount of any actual demand (including any demand for additional collateral or credit support by the provider of any Unreleased Business Guarantee), payment, funding or draw upon any Unreleased Business Guarantee. From and after Closing, Acquiror Group further agrees to promptly reimburse the Sellers and their Affiliates for any claim or demand for payment for any fees, costs and/or expenses in connection with the issuance and maintenance of, any Unreleased Business Guarantees. In order to support Acquiror 1’s obligations hereunder, Acquiror 1 shall deliver at the Closing to Seller any combination of (1) one or more performance bonds, or (2) other credit support satisfactory to Seller, in each case, in the aggregate amount of one hundred percent (100%) of the Total Credit Support Amount as of the Closing (and any replacements thereof obtained by the Sellers or their Affiliates prior to the Closing), from a surety provider, bonding company or other credit support provider satisfactory to Seller, in a form and substance acceptable to Seller, and with Seller as the beneficiary under such bond or other credit support (the “Business Guarantee Support”). The Business Guarantee Support shall (A) have terms and conditions for payment to Seller that are satisfactory in all respects to Seller, (B) be available to draw upon or otherwise make payment to Seller following any payment request by Seller in respect of any Unreleased Business Guarantee that is not immediately paid by Acquiror 1, (C) be in place for the remaining term of the underlying Business Guarantee, (D) be available to be drawn in multiple draws or demands, (E) have no documentary conditions to drawings or payment by the bonding company (other than delivery of a statement from Seller that a required payment was not made by Seller under this Section 5.07), and (F) be separate and distinct from any other credit support, bond or performance guarantee provided with respect to other obligations of Acquiror 1 under this Agreement. Upon the valid and unconditional release of the Sellers and their Affiliates from any Liability under any Unreleased Business Guarantee outstanding at Closing, Seller shall allow a reduction of the Business Guarantee Support with respect to the released Liability under such Unreleased Business Guarantee in the amount of one hundred percent (100%) of the applicable Unreleased Business Guarantees; provided, that, except as otherwise provided herein, at all times the Business Guarantee Support shall not be less than one hundred percent (100%) of the Total Credit Support Amount as of any date. The required Business Guarantee Support shall remain outstanding until such time as all Unreleased Business Guarantees have been terminated or replaced, or the Sellers and their Affiliates have otherwise been released (in a manner satisfactory to Seller) from all Liabilities in respect thereof.

Exhibit 2.4
(ii)With respect to any Unreleased Business Guarantee consisting of a Letter of Credit, the Parties shall cooperate to either (A) cause the Acquiror Group (or any of its Affiliates) to be substituted (in a manner acceptable to Acquiror Group and to Seller) for the Sellers or their Affiliates in respect of all reimbursement and other payment and performance obligations under the applicable reimbursement agreement, or (B) deliver to (or cause to be delivered to) Seller the original Letter of Credit marked cancelled, together with any additional documentation which Seller (or the issuer of the applicable Letter of Credit) may reasonably request in connection with the termination of all reimbursement and payment obligations with respect thereto. At all times prior to the occurrence of (A) or (B) in the preceding sentence with respect to any Letter of Credit, such Letter of Credit shall be deemed to be outstanding for all purposes under this Section 5.07(b)(ii);
(iii)With respect to any Unreleased Business Guarantee consisting of a Bank Guarantee, the Parties shall cooperate to either (A) cause the Acquiror Group (or any of its Affiliates) to be substituted (in a manner acceptable to Acquiror Group and Seller) for the Sellers or their Affiliates in respect of all reimbursement and other payment and performance obligations under the applicable Bank Guarantee agreement, or (B) deliver to (or cause to be delivered to) Seller the original Bank Guarantee marked cancelled, together with any additional documentation which Seller (or any issuer of the applicable Bank Guarantee) may reasonably request in connection with the termination of all reimbursement and payment obligations with respect thereto. At all times prior to the occurrence of (A) or (B) in the preceding sentence with respect to any Bank Guarantee, such Bank Guarantee shall be deemed to be outstanding for all purposes under this Section 5.07(b)(iii);
(iv)With respect to any Unreleased Business Guarantee consisting of a Surety Bond, the Parties shall cooperate to either (A) cause the Acquiror Group (or any of its Affiliates) to be substituted (in a manner acceptable to Acquiror Group and Seller) for the Sellers or their Affiliates in respect of all reimbursement and other payment and performance obligations under the applicable surety agreement, or (B) deliver to (or cause to be delivered to) Seller evidence (satisfactory to Acquiror Group and to Seller) that the Surety Bond has been cancelled by the bonding entity. At all times prior to the occurrence of (A) or (B) in the preceding sentence with respect to any Surety Bond, such Surety Bond shall be deemed to be outstanding for all purposes under this Section 5.07(b)(iv); and
(v)Acquiror Group shall not, and shall not permit any of the Acquiror Group to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer, directly or indirectly, to another third party or (D) amend in any manner, any loan, Contract or other obligation for which the Sellers or their Affiliates are, or would reasonably be expected to be, liable under such Unreleased Business Guarantee unless and until the Sellers and their Affiliates have been released (in manner satisfactory to Acquiror Group and Seller) from all obligations and Liabilities in respect thereof as set forth herein.
(c)To the extent that the Sellers or any of their Affiliates have performance obligations under any Business Guarantee, Acquiror Group will use commercially reasonable efforts to (i) perform such obligations on behalf of the Sellers or such Affiliate or (ii) otherwise take such action as reasonably requested by Seller so as to put the Sellers or their respective Affiliate in the same position as if Acquiror Group, and not the Sellers or their respective Affiliate, had performed or were performing such obligations.

Exhibit 2.4
(d)Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (i) at any time on or after the Closing Date, the Sellers and each of their Affiliates may, in such Person’s sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees and (ii) at any time on or after the Closing Date, neither the Sellers nor any of their Affiliates will have any obligation to renew any Business Guarantees issued on behalf of any Purchased Assets or the Business after the expiration of such Business Guarantees.
Section 5.08Use of Retained Marks. From and after the date that is four (4) months following the Closing Date, Acquiror Group shall have no right to use any of the Retained Marks and agrees to refrain from any future application, incorporation, reproduction or display of all Retained Marks, and at Acquiror Group’s sole cost and expense, remove all Retained Marks from any marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, data sheets, product manuals, packing materials, inventory labels and other supplies and similar materials used in the Business. If, after the four (4) months following the Closing Date, Seller or any of its Affiliates notifies Acquiror Group in writing that it or one of its Affiliates is using a Retained Mark or that a Retained Mark appears in any such materials being used by Acquiror Group, Acquiror Group shall as promptly as practicable thereafter, at its sole cost and expense, remove such Retained Marks from such materials.
Section 5.09Representation and Warranty Insurance. Prior to Closing, Acquiror Group may obtain, at its sole cost and expense, a buy-side representation and warranty insurance policy naming Acquiror Group as the insured with respect to this Agreement (an “RWI Policy”). If Acquiror Group obtains an RWI Policy, Acquiror Group shall (a) provide Seller with a reasonable opportunity to review and provide comments to the RWI Policy prior to binding coverage, (b) cause such policy to provide that (i) the insurer under such policy shall have no right of subrogation, contribution or otherwise against Seller or any of its Affiliates or Representatives, and the insurer under such policy has waived any such right of subrogation, contribution or otherwise except against Seller in the case of Fraud, (ii) the foregoing provision described in clause (i) shall not be amended, waived or otherwise modified without the prior written consent of Seller, and (iii) that Sellers are intended third party beneficiaries of such provision, and (c) provide Seller with a true and complete copy of the final and issued RWI Policy as soon as reasonably practicable following the Closing. Acquiror Group shall not agree to any amendment, variation or waiver of such RWI Policy (or do anything that has a similar effect) that would adversely impact Sellers or their Affiliates or Representatives without Seller’s prior written consent. The cost of obtaining the RWI Policy, including all premiums, retention amounts, and any related brokers or underwriting fees, shall be paid by Acquiror Group at or prior to the Closing. For the avoidance of doubt, the Parties acknowledge and agree that obtaining a RWI Policy is not a condition to the Closing and the absence of coverage under the RWI Policy or the failure of the RWI Policy to be in full force and effect for any reason shall not expand, alter, amend, change or otherwise affect the terms and conditions of this Agreement, including Section 11.09 or the Liability of Sellers under this Agreement.
Section 5.10Insurance.
(a)Seller shall, and shall cause its Affiliates to, keep insurance policies or self-insured retentions currently maintained for the benefit of the Business covering their business, assets and current or former employees and the Business, as the case may be (the “Insurance Coverage”), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Subject to Section 5.10(b), as of the Closing, Acquiror Group agrees to arrange for its own insurance policies with respect to the Business.
(b)From and prior to the Closing Date, Seller agrees to take such actions as may be reasonably necessary not to voluntarily relinquish or terminate policies providing Insurance Coverage if doing so would adversely affect the availability of such Insurance Coverage. The availability of Insurance

Exhibit 2.4
Coverage with respect to any claim shall be subject in all respects to Seller’s applicable deductibles, retention and similar limits. Seller and Acquiror Group agree that all claims with respect to insured events relating to the Business occurring prior to the Closing will be administered in all material respects in accordance with the terms of the Insurance Coverage. Seller will use its commercially reasonable efforts to provide Acquiror Group with the benefit of the Insurance Coverage with respect to such claims to the extent losses are covered under “occurrence” based or “claims made” policies of Seller in effect on the date of this Agreement notwithstanding the consummation of the transaction contemplated hereby; provided that (a) Acquiror Group shall promptly give Seller notice in writing of any events or circumstances in respect of which Acquiror Group has requested Seller to make a claim pursuant to this Section 5.10, (b) Acquiror Group shall be liable for all uninsured and uncovered amounts for such claims (including any deductibles or self-insured retention amounts, costs of any retroactive insurance premiums or other amounts paid or expenses incurred in connection with any insured claims made after the Closing under the Insurance Coverage) and (c) Seller shall have no obligation to Acquiror Group hereunder to prioritize any of the Business’s claims over other claims of Seller or any of its Affiliates. Seller shall not release, commute, buy-back or otherwise eliminate the coverage available under any insurance policy without Acquiror Group’s prior written consent. In the event of any failure by any insurer to satisfy any claim, Seller and its Affiliates shall have no Liability or obligation to Acquiror Group pursuant to this Section 5.10; provided, that the foregoing shall not preclude any Liability of Seller for any breach by Seller of this Section 5.10. To the extent that after the Closing any Party hereto requires any information regarding claim data, payroll or other information relating to the Business Workers in order to make filings with insurance carriers or regulators from another Party hereto, such other Party shall use reasonable efforts to promptly supply such information. This Section 5.10(b) shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.10(b) is intended to waive or abrogate in any way Seller’s own rights to insurance coverage for any Liability, whether relating to Seller or any of its Affiliates or otherwise.
Section 5.11Retention of Books and Records and Post-Closing Access.
(a)Seller and its Affiliates may retain a copy of any or all of the Business Records and any other materials that are otherwise in the possession or under the control of Seller or any of its Affiliates relating to the conduct of the Business on or before the Closing Date. Acquiror Group agrees to hold at least one copy of all Business Records of the Business that exist as of the Closing and, unless otherwise consented to in writing by Seller and subject to destruction of correspondence in the Ordinary Course of Business in accordance with Acquiror Group’s customary retention policies and applicable Law, not to destroy or dispose of such copy for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and if thereafter Acquiror Group proposes to destroy or dispose of such copy, Acquiror Group shall offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender such copy to Seller upon Seller’s request and at Seller’s expense.
(b)From and after the Closing for a period of seven (7) years, Acquiror Group shall, and shall cause its Subsidiaries to, (i) give Seller and its Representatives reasonable access to the Business Records of Acquiror Group and its Subsidiaries to the extent relating to the Business on or before the Closing Date, (ii) furnish to Seller and its Representatives such financial and operating data and other information relating to the Business on or before the Closing Date and (iii) use commercially reasonable efforts to cause the employees of Acquiror Group and its Subsidiaries to cooperate with Seller and its Representatives, in each case, to the extent (x) necessary to permit Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business or the Retained Businesses, (y) in connection with any Action related to either the Retained Businesses or the conduct of the Business or the ownership of the assets of the Business prior to the Closing for which Seller or such Affiliate has retained liability under

Exhibit 2.4
this Agreement or (z) otherwise to the extent that Seller, in requesting such access, reasonably deems such access necessary in order to determine any matter relating to its rights and obligations hereunder and otherwise in connection with its tax, regulatory (including the SEC), litigation, contractual or other legitimate matters. From and after the Closing, for a period of seven (7) years, Seller shall (A) give Acquiror Group and its Representatives reasonable access to the Business Records of Seller to the extent relating to the Business on or before the Closing Date, (B) furnish to Acquiror Group and its Representatives such financial and operating data and other information to the extent relating to the Business on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of Seller to cooperate with Acquiror Group and its Representatives, in each case, to the extent necessary to permit Acquiror Group or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business. Any such access shall be granted (i) in a manner as not to interfere unreasonably with the conduct of the business of the Party granting such access, (ii) during normal business hours and (iii) at the sole cost and expense of the Party requesting such access. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would, as reasonably determined on the advice of counsel, result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation between the Parties to the extent such documents or other information are reasonably pertinent to such litigation. Notwithstanding anything to the contrary in this Agreement, Acquiror Group and Seller may satisfy their obligations set forth in this Section 5.11(b) by electronic means if physical access is not permitted under applicable Law.
(c)Notwithstanding the foregoing, the provisions of Article VI shall govern with respect to Tax-related matters to the extent any provision in Article VI is in conflict with Section 5.11(a) or Section 5.11(b).
Section 5.12Confidentiality.
(a)Subject to Section 5.13, Seller shall not, and shall cause it Affiliates not to, and shall instruct their Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Acquiror Group, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Business or Acquiror Group or any of its Affiliates; provided that, the foregoing restriction shall not (i) apply to any information (w) pertaining to the Excluded Assets, Retained Liabilities or the Retained Businesses, (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(a)), (y) that was independently developed by Seller or its Affiliates (other than by the Business prior to the Closing) without use of or reference to any confidential information with respect to the Business, Acquiror Group or any of its Affiliates, or (z) that was made available to Seller by a third party that was not, to the Company’s knowledge, prohibited from disclosing such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Seller provides Acquiror Group with reasonable prior notice of such disclosure and cooperates with Acquiror Group, at Acquiror Group’s request and expense, in connection with any efforts

Exhibit 2.4
to prevent or limit the scope of such disclosure, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (z) of the terms of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (including each Party’s rights and obligations hereunder and thereunder) to any purchaser or prospective purchaser or financing source or underwriter (or any of their respective Representatives) of Parent or any of its Affiliates in connection with such Person’s financial, accounting, Tax or similar due diligence of Seller or any of its Affiliates in furtherance of an acquisition, financing or securities issuance, including any disclosure required under the Credit Facility or Indenture, provided that any Person to whom confidential information is disclosed pursuant to this clause (z) owes a contractual or other professional duty of confidentiality to Seller or its Affiliates with respect to such disclosed information.
(b)Subject to Section 5.13, Acquiror Group shall not, and shall cause its Subsidiaries not to, and shall instruct its Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Businesses, Seller or any of its Affiliates; provided that, the foregoing restriction shall not (i) apply to any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(b)), (y) that was independently developed by Acquiror Group or any of its Subsidiaries without use of or reference to any confidential information with respect to the Retained Businesses, Seller or any of its Affiliates or (z) that was made available to Acquiror by a third party that was not, to Acquiror Group’s knowledge, prohibited from disclosing such information, or (ii) prohibit any disclosure (x) required by Law or any listing agreement with any national securities exchange, or required or requested by any Governmental Authority or pursuant to a subpoena, civil investigative demand or other similar process by a court of competent jurisdiction, so long as, to the extent permitted by Law or any such listing agreement and reasonably practicable under the circumstances, Acquiror Group provides Seller with reasonable prior notice of such disclosure and cooperates with Seller, at Seller’s request and expense, in connection with any efforts to prevent or limit the scope of such disclosure, (y) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (z) of the terms of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (including each Party’s rights and obligations hereunder and thereunder) to any purchaser or prospective purchaser or financing source or underwriter (or any of their respective Representatives) of Acquiror Group or any of its Affiliates in connection with such Person’s financial, accounting, Tax or similar due diligence of Acquiror Group or any of its Affiliates in furtherance of an acquisition, financing or securities issuance, provided that any Person to whom confidential information is disclosed pursuant to this clause (z) owes a contractual or other professional duty of confidentiality to Acquiror Group or its Affiliates with respect to such disclosed information.
Section 5.13Public Announcements. The Sellers and Acquiror Group agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Parties (email being sufficient), except that (i) the Sellers and their Affiliates, on the one hand, and Acquiror Group and its Subsidiaries, on the other hand, may make announcements of information contained in a public announcement previously consented to by Acquiror 1 and Seller hereunder from time to time to their respective employees, customers, suppliers and other business relations, and (ii) the Sellers and Acquiror Group may make announcements as they each may reasonably determine are necessary to comply with applicable Law (including SEC and Canadian securities laws requirements) or the requirements of any agreement to which they or any of their Affiliates is a party as of the date of this Agreement, including any listing agreement with any national securities exchange, provided, that, to the extent practicable, the disclosing

Exhibit 2.4
Party will use reasonable efforts to (x) advise and consult with the other Party before making such announcement and (y) provide such other Party a reasonable opportunity to review and comment on such announcement and consider in good faith any such comments. Notwithstanding the foregoing, Acquiror 1 and Seller shall cooperate to prepare a press release of each of Acquiror 1 and Seller (at the option of such Person) to be issued on or promptly (and in any event within one (1) Business Day) after the date of this Agreement and promptly following the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.13, (A) Acquiror Group and the Sellers shall be permitted to disclose the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (including a copy of this Agreement and the terms and conditions (including price terms) of the transactions contemplated hereby if the Acquiror Group or the Sellers reasonably determine such disclosure is necessary to comply with applicable Law (including SEC and Canadian securities laws requirements) or the requirements of any listing agreement with any national securities exchange) on their respective websites and on SEDAR and (B) Acquiror Group and its Affiliates may disclose the transactions contemplated by this Agreement and any term hereof to its (or its or their respective sponsors’) direct or indirect, current and prospective, limited partners or other investors to the extent required by the governing documents with those limited partners or in connection with their ordinary course business operations, including private equity/fund formation, fundraising, marketing, syndication, informational or reporting activities, in each case, so long as such limited partners or other investors are subject to confidentiality obligations with respect to such information.
Section 5.14Non-Solicitation; Non-Competition.
(a)For a period of two (2) years following the Closing Date, without the express prior written consent of Acquiror Group, each Company shall direct its employees set forth on Section 5.14(a) of the Disclosure Schedules, and shall cause any controlled Affiliate of such Company to direct such controlled Affiliate’s executive vice presidents and above, not to, solicit or hire (or cause to be directly or indirectly solicited or hired) for employment or for engagement as a consultant, or induce or attempt to persuade to terminate or significantly reduce his or her employment or consulting relationship with Acquiror Group or any of its Affiliates, any Continuing Worker; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Continuing Worker, or hiring any such Continuing Worker who responds to any such general solicitation; or (B) soliciting or hiring any such Continuing Worker who is no longer employed by Acquiror Group or any of its Affiliates and has not been so employed by Acquiror Group or its Affiliates for at least one hundred and eighty (180) days (provided, that such one hundred and eighty (180) day period shall not apply with respect to any such Continuing Worker whose employment has been terminated by Acquiror Group or its Affiliates without cause or as a result of broad-based terminations or layoffs of such Continuing Worker); or (C) soliciting or hiring any such Continuing Worker who contacts a Company or any of its Affiliates on his or her own initiative regarding employment without any solicitation or encouragement from such Company or such Affiliate.
(b)For a period of five (5) years following the Closing Date, without the express prior written consent of Acquiror Group, no Company or any controlled Affiliate of any Company may, at any time during such five (5) year period, directly or indirectly, engage in, own, manage, control or participate in the ownership, management or control of, a company or any other business entity that engages in the Restricted Business; provided, however, that the foregoing shall not restrict any Company or any Affiliate of any Company from  (i) acquiring or owning solely as a passive investment, directly or indirectly, securities or any indebtedness of any Person that is engaged in the Business if such Company or any such Affiliate of such Company does not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of the outstanding securities or indebtedness of such Person (ii) engaging in the business of business processing services for commercial entities (e.g., car rental companies and commercial shipping/hauling companies) that incur tolls and need to pay those tolls as part of such

Exhibit 2.4
commercial entities’ business, or (iii) acquiring and continuing to hold or own any business or Person engaged in the Restricted Business if the Restricted Business accounts for less than fifteen percent (15%) of such business’ or Person’s consolidated annual revenues or expenditures measured over the trailing twelve (12) months prior to such acquisition being made (or, if earlier, the entry into the definitive agreement providing for the making of such acquisition) (a “De Minimis Acquisition”). In the event any Company or any of its controlled Affiliates completes a De Minimis Acquisition, such Company or such controlled Affiliate shall not be in violation of this Section 5.14(b) if (i) Acquiror in its sole discretion consents to such De Minimis Acquisition or (ii) as soon as practicable, but in any event within ninety (90) days after the closing of such De Minimis Acquisition, such Company or such controlled Affiliate commences efforts to divest, and within twelve (12) months after the closing of such De Minimis Acquisition, such Company or such controlled Affiliate consummates such divestiture of the portion of such De Minimis Acquisition required in order to comply with this Section 5.14(b) (but for the De Minimis Acquisition exception). “Restricted Business” shall mean the Business as conducted by the Sellers as of the Closing Date.
(c)Each Company acknowledges that the provisions of this Section 5.14 are reasonable and necessary to protect the interests of Acquiror Group, that any violation of this Section 5.14 may result in an irreparable injury to Acquiror Group and that damages at law may not be reasonable or adequate compensation to Acquiror Group for violation of this Section 5.14 and that, in addition to any other available remedies, Acquiror Group shall be entitled to have the provisions of this Section 5.14 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 5.14.
(d)Notwithstanding anything to the contrary contained in Section 5.14(b), Section 5.14(b) shall not prevent, preclude, restrict or otherwise limit any Company or any of its Affiliates from (i) engaging in, conducting or having an ownership interest in the Retained Businesses, including the utilization or disclosure of data or other information furnished to it, or received from a supplier or customer of the Business for use in the Retained Businesses and/or (ii) working with any supplier or customer of the Business with respect to the Retained Businesses.
(e)Notwithstanding anything to the contrary contained herein, nothing in this Section 5.14 shall, directly or indirectly, restrict or otherwise bind any Person who currently holds or in the future acquires Parent pursuant to a transaction, regardless of form, in which any Person acquires (i) all of the equity securities of Parent, in a merger, consolidation, stock purchase, reorganization or other equity transaction, or (ii) all of the assets and liabilities of Parent, whether in an asset purchase, reorganization or other asset transaction regardless of form (a “Parent Acquisition”). For the avoidance of doubt, in the event that Parent consummates a Parent Acquisition, the restrictions set forth in this Section 5.14 shall automatically terminate and be of no further force or effect with respect to the acquiror in such Parent Acquisition, and each of its Affiliates and its respective successors and assigns that was not a Company or a controlled Affiliate of any Company as of the Closing Date (the “Parent Acquisition Acquiring Group”); provided that the Parent Acquisition Acquiring Group shall not use the “Conduent” name and associated trademarks with such name in the conduct of the Restricted Business.
(f)For a period of two (2) years following the Closing Date, Acquiror Group shall not, and shall cause its controlled Affiliates not to, directly or indirectly: (x) solicit, hire (or cause to be directly or indirectly solicited or hired) or otherwise contract for services any employee of any Company or any of its Affiliates who is not an Offered Worker and whom Acquiror Group had material dealings with in connection with the transactions contemplated by this Agreement (such employee, a “Company Group Employee”) or (y) induce any Company Group Employee to leave his or her employment or services to such Company or any of its Affiliates; provided, that the foregoing restriction shall not apply to (A) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such Company Group Employees and hiring any employees who responded to such advertising or recruiting efforts or (B) soliciting or hiring any such Company Group

Exhibit 2.4
Employee who is no longer employed by any Company or any of its Affiliates and has not been so employed by any Company or any of its Affiliates for at least six (6) months (provided, that such six (6) month period shall not apply with respect to any such Company Group Employee whose employment has been terminated by such Company or its Affiliates).
Section 5.15Further Assurances. Seller and Acquiror Group agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof. Each Party shall bear its own costs and expenses in compliance with this Section 5.15; provided, however, that in no event shall either Party be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each of Acquiror Group and the Sellers will take all such reasonable and lawful action as may be necessary or desirable in order to transfer to Acquiror Group the Purchased Assets. In addition to and without limiting the foregoing, following the Closing and at Acquiror Group’s reasonable request and expense, each Company (as applicable) shall promptly execute and deliver to Acquiror Group or its Affiliates, such documentation in a form mutually agreed by the Acquiror Group and Seller and as may be reasonably requested and prepared by Acquiror Group, including assignments in substantially the forms agreed upon by each of Acquiror Group and the Sellers at Closing, as required to effect the transfer of Intellectual Property Rights in accordance with this Agreement.
Section 5.16Contact with Employees, Customers and Suppliers. Until the Closing Date, Acquiror Group shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than the executive officers of Seller and its Affiliates pursuant to Section 5.02 and the Offered Workers pursuant to Section 7.01), customers, potential customers, suppliers or licensors of Seller, its Affiliates or any other Persons having a business relationship with Seller or the Retained Businesses, in each case, concerning the transactions contemplated hereby without the prior written consent of Seller; provided, that, for the avoidance of doubt, the foregoing shall not prohibit Acquiror Group and its Representatives from contacting Acquiror Group’s customers, suppliers, distributors or other material business relations that are also customers, suppliers, distributors or business relations of Seller or any of its Affiliates, in the Ordinary Course of Business in all material respects for matters unrelated to the transactions contemplated hereby, provided that Acquiror Group and its Representatives do not disclose information concerning the transactions contemplated hereby; and provided further, that, for the avoidance of doubt, nothing in this Section 5.16 shall operate to prohibit public announcement permitted under Section 5.13.
Section 5.17Financing
(a)Subject to the other terms and conditions of this Agreement, Acquiror Group shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Financing described in the Financing Comfort Letter.
(b)To the extent requested by Seller from time to time, Acquiror Group shall keep Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing; provided, that in no event shall Acquiror Group be required to disclose any information that is subject to attorney-client or similar privilege if Acquiror Group shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege.
(c)Subject to the terms and conditions of this Section 5.17, if (i) any portion of the Debt Financing becomes unavailable in a manner that would have a materially adverse impact on the Acquiror Group obtaining the Debt Financing, the Acquiror Group shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Alternative Debt Financing”) or

Exhibit 2.4
(ii) the Acquiror Group obtains Alternative Debt Financing for any other reason, the Acquiror Group agrees to use its reasonable best efforts to obtain a new financing comfort letter with respect to such Alternative Debt Financing (the “New Financing Comfort Letter”), which shall replace the existing Financing Comfort Letter, a copy of which shall be promptly provided to Seller. In the event any New Financing Comfort Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the New Financing Comfort Letter, and (ii) any reference in this Agreement to the “Financing Comfort Letter” shall be deemed to include the New Financing Comfort Letter.
(d)In connection with the Debt Financing, from the date of this Agreement until the Closing, Seller shall use commercially reasonable efforts to provide reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Acquiror Group and that is necessary or customary in connection with Acquiror Group’s efforts to obtain the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Subsidiaries), including reasonable best efforts to: (i) upon reasonable prior notice, participate in a reasonable number of meetings and conference calls with prospective lenders and investors and sessions with the rating agencies; (ii) reasonably assist Acquiror Group and the Lender in the preparation of pertinent information regarding Seller and its Subsidiaries related to any offering documents, private placement memoranda, bank information, rating agency presentations, credit agreements and similar documents required in connection with the Debt Financing; (iii) request customary payoff letters relating to the repayment of any existing indebtedness to be repaid concurrently with the Closing and/or the termination of any third party liens securing such indebtedness; (iv)    reasonably assist Acquiror Group in connection with the preparation of (but not executing, unless effective only at or following Closing) any pledge and security documents and other definitive financing documents as may be reasonably requested by Acquiror Group or Lender, and otherwise reasonably facilitate the pledging of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) and the granting of security interests in respect of the Debt Financing as may be reasonably requested by Acquiror Group or Lender, it being understood that, in each case, such documents will not take effect until the Effective Time, (v) provide Acquiror Group and the Lender with customary documentation that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, to the extent requested at least ten (10) Business Days prior to the Closing Date; (vi) reasonably cooperate with the Lender’s “due diligence” investigation with respect to Seller and its Subsidiaries; provided, that Seller shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing for which it is not fully reimbursed by Acquiror Group. Notwithstanding anything to the contrary in this Section 5.17(d), nothing will require Seller to provide (or be deemed to require Seller to prepare) any (1) pro forma financial statements or (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing.
(e)Notwithstanding anything in Section 5.17(d) to the contrary, (i) such requested cooperation shall not disrupt or interfere with the business or the operations of Seller or its Subsidiaries, (ii) nothing in this Section 5.17 shall require cooperation to the extent that it would (A) subject any of Parent’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to matters related to the Debt Financing, (B) conflict with, or violate, Parent’s and/or any of its Subsidiaries’ Organizational Documents, any applicable Law or Contracts, (C) cause any condition to the Closing set forth in Article VIII to not be satisfied, (D) cause any breach of this Agreement or (E) cause material competitive harm to Parent and its Subsidiaries (taken as a whole), (iii) prior to the Closing Date,

Exhibit 2.4
neither Parent nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Comfort Letter, the definitive financing agreements for the Debt Financing or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Comfort Letter, the definitive financing agreements for the Debt Financing, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Acquiror Group and (iv) none of Parent, its Subsidiaries or their respective directors, officers or employees shall be required to deliver or obtain opinions of internal or external counsel, execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement for the Debt Financing, with respect to the Financing that, in each case, is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and officers of Parent or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Closing Date. The Parties agree that Acquiror Group’s execution of a New Financing Comfort Letter shall not expand the scope of the assistance required under Section 5.17(d) as compared to the assistance that would be required or expected to be required in connection with the Financing Comfort Letter in effect on the date of this Agreement and the related Debt Financing.
(f)Acquiror Group shall, (a) promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable fees of one primary legal counsel) incurred by Seller or any of its Subsidiaries in connection with the cooperation of Seller and its Subsidiaries contemplated by this Section 5.17, and (b) indemnify and hold harmless Parent and its Subsidiaries and its and their respective directors, officers, employees and advisors from and against any and all Damages suffered or incurred in connection with the cooperation of Parent and its Subsidiaries contemplated by this Section 5.17. Notwithstanding the foregoing, Acquiror Group shall have no obligation to indemnify, hold harmless or reimburse Seller for any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arising from the fraud, gross negligence, willful misconduct or intentional misrepresentation of any such party.
(g)Acquiror Group agrees that, notwithstanding anything in this Agreement to the contrary, its obligations to perform its agreements under this Agreement, including to consummate the Closing subject to the terms and conditions of this Agreement, are not in any way conditioned on obtaining of the Debt Financing or on the performance of any party to any Financing Comfort Letter. In addition, notwithstanding anything to the contrary in this Agreement, Seller’s breach of any of the covenants required to be performed by it under this Section 5.17 shall not be considered in determining the satisfaction of the condition set forth in Section 8.02(a), unless such breach is the primary cause of Acquiror Group being unable to obtain the proceeds of the Debt Financing at the Closing.
Section 5.18Reserved.
Section 5.19Agreements Relating to Transfer of Purchased Assets
At the request of the Sellers, Acquiror Group will use commercially reasonable efforts to cooperate with the Sellers in the transfer of the Purchased Assets to reduce the applicable Taxes, including at the request of the Sellers by accepting any embodiment of a Purchased Asset to Acquiror Group via remote telecommunication if such delivery would be reasonably expected to reduce any such Taxes. At or promptly following the Closing, the Sellers shall transfer electronically to Acquiror Group all of the Purchased Assets (including documentation, software (whether in object code or source code form), firmware, middleware, databases, plugins, libraries, APIs, interfaces and algorithms) that can be

Exhibit 2.4
transmitted to Acquiror Group electronically and shall not deliver any Remotely Transferred Assets to Acquiror Group on any tangible medium resided, then following such transmission such Purchased Asset shall be removed from such storage media prior to the transfer of such storage media to Acquiror Group. All intangible assets shall be transferred to Acquiror Group, and all tangible assets, including any tangible personal property shall be transferred to Acquiror Group free and clear of all Liens (except for Permitted Liens). Promptly following any electronic transmission, the Sellers shall execute and deliver to Acquiror Group a certificate in the form attached hereto as Annex A and containing at a minimum, the following information: (a) the date of transmission; (b) the time transmission was commenced and concluded; (c) the name of the individual who made the transmission; (d) the signature of such individual; (e) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions; and (f) evidence of such transfers reasonably satisfactory to Acquiror Group. To the extent that Acquiror Group identifies any incomplete transfer of Company Technology or Company Intellectual Property, the Sellers shall promptly arrange for the complete transfer of any missing or omitted Company Technology or Company Intellectual Property.
Section 5.20Exclusivity. Each Company agrees that after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and shall cause its Affiliates not to, and shall direct its and its Affiliates’ respective Representatives not to, directly or indirectly, (i) solicit, initiate, or facilitate or encourage the submission, making or announcement of any Acquisition Proposal, (ii) initiate, engage, participate in or encourage any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into or become bound by any letter of intent or other agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, each Company shall, and shall cause its Affiliates to, and shall direct its and its Affiliates’ Representatives to, promptly cease and cause to be terminated any existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Acquisition Proposal. Promptly following the date of this Agreement, each Company shall, or shall cause a Representative of such Company to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between such Company or any of its Affiliates and any such Person. For the avoidance of doubt, this Section 5.20 shall not restrict Seller or any of its Affiliates from soliciting, initiating, facilitating, engaging in or otherwise entering into and becoming bound by any letter of intent or other agreement with respect to an Enterprise Acquisition.
Section 5.21UK Business Transfer Agreement. The terms and conditions of the UK Business Transfer Agreement shall govern the transfer of the UK Business to Acquiror 2, subject to the terms and conditions set forth on Exhibit F. The UK Business Transfer Agreement shall be subject to, and provide for the same or substantially similar terms and conditions as set forth in, this Agreement and applicable Law in the United Kingdom. Each of Acquiror 2 and Conduent UK shall take all actions contemplated to be taken by the UK Business Transfer Agreement to effectuate the transfer of the UK Business to Acquiror 2. In addition to the other applicable terms and conditions of this Agreement, subject to Section 7.01, Acquiror Group and its Affiliates shall comply with any additional obligations or standards arising under applicable Law governing the terms and conditions of the employment, transfer of employment and severance of employment for any UK Business Worker, and Acquiror Group shall ensure all offers of employment are made in accordance with applicable Law. Acquiror Group and its Affiliates shall comply with all data privacy Laws applicable to the Offered Workers.
Section 5.22Transition of the Business.

Exhibit 2.4
(a)Within one (1) week after the date of this Agreement, Acquiror Group and Seller shall each appoint individuals to lead the coordination of their respective activities under the Transition Services Agreement (each, a “TSA Manager”). Each of Acquiror Group and Seller represents and warrants that its TSA Manager, and any successor(s) Acquiror Group and Seller may appoint, do and will have substantial decision-making authority over matters relating to the provision or receipt of the services expressly identified and specified in the service description attachments attached to the Transition Services Agreement (the “Transition Services”), as applicable. Each TSA Manager will (i) serve as the primary contact for any issues arising out of the implementation, preparation for, and performance of the Transition Services Agreement, and (ii) be primarily responsible for (A) general coordination of the preparation for the delivery of the Transition Services, (B) keeping Acquiror Group and Seller reasonably informed regarding the preparation for the performance of the Transition Services, and (C) consideration and implementation of any additional services that are material to or are necessary for the operation of the Business that are not contemplated by the draft service description attachments as of the date of this Agreement, but should be included in the final Transition Services Agreement. Each of Acquiror Group and Seller may replace its TSA Manager at any time by giving written notice (email being sufficient) thereof to the other. If there is a vacancy at a TSA Manager position, Acquiror Group and Seller shall give prompt notice to the other of such vacancy and shall have three (3) Business Days to fill such vacancy. Each of Acquiror Group and Seller may treat an act of the other’s TSA Manager as an act authorized by the other.
(b)Commencing on the date of this Agreement until the Closing, (i) Seller shall, and shall cause its Affiliates to, be reasonably available within normal business hours in connection with Acquiror Group’s and its Affiliates’ efforts in standing up the Business and (ii) Acquiror 1 shall deliver within ninety (90) days of the date of this Agreement a detailed migration and cutover plan of all information technology transition efforts, including executing a lease for any necessary data centers supporting such migration and cutover operations.
(c)Commencing on the date of this Agreement until the Closing, Acquiror 1 and Seller shall cooperate and use reasonable best efforts to negotiate in good faith the scope, pricing and other terms of the service description attachments to the Transition Services Agreement; provided, however, that the Parties acknowledge and agree that (i) all fees and terms related to costs will be in the range of actual cost plus twenty-five percent (25%), and (ii) the scope of services shall be reasonable and consistent with the terms of the Transition Services Agreement. For the avoidance of doubt, the Parties acknowledge and agree that Exhibit A (Excluded Services) to the Transition Services Agreement is final as of the date of this Agreement .
(d)Acquiror 1 and Seller covenant and agree that the treatment of the Leased Real Property shall be governed by the Transition Services Agreement in accordance with the terms and conditions set forth on Section 5.22(d) of the Disclosure Schedules.
Section 5.23Reserved.
Section 5.24Public Company Filings.
(a)From and after the Effective Time, the Sellers shall use commercially reasonable efforts to provide such cooperation as is necessary and reasonably requested by the Acquiror 1, at Acquiror Group’s sole cost and expense (including the fees and expenses of any advisor fees incurred by the Sellers in connection with providing such cooperation, including attorney and accounting fees), in connection with the preparation and filing of a business acquisition report required to be filed by the Acquiror Group pursuant to Part 8 (the “BAR Requirements”) of NI 51-102 in connection with the Acquisition within the prescribed time period under NI 51-102, including using commercially reasonable efforts (taking into account the Sellers’s decreased personnel and resources after the Effective Time) to

Exhibit 2.4
assist the Acquiror Group with the completion of the financial statements for the Business necessary to satisfy the BAR Requirements (excluding, for greater certainty, any pro forma financial statements prescribed by subsection 8.4(5) of NI 51-102), to the extent such financial statements for the Business have not already been provided by the Sellers.
(b)Following the Effective Time, the Acquiror 1 shall file a Form 72-503F with the Ontario Securities Commission and the Sellers shall use commercially reasonable efforts to provide such cooperation as is necessary and reasonably requested by the Acquiror 1, at Acquiror Group’s sole cost and expense (including the fees and expenses incurred by the Sellers in connection with providing such cooperation, including attorney and accountant fees), in connection with the preparation and filing of such form.
Section 5.25Lock-up; Registration Rights. Except as provided in the Stock Restriction and Registration Rights Agreement, none of the Acquiror Group nor any of its Affiliates is under any obligation to file one or more prospectuses or registration statements under applicable Law in order to permit the distribution or sale of any of the Stock Consideration.
Section 5.26Reserved.
Section 5.27Notification of Certain Matters. Each of Seller and Acquiror 1 shall give prompt written notice to the other of the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect.
Section 5.28Release and Termination of Security Interests. The Sellers shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the Purchased Assets and to terminate all UCC financing statements which have been filed with respect to such security interests.
Section 5.29Reserved.
Section 5.30Notification.
(a)From time to time prior to the Closing Date, Seller shall have the right (but not the obligation) to notify Acquiror Group in writing of any matter arising after the date of this Agreement, which, if occurring or known as of the date of this Agreement, would have been required to be set forth or described on Section 1.01(d) of the Disclosure Schedules.
(b)From the date of this Agreement until the Closing, Sellers shall promptly notify Acquiror Group of any Action arising, commenced, threatened, or asserted against Sellers, the Business or the Purchased Assets that would constitute an Assumed Liability, in each case, to the extent known by the individuals set forth on Section 5.30 of the Disclosure Schedules. Sellers and Acquiror Group shall cooperate in good faith with respect to the defense, settlement, compromise, or resolution of any such Action, including Sellers providing Acquiror Group with necessary access to books, records and personnel. Sellers shall not settle, compromise, consent to judgment, admit liability, or agree to any non-monetary relief with respect to any such Action without Acquiror 1’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.
(c)Each of the Sellers, in each case, to the extent known by the individuals set forth on Section 5.30 of the Disclosure Schedules, and Acquiror Groups shall give prompt written notice to the other if any of the following occurs during the Pre-Closing Period:

Exhibit 2.4
(i)the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied;
(ii)the occurrence of any fact or event of which such party becomes aware that results in the material inaccuracy in any representation or warranty of such party in this Agreement; provided, however, that with respect to Sellers, upon delivery of notice pursuant to this clause (ii), Sellers shall have ten (10) Business Days to cure such inaccuracy, and such notice shall not constitute an acknowledgment of breach or failure of any closing condition if the inaccuracy is cured within such cure period; and
(iii)the commencement or threat of any Action involving or affecting the Business or any of the Purchased Assets or Assumed Liabilities or the Acquisition.
(d)provided, that the delivery of any notice by any Party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information.
Section 5.31Reserved.
Section 5.32Certain Scheduled Matters. Seller and Acquirors shall comply with the terms and conditions set forth on Section 2.03(b)(i)(A) of the Disclosure Schedules.
Section 5.33Intellectual Property License. The Parties shall use reasonable best efforts to negotiate a license agreement on terms reasonably acceptable to Acquiror 1 and Seller (the “IP License Agreement”) pursuant to which Sellers shall grant to Acquirors a license to use certain Intellectual Property related to the Retained Business that is excluded from the Purchased Assets pursuant to Section 2.02(k).
Section 5.34Joint Defense Agreement. The Parties shall use reasonable best efforts to negotiate in good faith a joint defense agreement on terms reasonably acceptable to Acquiror 1 and Seller (the “Joint Defense Agreement”) for purposes of Section 10.04(d) of this Agreement.
Section 5.35Disclosure Schedules. The Parties shall comply with the terms and conditions set forth on Section 5.35 of the Disclosure Schedules.
Article VI
Tax Matters
Section 6.01Tax Returns; Allocation of Taxes.
(a)Acquiror Group shall be responsible for and shall pay any and all Taxes (excluding, for the avoidance of doubt, Taxes arising in any member of the Company Group as a matter of applicable Law) imposed with respect to the Business and the Purchased Assets for any Tax period or portion thereof that begins after the Closing Date.
(b)Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added (other than UK value added tax), good and services and similar such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall

Exhibit 2.4
be borne and paid 50% by the Sellers and 50% by the Acquiror Group when due. The party responsible under applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by applicable Law, Acquiror Group or the Sellers shall join in the execution of any such Returns and other documentation. Each Party shall cooperate with the other Parties to minimize, to the extent permitted by Law, the amount of any sales taxes, transfer taxes, value added taxes, or similar taxes and fees imposed with respect to the transactions contemplated by this Agreement, including by utilizing any applicable sales tax exemptions for occasional sales.
(c)For purposes of apportioning any Tax for any taxable period beginning on or before the Closing Date and ending after the Closing Date, with respect to (i) real, personal and intangible property Taxes and any other similar Taxes levied on a periodic basis, the apportionment will be based on a daily proration of such Taxes over the applicable taxable period and (ii) any other Taxes, the apportionment will be based on an interim closing of the books of the Sellers as of the close of business on the Closing Date.
(d)UK Value Added Tax. The consideration for all supplies for VAT purposes made or deemed to be made to any member of the Acquiror Group under or in connection with this Agreement and the UK Business Transfer Agreement shall be deemed to be inclusive of any applicable VAT. Without prejudice to the foregoing, the Parties believe that the sale of the UK Assets will be a TOGC, and they shall use their reasonable endeavours to procure that such sale is so treated by HM Revenue & Customs. In relation to the transfer of the UK Assets:
(i)Seller represents and warrants to UK Acquiror that Conduent UK is registered for UK VAT purposes under the Value Added Tax Act 1994 and has not exercised any option to tax under Schedule 10 of that Act in respect of the Leased Real Property in the UK;
(ii)Acquiror 2 represents and warrants to Sellers that it is registered for VAT purposes under the Value Added Tax Act 1994 or will be liable to be registered as a result of the purchase of the UK Assets and that it intends to continue the activities of the UK Business as a going concern;
(iii)to the extent that Sellers are permitted or required to retain any VAT records relating to the UK, Sellers shall procure that such records shall be preserved for such periods as required by law, and during such periods shall:
(A)provide Acquiror 2 and its successors, at such times and in such form as Acquiror 2 or such successors may reasonably require, i) such information contained in the records and ii) such copies of documents forming part of such records as, in each case, Acquiror 2 and such successors may reasonably specify; and
(B)permit Acquiror 2 and its agents and Acquiror 2's successors and their agents, at all reasonable times and subject to reasonable written notice, to inspect and take copies of such records.
(e)UK Capital Allowances. Sellers shall provide Acquiror 2 with all assistance and information which Acquiror 2 reasonably requests for the purposes of claiming capital allowances in relation to the UK Assets, including entering into any election(s) that Acquiror 2 may request in this regard.
Section 6.02Cooperation on Tax Matters. Acquiror Group and the Sellers shall cooperate, and cause their Affiliates to cooperate, fully as and to the extent reasonably requested by the other party

Exhibit 2.4
in connection with the preparation and filing of any Return required of the Sellers or Acquiror Group, and the defense of any Tax contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by the Sellers or Acquiror Group related to the Business, the Assumed Liabilities or the Purchased Assets; provided, that, the Sellers shall not be required to provide Acquiror Group or any of its Affiliates with a copy of any Tax Return of the Sellers. Acquiror Group and the Sellers agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax authority or required by applicable Law.
Article VII
Employee Matters
Section 7.01Offers of Employment.
(a)During the Pre-Closing Period, the Sellers shall use commercially reasonable efforts to retain the employment and services of their current Business Workers through the Closing.
(b)Acquiror Group or its Affiliates may offer employment to any or all current Business Workers of the Sellers. Acquiror Group or its Affiliates may also request any or all Business Workers provide confirmation of continuing interest in their employment. Acquiror Group or its Affiliates may also engage or continue to engage the services of any or all of the non-employee Business Workers of the Sellers on terms satisfactory to Acquiror Group. During the Pre-Closing Period, Acquiror Group shall consult with the Sellers and obtain the Sellers’ consent (such consent not to be unreasonably withheld) before delivering any written or oral communications to any Business Workers. Each current Business Worker who either (at Acquiror Group’s sole discretion) (i) receives an offer of employment or engagement from Acquiror Group or any of its Affiliates by Closing or (ii) who receives a request to provide confirmation of continuing interest in their employment or engagement shall be an “Offered Worker.” The Sellers shall use commercially reasonable efforts to facilitate such offers and engagements with Offered Workers.
(c)The Sellers shall terminate the employment or service of each Continuing Worker who will not remain in the employment of service of the Sellers and will become employed by Acquiror Group or its Affiliates. The Sellers shall pay or provide in full to each Continuing Worker who is terminated all unpaid wages, any accrued but unused vacation or paid time off that cannot be assumed by Sellers (or one of their Affiliates) by Law and is required to be paid upon termination of employment by Law, unpaid expense reimbursements, and all other compensation and benefits owed to each Continuing Worker, in each case, with respect to service provided through the Closing, and except with respect to any such compensation or benefits assumed by the Acquiror Group pursuant to this Section 7.01.
(d)Acquiror Group shall assume, or cause its Affiliates to assume, all obligations with respect to bonus amounts payable to Continuing Workers under the Sellers’ Annual Performance Incentive Plan (or any other similar Business Worker Benefit Plan) with respect to: (i) the performance period in which the Closing occurs and (ii) any performance period completed prior to the Closing that is unpaid as of the Effective Time; provided that, in each case, such obligations shall be limited to the terms of the applicable Business Worker Benefit Plans as in effect on the date of this Agreement and which are listed on Section 3.15(a) of the Company Disclosure Schedule.
(e)With respect to each Continuing Worker who is involuntarily terminated by Acquiror Group or any of its Affiliates without cause during the twelve (12) months following Closing, Acquiror Group shall, or shall cause its Affiliates to, provide severance or termination benefits, in the aggregate, to each such Continuing Worker that are no less favorable than those severance or termination benefits that such Continuing Worker is eligible for as of immediately prior to the Closing Date under any Business Worker Benefit Plan as in effect on the date of this Agreement and which is listed on Section 3.15(a) of the Company Disclosure Schedule, provided that such Continuing Worker first executes and

Exhibit 2.4
does not revoke a general release of claims in favor of the Sellers, Acquiror Group, and each of their respective Affiliates unless the requirement to execute the release of claims is prohibited by applicable Law.
(f)With respect to each Continuing Worker, effective from the Effective Time, Acquiror Group will, and will cause its Affiliates to, recognize, for all purposes under all employee benefit plans, programs and arrangements established or maintained by Acquiror Group or its Affiliates in which such Continuing Workers are eligible to participate, service with the Sellers and their Affiliates prior to the Effective Time, except where it would result in a duplication of benefits.
(g)If any Continuing Worker requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Acquiror Group or its Affiliates as of the Effective Time, Acquiror Group shall, and shall cause its Affiliates to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Effective Time. Acquiror Group agrees to serve as the successor-in-interest with respect to the Sellers’s U.S. immigration related filings submitted on behalf of applicable Continuing Workers, with no material changes as of the Effective Time in the positions, geographic work locations, and base salaries reflected in the immigrant petitions, nonimmigrant filings, and labor certification applications. The Sellers shall provide Acquiror Group with a list of any Business Workers who require a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Acquiror Group or its Affiliates prior to the Closing Date.
(h)Acquiror Group shall, or shall cause its Affiliates to, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time, cause each Continuing Worker to be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided by the Companies to each such Continuing Worker immediately prior to the Effective Time, (ii) annual cash bonus opportunities that are no less favorable than the annual cash bonus opportunities provided by the Companies to each such Continuing Worker immediately prior to the Effective Time (excluding any retention bonus or Change of Control Payment), and (iii) employee benefits that are substantially comparable in the aggregate to those provided by Acquiror Group (or its Affiliates) to similarly-situated employees of Acquiror Group (or its Affiliates). Acquiror Group agrees that the non-U.S. Continuing Workers shall, during the period commencing at the Effective Time, be provided with the (i) base salary or base wage, (ii) annual cash bonus opportunities and (iii) employee benefits, that are either independently or collectively sufficient to comply in all respects with applicable Law to avoid statutory (if any), common Law (if any), or contractual severance obligations (if any).
(i)Except as otherwise required by Law, Acquirors shall assume, or cause its Affiliates to assume, all obligations with respect to the accrued and unused paid time off, sick leave and vacation which has accrued to each Continuing Worker through the Closing Date under an applicable Business Worker Benefit Plan, with such accrued and unused paid time off, sick leave and vacation to be made available to each such Continuing Worker on or following the Closing in a manner consistent with the terms of the applicable Business Worker Benefit Plan or as required by applicable Law.
(j)Acquiror Group shall cause a defined contribution plan maintained by Acquiror Group or its Affiliates that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Acquiror 401(k) Plan”) to allow each Continuing Worker located within the United States to make a “direct rollover” to the Acquiror 401(k) Plan of the account balances of such Continuing Worker (including promissory notes evidencing any outstanding loans) under any Business Worker Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement

Exhibit 2.4
within the meaning of Section 401(k) of the Code in which such Continuing Worker participated prior to the Closing.
(k)Acquiror Group shall use commercially reasonable efforts to, or to cause its Affiliates to, cause its health and welfare benefit plans to (i) waive any pre-existing condition exclusion, actively-at-work requirements or waiting periods for Continuing Workers, and (B) provide Continuing Workers with full credit for any co-payments, deductibles or similar out-of-pocket payments made or incurred by Continuing Workers under a Business Worker Benefit Plan for the plan year in which the Closing occurs.
(l)Subject to Section 7.01(n), the Sellers shall retain all liability under WARN arising out of or resulting from termination of any Business Worker prior to or on Closing. Further, Seller agrees to provide any required notice under and to otherwise comply with, and to discharge all liabilities relating to WARN subject to the terms and conditions set forth under Section 7.01(n) with respect to any event affecting Continuing Workers prior to or on the Closing Date.
(m)Acquiror Group or its Affiliates shall have in effect flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Acquiror’s Cafeteria Plan”) that provide benefits that are comparable to those provided to Continuing Workers by the flexible spending reimbursement accounts under the Companies’ health care and dependent care flexible spending reimbursement accounts (the “Companies’ Cafeteria Plan”) as of immediately prior to the Effective Time. Acquiror Group or its Affiliates shall cause Acquiror’s Cafeteria Plan to accept a spin-off of the flexible spending reimbursement account balances from the Companies’ Cafeteria Plan and shall honor and continue through the end of the calendar year in which the Closing occurs the elections made by each Continuing Worker under the Companies’ Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Effective Time. In the event the account balances transferred from the Companies’ Cafeteria Plan to Acquiror’s Cafeteria Plan are not used in full for reimbursements to Continuing Workers for qualifying expenses incurred during the calendar year in which the Closing occurs (and any available grace period thereafter), Acquiror Group or its Affiliates will pay the Sellers an amount in cash equal to the balance of such unused accounts within five (5) Business Days following the expiration of any applicable grace period.
(n)The Sellers shall (x) pay or provide in full to each Business Worker (i) to whom Acquiror Group or its Affiliate does not extend an offer of employment or consulting engagement, including, for the avoidance of doubt, any Business Worker who provides services under the Transition Services Agreement and do not receive an offer of employment or consulting engagement from Acquiror Group or its Affiliates following the term thereof (each, a “Non-Offered Worker”) or (ii) who is an Offered Worker who either: (1) does not timely accept an offer of employment or consulting engagement from Acquiror Group or its Affiliate, (2) does not timely provide confirmation of continuing interest in their employment or engagement (together with Non-Offered Workers, each, a “Non-Continuing Worker”), or (3) whose offer of employment is not sufficient to avoid statutory (if any), common Law (if any), or contractual severance obligations (if any), all accrued but unused vacation or paid time off (to the extent required to be paid and not assumed by the Acquirors), bonuses, severance, notice pay, end of service gratuity, Equity Award vesting, and all other compensation, payments and benefits owed to each Business Worker, in each case, in connection with such Business Worker’s termination of service or employment occurring prior to, on and after the Closing, including, for the avoidance of doubt during the term of the Transition Services Agreement, (all such termination compensation and benefits, the “Termination Liabilities”), (y) pay to each Non-Continuing Worker all unpaid wages and unpaid expense reimbursements in each case with respect to service provided prior to the Effective Time, and (z) shall make all corresponding Tax payments and remittances to the applicable Governmental Authority. With respect to the applicable portion of the Termination Liabilities that are Reimbursable Termination Liabilities, Acquiror Group will promptly reimburse the Sellers for an amount equal to the Reimbursable Termination Liabilities minus the Seller Paid Portion of Reimbursable Termination Liabilities within

Exhibit 2.4
fifteen (15) Business Days upon request for reimbursement from the Sellers. Seller shall retain sole responsibility for 100% of the Termination Liabilities that are not Reimbursable Termination Liabilities, no portion of which will be reimbursed by Acquiror.
(o)With respect to each Business Worker who is, immediately before the Closing, an employee of the Company Group and who is employed in a country where the TUPE Regulations have been implemented and for whom the transactions contemplated by this Agreement constitute a “relevant transfer” for purposes of the TUPE Regulations (“TUPE Employees”), the Parties shall apply the TUPE Regulations in all of their provisions and the TUPE Employees shall become employed by Acquiror Group or its relevant Affiliate as of the Closing, as a result of the TUPE Regulations, unless such TUPE Employee objects to the transfer in a manner that would prevent such TUPE Employee’s transfer under the TUPE Regulations. Acquiror Group shall, or shall cause its relevant Affiliate to, comply with its obligations under regulation 13(4) (or local law equivalent) of the TUPE Regulations. The Sellers shall comply with its obligations under the TUPE Regulations, including (but not limited to) regulations 11, 13 and 14 (or local law equivalent) of the TUPE Regulations.
(p)The use of the term “employees” and related employment language is for information purposes only and does not constitute a representation or promise by the Acquiror Group or its Affiliates, as applicable, that such individual will be engaged as an employee rather than an independent contractor of the Acquiror Group or any of its Affiliates, as applicable, after the Closing Date and in accordance with applicable Law.
(q)Nothing in this Section 7.01 or elsewhere in this Agreement shall be deemed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns (including any Business Worker) any rights or remedies hereunder, including, any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, employee, contractor or other entity, or make any employee or other service provider of the Parties a third-party beneficiary of this Section 7.01. Nothing contained in this Section 7.01 shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, program, arrangement, contract or practice, or otherwise limit the right of Acquiror to amend, modify or terminate any employee benefit plan, program, arrangement, contract, practice or other program, including but not limited to its travel or other policies.
Article VIII
Conditions to Closing
Section 8.01Conditions to the Obligations of Acquiror Group and Seller. The obligations of Acquiror Group and Seller to consummate, or cause to be consummated, the purchase and sale of the Purchased Assets and the UK Business are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by the Parties:
(a)all waiting periods under the Competition Laws relating to the transactions contemplated hereby shall have expired or been terminated, and Acquirors and the Sellers shall have timely obtained from each Governmental Authority all approvals, waivers and consents, necessary for consummation of the Acquisition; and
(b)other than with respect to any Regulatory Approval not described in Section 8.01(a), no Action, Law or Governmental Order shall be in effect enjoining, making illegal, restraining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”).

Exhibit 2.4
Section 8.02Conditions to the Obligations of Acquiror Group. The obligations of Acquiror Group to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Acquiror Group:
(a)Seller shall have performed in all material respects all of its obligations hereunder, and complied in all material respects with all of its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;
(b)(i) the Fundamental Representations shall be true and correct in all respects (other than de minimis respects) at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct in all material respects only as of such date), and (ii) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations), without giving effect to materiality or Material Adverse Effect qualifications, shall be true and correct at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(c)Seller shall have delivered to Acquiror Group a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a) and Section 8.02(b) have been fulfilled;
(d)All consents and approvals referenced on Section 8.02(d) of the Disclosure Schedules (“Third Party Approvals”) shall have been obtained and be in full force and effect, each in form and substance reasonably satisfactory to Acquiror 1 and Seller.
(e)There shall not have occurred, since the date of this Agreement any Material Adverse Effect that is continuing.
(f)Seller shall have delivered to Acquiror 1 an executed IRS Form W-9.
(g)Payoff letters, in form and substance reasonably satisfactory to Acquiror 1 and Seller and any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of the Indebtedness and the release, upon receipt of the amounts indicated in the payoff letters, of all Liens (other than Permitted Liens) in connection with any Indebtedness to be paid in connection with Closing.
(h)Seller and CSLS, as determined by Acquiror Group, shall have executed and delivered a Bill of Sale with respect to the Purchased Assets.
(i)Seller and CSLS shall have executed and delivered an Assignment and Assumption Agreement with respect to the Purchased Assets.
(j)Seller shall have executed and delivered each of the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Copyright Assignment Agreement and the Patent Assignment Agreement, in each case, with respect to the Purchased Assets.

Exhibit 2.4
(k)Seller shall have executed and delivered the Transition Services Agreement with respect to the Purchased Assets and (ii) Schedule A (Service Description Attachments) and Schedule B (Service Fees) to the Transition Services Agreement shall be agreed between Acquiror 1 and Seller to be final.
(l)The Acquiror Group shall have received conditional approval of the TSX of the issuance and listing of the Stock Consideration upon Closing.
(m)The Conduent Shareholder shall have executed and delivered the Stock Restriction and Registration Rights Agreement.
(n)The Conduent Shareholder will complete, execute, and deliver a U.S. representation letter in the form provided by Acquiror 1.
(o)The Sellers and/or its Affiliates, as applicable, shall have executed and delivered to Acquiror 1 the Quitclaim Deed.
(p)Acquiror Group shall have received the RWI Policy in form and substance reasonably satisfactory to Acquiror Group, which policy shall not contain any exclusion, limitation, or other carve-out from coverage applicable to any deal-specific individual matter or category of matters for which the excluded or limited amount exceeds $5,000,000; provided, (A) that any ordinary course exclusions or limitations that are not deal-specific exclusions (including standard policy exclusions, retentions, and other customary terms that are not specific to the Business or the transactions contemplated hereby) and (B) the matters set forth on Section 2.03(b)(i)(A) of the Disclosure Schedules, shall not be taken into account in determining compliance with the foregoing threshold.
Section 8.03Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived in writing by Seller:
(a)Acquiror Group shall have performed, in all material respects, all of its obligations hereunder, and complied in all material respects with all its covenants hereunder, in each case required to be performed or complied with by it at or prior to the Closing;
(b)(i) the representations and warranties of Acquiror Group contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.04(a) and Section 4.04(b) (Noncontravention), Section 4.06 (Share Issuance), Section 4.08 (Solvency), and Section 4.09 (Finders’ Fees) shall be true and correct in all respects (other than de minimis respects) and (ii) the other representations and warranties set forth in Article IV shall be true and correct in all material respects (if such representations and warranties do not contain materiality or similar qualifiers) or in all respects (if such representations and warranties do so contain such materiality or similar qualifiers), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Acquiror Group’s ability to consummate the transactions contemplated by this Agreement, in each case of (i) and (ii), at and as of the Closing as if made at and as of the Closing (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall have been true and correct in all material respects or all respects, as the case may be, only as of such date);

Exhibit 2.4
(c)Acquiror Group shall have delivered to Seller a certificate signed by an officer of Acquiror Group, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled;
(d)Acquiror 1 shall have executed and delivered each of (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, (iii) Trademark Assignment Agreement, (iv) the Domain Name Assignment Agreement, (v) the Copyright Assignment Agreement and (vi) the Patent Assignment Agreement, in each case, with respect to the Purchased Assets.
(e)Acquiror 1 shall have executed and delivered the Stock Restriction and Registration Rights Agreement.
(f)Acquiror 1 shall have received conditional approval of the TSX of the issuance of the Stock Consideration upon Closing.
(g)Acquiror 1 shall have executed and delivered the Transition Services Agreement with respect to the Purchased Assets.
(h)Acquiror 1 shall have executed and delivered the Quitclaim Deed.
Section 8.04Reserved.
Section 8.05Frustration of Conditions. Neither Acquiror Group nor the Sellers may rely on the failure of any condition set forth in Section 8.02 or Section 8.03 to be satisfied if such failure was primarily caused by the failure of Acquiror Group, on the one hand, or the Sellers, on the other hand, respectively, to comply with its covenants contained in Section 5.03.
Article IX
Termination
Section 9.01Termination. Subject to the other provisions of this Article IX, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)by mutual written agreement of Seller and Acquiror Group;
(b)by written notice from Acquiror Group to Seller or from Seller to Acquiror Group, if any Governmental Authority has issued a final, non-appealable Governmental Order (other than a temporary restraining order) or Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that, this right of termination shall not be available to any Party whose material breach of any covenant or agreement set forth in this Agreement has proximately caused, or primarily resulted in, the issuance, promulgation, enforcement or entry of any such Governmental Order;
(c)by written notice from Acquiror Group to Seller, if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), as applicable, to be satisfied at the Closing; provided that, in each case under this Section 9.01(c), Acquiror Group may not terminate this Agreement unless (i) Acquiror Group has given written notice of such material breach to Seller and Seller has not cured (or Acquiror Group has not waived in writing, email being sufficient) such material breach

Exhibit 2.4
by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Acquiror Group is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)by written notice from Seller to Acquiror Group, if there is a material breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Acquiror Group pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), as applicable, to be satisfied at the Closing; provided that, in each case under this Section 9.01(d), Seller may not terminate this Agreement unless (i) Seller has given written notice of such material breach to Acquiror Group and Acquiror Group has not cured (or Seller has not waived in writing, email being sufficient) such material breach by the earlier of thirty (30) days after receipt of such notice and one (1) Business Day prior to the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(e)by written notice from either Party to the other Party, if the transactions contemplated by this Agreement shall not have been satisfied or waived by 5:00 p.m. (New York time) on December 29, 2026 with respect to the Closing (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to Acquiror Group or Seller if the Party seeking to terminate has breached in any material respect any covenant or agreement set forth in this Agreement and such breach shall have proximately caused, or primarily resulted in, the failure of Closing to have occurred on or prior to the Outside Date (including by resulting in a failure of any conditions to the Closing to not be satisfied);
(f)by Seller, if (i) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions which by their terms are to be satisfied at the Closing), (ii) Seller has irrevocably confirmed by notice to Acquiror Group that all conditions set forth in Section 8.03 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (iii) the Closing shall not have been consummated on the third Business Day following the delivery of such notice; or
(g)by Seller, if Acquirors are not able to comply with the requirements set forth in Section 5.07 with respect to the Business Guarantees.
(h)by Acquiror Group, if Acquirors are not able to comply with the requirements set forth in Section 8.02(p); provided, that this right of termination shall only be available to Acquiror Group during the thirty (30) day period following the Effective Date, and if Acquiror Group does not terminate this Agreement pursuant to this Section 9.01(h) prior to the expiration of such thirty (30) day period, Acquiror Group shall be deemed to have irrevocably waived the condition set forth in Section 8.02(p).
Section 9.02Notice of Termination; Effect of Termination and Abandonment.
(a)In the event Acquiror Group or Seller intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.01, Acquiror Group or Seller, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision or provisions of this Agreement pursuant to which such termination and abandonment is intended to be effected.

Exhibit 2.4
(b)Except as otherwise set forth in this Section 9.02, (i) in the event this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 9.01, this Agreement shall become void and of no effect, without any Liability on the part of any Party or its Affiliates, or its or their respective Representatives or equityholders, provided, that, (x) no such termination shall relieve any Party of any Liability to any other Party resulting from any Fraud or Willful Breach of this Agreement; and (y) the provisions set forth in this Section 9.02 shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.12, in lieu of terminating this Agreement pursuant to this Article IX. Accordingly, Seller shall, have the right to (a) commence an Action against Acquiror Group pursuant to this Section 9.02 to require Acquiror Group to consummate the Closing or (b) terminate this Agreement and receive the Deposit as liquidated damages, subject to, and in accordance with, the terms and conditions of Section 9.02(c)(including the exclusive remedy provisions set forth therein).
(c)If this Agreement is terminated (i) by either Seller or Acquiror Group pursuant to Section 9.01(e) and, at the time of such termination, all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) by Seller pursuant to Section 9.01(d), (iii) by either Seller or Acquiror Group pursuant to Section 9.01(e), in circumstances in which Seller would have been able to terminate this Agreement pursuant to Section 9.01(f), (iv) by Seller pursuant to Section 9.01(g), or (v) by Acquiror Group pursuant to Section 9.01(h), then Seller shall retain the Deposit as liquidated damages, and not as a penalty. If this Agreement is terminated for any reason other than as set forth in the preceding sentence, then Seller shall remit to Acquiror Group the Deposit less $500,000 (which, for the avoidance of doubt, shall be retained by Seller), which payment shall be due within two (2) Business Days after the date of such termination. Each Party acknowledges that the retainment of the Deposit by Seller is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which such fee is entitled to be retained for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Acquisition, which amount would otherwise be impossible to calculate with precision. With respect to any payment owed by Seller to the Acquiror Group pursuant to this Section 9.02(c), such payment shall be due within two (2) Business Days after written notice of termination by Seller or the Acquiror Group, as applicable.
(d)Seller’s right to retain the Deposit pursuant to, and subject to the terms and conditions of, this Section 9.02 shall be the sole and exclusive remedy of the Sellers and their respective Affiliates, Representatives and equityholders against Acquiror Group or any of its Affiliates for any Damages suffered by the Sellers or any of their respective Affiliates, Representatives or equityholders, or any Liability of any kind of Acquiror Group or any of its Affiliates, in each case, caused by, arising out of, relating to or in connection with the termination of this Agreement (i) by either Seller or Acquiror Group pursuant to Section 9.01(e) and, at the time of such termination, all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) by Seller pursuant to Section 9.01(d), (iii) by either Seller or Acquiror Group pursuant to Section 9.01(e), in circumstances in which Seller would have been able to terminate this Agreement pursuant to Section 9.01(f), (iv) by Seller pursuant to Section 9.01(g), or (v) by Acquiror Group pursuant to Section 9.01(h), and neither the Sellers nor any of their respective Affiliates, Representatives or equityholders shall have any rights of specific performance pursuant to Section 11.12 with respect to any such termination.

Exhibit 2.4
Article X
Indemnification
Section 10.01Indemnification by Seller and Acquiror Group.
(a)Subject to the limitations set forth in this Article X, from and after Closing, Seller shall indemnify, defend and hold harmless Acquiror Group and its officers, directors, agents, and Affiliates from and against any and all Damages resulting from or arising out of:
(i)any Excluded Asset; or
(ii)any Retained Liabilities;
(b)Subject to the limitations set forth in this Article X, from and after Closing, Acquirors shall, jointly and severally, indemnify, defend and hold harmless the Sellers and their respective officers, directors, agents and Affiliates from and against any and all Damages resulting from or arising out of:
(i)any inaccuracy in or breach of any representations, warranties, covenants or agreements of Acquirors contained in this Agreement;
(ii)any Purchased Asset; or
(iii)any Assumed Liability.
(iv)Notwithstanding anything in this Agreement to the contrary, for the purposes of determining whether a breach has occurred and the amount of Damages resulting from or arising out of a breach, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” shall be disregarded.
(c)All representations and warranties made by the Sellers herein or any certificate delivered by the Sellers pursuant to this Agreement shall terminate at, and not survive, the Closing, and thereafter there shall be no Liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof. All representations and warranties made by Acquirors herein or any certificate delivered by Acquirors pursuant to this Agreement shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they shall terminate. All covenants made herein or in any certificate delivered pursuant to this Agreement shall terminate at, and not survive, the Closing; provided, however, that the foregoing shall not apply to (i)(A) any covenants and agreements that by their terms apply or are to be performed in whole or part after the Closing or (B) this Article X and Article XI, which in each case, shall survive until performed in accordance with their terms or (ii) in the event of Fraud or Willful Breach, which shall survive until and including the date that is sixty (60) days following the latest date on which a claim could be made under the applicable statute of limitations. It is the express intent of the Parties that since the survival period of the representation and warranties is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby.
(d)Notwithstanding anything to the contrary set forth herein, nothing in this Agreement, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Acquirors to make claims under or recover under the RWI Policy.

Exhibit 2.4
(e)Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate liability of Seller under this Article X exceed the Closing Consideration actually received by Seller (the “Cap”), except in the case of Fraud.
Section 10.02Indemnification Claims.
(a)The Party making a claim under this Article X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party.” To seek indemnification under this Article X, an Indemnified Party must deliver to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such indemnification claim (to the extent then known to the Indemnified Party), the Section or Sections of this Agreement upon which such claim is based, and a good faith estimate of the amount of Damages (to the extent reasonably quantifiable at the time of such notice).
(b)The Indemnifying Party shall have a period of thirty (30) days from and after receipt of a Claim Notice to deliver to the Indemnified Party a written response, in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all or a portion of the claimed Damages, or (ii) dispute that the Indemnified Party is entitled to receive all or a portion of the claimed Damages, specifying in reasonable detail the basis for such dispute.
(c)If the Indemnifying Party does not deliver a written response disputing the Claim Notice before the expiration of the thirty (30) day period referred to in Section 10.02(b), the Indemnifying Party shall be deemed to have accepted liability for the claimed Damages, subject to the limitations set forth in this Article X.
(d)If the Indemnifying Party disputes any claim made in a Claim Notice, the Indemnified Party shall have thirty (30) days to respond in writing to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any claims, the Indemnified Party and the Indemnifying Party shall attempt in good faith for thirty (30) days to resolve such dispute.
Section 10.03Resolutions of Conflicts. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 10.02(d), either Acquiror Group or Seller may initiate formal legal action with the applicable court in accordance with Section 11.05 to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Claim Notice shall be binding and conclusive upon the parties to this Agreement.
Section 10.04Third-Party Claims.
(a)In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party believes may result in an indemnification claim under this Article X, such Indemnified Party shall promptly notify the Indemnifying Party by delivering a Claim Notice (such claim, a “Third-Party Claim”).
(b)The Indemnifying Party shall have thirty (30) days after its receipt of a Claim Notice to notify the Indemnified Party that the Indemnifying Party has elected to conduct and control the defense of such Third-Party Claim and any claim resulting therefrom with counsel reasonably satisfactory to the Indemnified Party and at the Indemnifying Party’s cost and expense (a “Third-Party Defense”); provided, that the Indemnifying Party shall not have the right to conduct and control the defense of any such Third-Party Claim that (A) is asserted directly by or on behalf of a Governmental Authority, (B) implicates a criminal matter or seeks an injunction or other equitable relief against the Indemnified Party, or (C) the amount of Damages are reasonably expected to exceed the Cap when aggregated with other

Exhibit 2.4
realized Damages or potential Damages that relate to indemnification claims that have been made. If the Indemnifying Party assumes the Third-Party Defense in accordance herewith, the Indemnified Party (1) shall cooperate in good faith in such defense, and (2) may retain separate co-counsel, at its own expense, and participate in the Third-Party Defense but the Indemnifying Party shall control the investigation and defense. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails (within thirty (30) days following the Indemnifying Party’s receipt from the Indemnified Party of written notice of such Third-Party Claim in accordance with this Section 10.04(b)) to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to this Section 10.04(b)), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim; provided, however, that (I) the Indemnifying Party may retain separate co-counsel at Indemnifying Party’s cost and expense and participate in the defense of the Third-Party Claim but the Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; (II) the Indemnifying Party shall cooperate in good faith in such defense and (III) the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any other provision of this Agreement, Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Acquiror Group (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 10.04.
(c)In the event that the Indemnifying Party has assumed the Third-Party Defense in accordance with Section 10.04(b) and a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, does not involve any admission of wrongdoing or liability on the part of any Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within thirty (30) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.
(d)Notwithstanding anything to the contrary in this Section 10.04, any Third-Party Claim for indemnification under Section 10.01(b)(ii) and Section 10.01(b)(iii) shall be governed by that terms and conditions of the Joint Defense Agreement, provided, that, for the avoidance of doubt, in the event there is a dispute between the Parties which relates to whether the terms and conditions set forth in the Joint Defense Agreement apply to or were followed with respect to an indemnification claim hereunder, then such dispute shall be subject to Section 6 of the Joint Defense Agreement.
Section 10.05Tax Effect of Indemnification Payments. Any indemnification payments made pursuant to this Article X shall be treated by the Parties for all Tax purposes as adjustments to the Closing Consideration, unless otherwise required by applicable Law.
Section 10.06Exclusive Remedy. Each of the Parties hereto acknowledges that the provisions contained in this Article X are the sole and exclusive remedy of the Parties following the Closing as to all claims arising out of (i) the representations and warranties in this Agreement and (ii) the covenants in this Agreement that by their terms are to be performed prior to the Closing, (iii) the Purchased Assets and the Assumed Liabilities and (iv) the Excluded Assets and Retained Liabilities, and no Party, their respective Affiliates, or any of their respective officers, directors, or agents, shall have any other Liability or obligation to the other Party with respect to the foregoing (other than with respect to Fraud or Willful

Exhibit 2.4
Breach), it being understood that nothing in this Article X or elsewhere in this Agreement shall affect a Party’s right to specific performance or other equitable remedies to enforce its rights under this Agreement (including with respect to any breach of any covenants or agreements of a Party contained in this Agreement that by their terms apply or are to be performed in whole or part after the Closing).
Section 10.07Additional Limitations.
(a)All Damages recoverable shall be net of insurance proceeds actually received by such Indemnified Party, indemnity payments and any other amounts such Indemnified Party actually recovers from third parties to which such Indemnified Party is entitled in respect of such Damages incurred by such Indemnified Party. In any case where an Indemnified Party recovers, under insurance policies, indemnity payments or from other third parties, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Parties, as applicable, the amount so recovered (after deducting therefrom the amount of the expenses (including increases in premiums) incurred by such Indemnified Party in procuring such recovery).
(b)Notwithstanding anything to the contrary in this Article X, (i) to the extent (and only to the extent) that any Damages that were taken into account in the calculation of, and actually reduced, the Closing Consideration, no Indemnified Party may recover such Damages through an indemnification claim pursuant to this Article X or otherwise and (ii) no Indemnified Party may recover duplicative Damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, other than with respect to the RWI Policy, the Acquirors shall not be required to seek recovery under any insurance policy or from any other third party prior to or as a condition of seeking indemnification under this Article X, and the failure of any Indemnified Party to seek any such recovery shall not reduce or otherwise limit the indemnification obligations of the Indemnifying Parties hereunder.
(c)With respect to any Damages arising out of or relating to any breach of any representation or warranty contained in this Agreement, Damages shall not include any punitive or exemplary damages (except to the extent that any such damages are actually paid to a third party). Notwithstanding the foregoing, Damages for any other claims under this Agreement (including any breach of covenant or agreement contained herein) shall not include any punitive, exemplary or consequential damages, diminution in value, lost profits, multiple of profits or earnings, or similar damages or special damages of any kind (except to the extent that any such damages are actually paid to a third party).
(d)Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages for which it may seek indemnification pursuant to this Article X, including by using commercially reasonable efforts (not to include pursuing litigation) to recover any such Damages covered by insurance policies or from third parties.
Article XI
Miscellaneous
Section 11.01Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when sent by email (without receipt of an automated notice of failure of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, addressed as follows:

Exhibit 2.4
if to Acquiror Group, to:
Quarterhill Inc.
200 Bay Street, North Tower, Suite 1200
Toronto, Ontario M5J 2J2, Canada
Attn: Chief Financial Officer
Email: dcharron@quarterhill.com
if to Seller, to:
Conduent Incorporated
100 Campus Drive, Suite 200
Florham Park, NJ 07932
Attention: Michael Krawitz,
Executive Vice President, General Counsel and Secretary; and
Michael Fisherman,
Vice President, Associate General Counsel, and Assistant
Secretary
Email:    michael.krawitz@conduent.com; and
    mike.fisherman@conduent.com
or to such other address or addresses as a Party may from time to time designate in writing.
Section 11.02Waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 11.03Expenses. Except as otherwise provided in this Agreement (including Section 2.10 (Adjustment), Section 5.03(b) (Regulatory Filings), Section 5.09 (Representation and Warranty Insurance), Section 5.21 (UK Business Transfer Agreement), Section 5.24 (Public Company Filings), Section 6.01, and Section 7.01(n) (Termination Liabilities)) each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that Acquiror Group may pay any such fees or expenses incurred by Acquiror Group or on its behalf directly or through one of its Affiliates.
Section 11.04Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Parties; provided, however, that, without obtaining the written consent of Seller, Acquiror Group may assign some or all of its rights hereunder (including its rights to acquire the Purchased Assets) to one or more of its Affiliates or one or more of its direct or indirect wholly owned Subsidiaries as of the Closing; provided, further, that (i) no such assignment shall relieve Acquiror Group of its Liabilities hereunder and (ii) Acquiror Group shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for Seller and its Affiliates and their respective equityholders or Representatives. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Exhibit 2.4
Section 11.05Governing Law. This Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in Contract or tort, or at Law or in equity, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.06Jurisdiction; Waiver of Jury Trial.
(a)The Parties hereby irrevocably agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any Action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any Party or its Affiliates against the other Party or its Affiliates. In furtherance of the foregoing, each of the Parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING AGAINST ANY OTHER PARTY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH PROCEEDING. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INSTRUMENTS OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS SECTION 11.06(B).
Section 11.07Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, DocuSign or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Exhibit 2.4
Section 11.08Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressly named as Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing the past, present and future directors, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and other Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Article X and Section 11.13.
Section 11.09Entire Agreement
. The Transaction Documents and the Confidentiality Agreement, along with the Annexes, Schedules and Exhibits hereto and thereto, constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents exist between the Parties except, in each case, as expressly set forth in the Transaction Documents and the Confidentiality Agreement.
Section 11.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner and by the same Parties (but not necessarily by the same individuals) as this Agreement and which makes reference to this Agreement.
Section 11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.12Enforcement. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of Seller to cause the transactions hereunder to be consummated in accordance with the terms of this Agreement); and (B) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such equitable remedies, or for proving inadequacy of monetary damages in order to enforce its rights under this Section 11.12. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. By seeking the remedies provided for in this Section 11.12, no Party shall in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.12 are not available or otherwise are not granted, and nothing set forth in this Section 11.12 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.12 prior or as a

Exhibit 2.4
condition to exercising any termination right under Article IX (and pursuing damages after such termination subject to and in accordance with Section 9.02), nor shall the commencement of any Action pursuant to this Section 11.12 or anything set forth in this Section 11.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. For avoidance of doubt, if a court of competent jurisdiction declines to specifically enforce the obligations of Acquiror Group to consummate the transactions hereunder, such decision shall in no event affect Seller’s rights under Section 9.02 (and Seller may at any time during the pendency of the relevant Action exercise their rights under Section 9.02). If, before the Outside Date, any Party hereto brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party then the Outside Date will automatically be extended (i) for the period during which such Action is pending and until such action has been finally resolved by a non-appealable ruling by a court of competent jurisdiction in accordance with the terms hereof, plus ten (10) Business Days, or (ii) by such greater time period established by the court presiding over such action.
Section 11.13Non-Recourse. Except as set forth in Section 11.08, this Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties (together with any assignee of Acquiror Group pursuant to Section 11.04) and then only with respect to the specific obligations set forth herein with respect to such named Party. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor or other Representative of any Party, or Affiliate of any of the foregoing (excluding Seller and Acquiror Group), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of Seller or Acquiror Group under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of or related to this Agreement. Nothing in this Section 11.13 or elsewhere in this Agreement (including Section 3.25) shall be deemed to limit, prohibit or impact any rights or claims of any party to (or third party beneficiary of) a Transaction Document or the Confidentiality Agreement against any other party thereto pursuant to the terms thereof.
Section 11.14Disclosure Schedules. The Parties acknowledge and agree that (a) the inclusion of any item, information or other matter in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Acquiror Group, (b) the disclosure by the Sellers of any item, information or other matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by the Sellers that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material and (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of Article III reasonably apparent from the face of such disclosure, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules. The information contained in the Disclosure Schedules is provided solely for purposes of making disclosures to Acquiror Group under the Agreement. In disclosing such information, the Sellers does not waive any attorney-client privilege to the extent applicable to such information or any protection afforded by the work-product doctrine to the extent applicable to any of the matters disclosed in the Disclosure Schedules. Any item or information disclosed in the Disclosure Schedules shall be subject to the terms of the Confidentiality Agreement.
Section 11.15Currency. Unless otherwise specified in this Agreement or as required by applicable Law, all references currency, monetary values and dollars and the symbol “$” set forth herein shall mean United States (U.S.) Dollars and all payments hereunder shall be made in U.S. Dollars. The

Exhibit 2.4
Parties agree that to the extent this Agreement provides for (x) any costs, fees or expenses incurred by any Party pursuant to this Agreement denominated in a currency other than U.S. Dollars or (y) any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, then such non-U.S. dollar amounts for such costs, fees, expenses, valuations, measurements or tests shall be converted into U.S. dollars using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the date in question; provided, however, that for purposes of any calculation or estimate to be provided by one Party to another Party hereunder, such calculation or estimate shall be made using the foreign exchange rates published by Bloomberg as the Composite 5:00 p.m. New York closing rates (CMPN) one (1) Business Day prior to the delivery of such calculation or estimate.
Section 11.16Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Acquiror Group to take any action, such requirement shall be deemed to include an undertaking on the part of Acquiror Group to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized directors or officers as of the day and year first above written.
CONDUENT BUSINESS SERVICES, LLC
By:     /s/ HARSHA V. AGADI
Name:    Harsha V. Agadi
Title:    President and Chief Executive Officer
CONDUENT STATE & LOCAL SOLUTIONS, INC.
By:     /s/ MARK McGINN
Name:    Mark McGinn
Title:    President
CONDUENT PUBLIC SECTOR UK LIMITED

By:    /s/ RICHARD FROW
Name:    Richard Frow
Title:    Director

[Signature Page to Asset Purchase Agreement]

Exhibit 2.4
QUARTERHILL INC.

By:     /s/ CHUCK MYERS
Name:     Chuck Myers
Title:    Chief Executive Officer
RED FOX I.D. LIMITED

By:     /s/ CHUCK MYERS
Name:     Chuck Myers
Title:    Director
By:     /s/ RUSTY LEWIS
Name:     Rusty Lewis
Title:    Director
[Signature Page to Asset Purchase Agreement]